Exhibit 99.1

ITEM 1. Business
The Walt Disney Company, together with its subsidiaries, is a diversified worldwide entertainment company with operations in four business segments (effective in the first quarter of fiscal 2019): Media Networks; Parks, Experiences & Consumer Products; Studio Entertainment; and Direct-to-Consumer and International (DTCI). These segments were formed following a strategic reorganization announced in fiscal 2018. The Parks, Experiences & Consumer Products segment reflects the combination of the former Parks and Resorts and Consumer Products & Interactive Media segments. Certain businesses that were previously reported in Media Networks, Studio Entertainment and Consumer Products & Interactive Media are now reported in DTCI. Prior segment results have been recast under the new reporting structure for fiscal 2018, 2017 and 2016.
In addition, the Company changed the reporting for intersegment content transactions from “net” to “gross” as we expect our Studio Entertainment and Media Networks segments will provide significant amounts of content to our DTCI segment. We believe “gross” reporting will facilitate comparability with peer studio and television companies and provide useful information regarding the investment in our direct-to-consumer businesses.
Previously, under the “net” approach, intersegment revenue from content transactions between our segments (e.g. feature films aired on the ABC Television Network) was eliminated in the results of the segment producing the content. That segment would recognize the intersegment profit on these transactions ratably (as a reduction of costs) as the segment distributing the content utilized (and amortized) the content.
Under the “gross” method, the segment producing the content reports revenue and profit from intersegment transactions in a manner similar to the reporting of third-party transactions, and the required eliminations are reported on a separate “Eliminations” line when reconciling segment results to total Company results.
The segment reorganization and change to gross reporting do not impact net income or earnings per share as they are only reclassifications or a shift to gross reporting of content transactions between segments.
For convenience, the terms “Company” and “we” are used to refer collectively to the parent company and the subsidiaries through which our various businesses are actually conducted.
The Company employed approximately 201,000 people as of September 29, 2018.
During fiscal 2018, the Company entered into an Amended and Restated Agreement and Plan of Merger with Twenty-First Century Fox, Inc, (21CF) that includes the acquisition of certain 21CF businesses, the most significant of which are the Twentieth Century Fox film and television studios, certain cable networks (including FX and Nat Geo), 21CF’s international television businesses and 21CF’s 30% interest in Hulu LLC. The closing of the acquisition is expected to occur in the first half of calendar year 2019 (See Note 3 of the Consolidated Financial Statements for additional information on this transaction).
MEDIA NETWORKS
The Media Networks segment includes domestic cable and broadcast television networks, television production and distribution operations, domestic television stations and domestic radio networks and stations. In addition, the segment has investments in entities that operate television networks, which are accounted for under the equity method of accounting.
The businesses in the Media Networks segment principally generate revenue from the following:

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Affiliate fees - Fees charged to multi-channel video programming distributors (i.e. cable, satellite, telecommunications and digital over-the-top (e.g. Hulu, YouTube TV) service providers) (“MVPDs”) and to television stations affiliated with the ABC Network for the right to deliver our programming to their customers;

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Advertising - Sales of ad time/space on our domestic networks and related platforms, except non-ratings-based advertising on digital platforms (“ratings-based ad sales”), and the sale of time on our domestic television stations. Ratings-based ad sales are generally determined using viewership measured with Nielsen ratings. Non-ratings-based advertising on digital platforms will be reported by DTCI as discussed in the DTCI section; and

•	TV/SVOD distribution - Licensing fees and other revenues for the right to use our television programs and productions and content transactions with other Company segments (“program sales”).
The significant expense categories are as follows:

•	Operating expenses consisting primarily of programming and production costs, participations and residuals expense, technical support costs, operating labor, and distribution costs;

•	Selling, general and administrative costs; and

•	Depreciation and amortization.

Domestic Cable Networks
Our primary domestic cable networks are branded ESPN, Disney and Freeform. These networks produce their own programs or acquire rights from third parties to air their programs on our networks.
Domestic cable networks derive the majority of their revenues from affiliate fees and, for certain networks (primarily ESPN and Freeform), ad sales. Generally, the Company’s cable networks provide programming under multi-year licensing agreements with MVPDs that include contractually specified rates on a per subscriber basis. The amounts that we can charge to MVPDs for our cable network programming is largely dependent on the quality and quantity of programming that we can provide and the competitive market for programming services. The ability to sell time and the rates received for commercial announcements are primarily dependent on the size and nature of the audience that the network can deliver to the advertiser as well as overall advertiser demand. We also sell programming developed by our cable networks worldwide to television broadcasters, to subscription video-on-demand (SVOD) services (such as Netflix, Hulu and Amazon) and in home entertainment formats (such as DVD, Blu-ray and electronic home video license).
The Company’s significant domestic cable channels and the number of subscribers as estimated by Nielsen Media Research(1) (except where noted) are as follows:

Estimated Subscribers (in millions)
ESPN
ESPN	86
ESPN2	86
ESPNU	64
ESPNEWS (2)	62
SEC Network (2)	59
Disney
Disney Channel	89
Disney Junior	69
Disney XD	71
Freeform	88

(1)	Nielsen Media Research estimates are as of September 2018 and capture traditional MVPD and certain digital over-the-top MVPD subscriber counts.

(2)	Because Nielsen Media Research does not measure these channels, estimated subscriber counts are according to SNL Kagan as of December 2017.
ESPN
ESPN is a multimedia sports entertainment company owned 80% by the Company and 20% by Hearst Corporation. ESPN operates eight 24-hour domestic television sports channels: ESPN and ESPN2 (sports channel dedicated to professional and college sports as well as sports news and original programming), ESPNU (a channel devoted to college sports), ESPNEWS, SEC Network (a sports programming channel dedicated to Southeastern Conference college athletics), ESPN Classic, Longhorn Network (a channel dedicated to The University of Texas athletics) and ESPN Deportes (a Spanish language channel), which are all simulcast in high definition except ESPN Classic. The ACC Network (a sports programming channel dedicated to Atlantic Coast Conference college athletics), is set to launch in 2019. ESPN programs the sports schedule on the ABC Television Network, which is branded ESPN on ABC.
ESPN holds rights for various professional and college sports programming including college football (including bowl games and the College Football Playoff) and basketball, the National Basketball Association (NBA), the National Football League (NFL), Major League Baseball (MLB), US Open Tennis, the Professional Golfers’ Association (PGA) Championship, various soccer rights, the Wimbledon Championships and the Masters golf tournament.
ESPN provides programming for the following, which are operated by DTCI:

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ESPN.com - which delivers sports news, information and video on internet-connected devices, with thirteen editions in three languages globally. In the U.S., ESPN.com also features live video streams of ESPN channels to authenticated MVPD subscribers. Non-subscribers have limited access to certain content.

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ESPN App - which delivers scores, news, highlights, short form video, podcasts and live audio, with thirteen editions in three languages globally. In the U.S., the ESPN App also features live video streams of ESPN’s linear channels and exclusive events to authenticated MVPD subscribers. Non-subscribers have limited access to certain content. The ESPN App is available for download on various internet-connected devices.

•	ESPN+ - which is a multi-sports subscription offering available through ESPN.com and the ESPN App
ESPN also operates the following:

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ESPN Radio – which distributes talk and play-by-play programming and is one of the largest sports radio networks in the U.S. ESPN Radio network programming is carried on approximately 400 terrestrial stations including four ESPN owned stations in New York, Los Angeles, Chicago and Dallas, and on satellite and internet radio.

•	ESPN The Magazine – which is a monthly sports magazine.

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ESPN owns and operates the following events: ESPYs (annual awards show); X Games (winter and summer action sports competitions); and a portfolio of collegiate sporting events including: bowl games, basketball games, softball games and post-season award shows.

Disney
We operate branded domestic television channels (Disney Channel, Disney Junior and Disney XD) and Radio Disney in the U.S. and provides programming for video-on-demand services and through the DisneyNOW App and website, which are operated by DTCI. Programming for these channels includes internally developed and acquired programming.
Disney Channel - the domestic Disney Channel airs original series and movie programming 24 hours a day targeted to kids ages 2 to 14. Disney Channel develops and produces shows for exhibition on its channel, including live-action comedy series, animated programming and preschool series as well as original movies. Disney Channel also airs programming and content from Disney’s theatrical film and television programming library.
Disney Junior - the domestic Disney Junior channel airs programming 24 hours a day targeted to kids ages 2 to 7 and their parents and caregivers, featuring animated and live-action programming that blends Disney’s storytelling and characters with learning. Disney Junior also airs as a programming block on the Disney Channel.
Disney XD - the domestic Disney XD channel airs programming 24 hours a day targeted to kids ages 6 to 11, featuring a mix of live-action and animated programming.
Freeform
Freeform is a domestic cable channel targeted to viewers ages 14 to 34. Freeform produces original live-action programming, acquires programming from third parties, airs content from our owned theatrical film library and features branded holiday programming events such as “25 Days of Christmas”. Freeform content is also available through video-on-demand services and through the Freeform App and website, which are operated by DTCI.
Broadcasting
Our broadcasting business includes a domestic broadcast network, television programming, production and distribution operations, and eight owned domestic television stations.
Domestic Broadcast Television Network
The Company operates the ABC Television Network (ABC), which as of September 29, 2018, had affiliation agreements with 244 local television stations reaching almost 100% of U.S. television households. ABC broadcasts programs in the primetime, daytime, late night, news and sports “dayparts”.
ABC produces its own programs and also acquires programming rights from third parties as well as entities that are owned by or affiliated with the Company. ABC derives the majority of its revenues from ad sales. The ability to sell time for commercial announcements and the rates received are primarily dependent on the size and nature of the audience that the network can deliver to the advertiser as well as overall advertiser demand for time on network broadcasts. ABC also receives fees from affiliated television stations for the right to broadcast ABC programming.
ABC network programming is available digitally on internet-connected devices to authenticated MVPD subscribers. Non-subscribers have more limited access to on-demand episodes.
ABC provides online access to certain programming through the ABC App and website, which are operated by DTCI. ABC also provides in-depth worldwide news coverage online through websites, the ABC News App, OTT apps and to select distribution partners.

Television Programming, Production and Distribution
The Company produces the majority of its scripted television programs under the ABC Studios banner. Program development is carried out in collaboration with independent writers, producers and creative teams, with a focus on one-hour dramas and half-hour comedies, primarily for primetime broadcasts. Primetime programming produced either for our networks or for third-party television networks for the 2018/2019 television season includes nine returning and seven new one-hour dramas, six returning and four new half-hour comedies, and three returning non-scripted series. Additionally, the Company is producing original first run series for SVOD services (including Hulu). The Company also produces Jimmy Kimmel Live for late night and a variety of primetime specials, as well as syndicated, news and daytime programming. We distribute the Company’s productions worldwide to television broadcasters, SVOD services (including Hulu), and on home entertainment formats.
Domestic Television Stations
The Company owns eight television stations, six of which are located in the top ten television household markets in the U.S. The television stations derive the majority of their revenues from ad sales. The stations also receive affiliate fees from MVPDs. All of our television stations are affiliated with ABC and collectively reach 21% of the nation’s television households. Generally, each owned station broadcasts three digital channels: the first consists of local, ABC and syndicated programming; the second is the Live Well Network; and the third is the LAFF Network.
The stations we own are as follows:

TV Station	Market	Television Market Ranking(1)
WABC	New York, NY	1
KABC	Los Angeles, CA	2
WLS	Chicago, IL	3
WPVI	Philadelphia, PA	4
KTRK	Houston, TX	7
KGO	San Francisco, CA	8
WTVD	Raleigh-Durham, NC	25
KFSN	Fresno, CA	54

(1)	Based on Nielsen Media Research, U.S. Television Household Estimates, January 1, 2018
Equity Investments
The Company has investments in media businesses that are accounted for under the equity method, and the Company’s share of the financial results for these equity investments is reported as “Equity in the income (loss) of investees, net” in the Company’s Consolidated Statements of Income. The significant equity investments reported in the Media Networks segment are as follows:
A+E
A+E Television Networks (A+E), is owned 50% by the Company and 50% by the Hearst Corporation. A +E operates a variety of cable channels including:

•	A&E – which offers entertainment programming including original reality and scripted series.

•	HISTORY – which offers original series and event-driven specials.

•	Lifetime and Lifetime Real Women – which are cable channels devoted to female-focused programming.

•	Lifetime Movie Network (LMN) – which is a movie channel.

•	FYI – which offers contemporary lifestyle programming.
A+E also has a 50% ownership interest in Viceland, a channel offering programming of lifestyle-oriented documentaries and reality series aimed towards millennials.
A+E programming is available in over 200 countries and territories. A+E’s networks are distributed internationally under multi-year licensing agreements with MVPDs. A+E programming is also sold to international television broadcasters and SVOD services.

The number of domestic subscribers for A+E channels as estimated by Nielsen Media Research(1) are as follows:

Estimated Subscribers (in millions)(1)
A+E
A&E	89
HISTORY	89
Lifetime	88
LMN	67
FYI	54

(1)	Nielsen Media Research estimates are as of September 2018 and capture traditional MVPD and certain certain digital over-the-top MVPD subscriber counts.
CTV
ESPN holds a 30% equity interest in CTV Specialty Television, Inc., which owns television channels in Canada, including The Sports Networks (TSN) 1-5, Le Réseau des Sports (RDS), RDS2, RDS Info, ESPN Classic Canada, Discovery Canada and Animal Planet Canada.
Competition and Seasonality
The Company’s Media Networks businesses compete for viewers primarily with other television and cable networks, independent television stations and other media, such as online video services and video games. With respect to the sale of advertising time, we compete with other television networks and radio stations, independent television stations, MVPDs and other advertising media such as digital content, newspapers, magazines and billboards. Our television and radio stations primarily compete for audiences and advertisers in local market areas.
The Company’s Media Networks businesses face competition from other networks for carriage by MVPDs. The Company’s contractual agreements with MVPDs are renewed or renegotiated from time to time in the ordinary course of business. Consolidation and other market conditions in the cable, satellite and telecommunication distribution industry and other factors may adversely affect the Company’s ability to obtain and maintain contractual terms for the distribution of its various programming services that are as favorable as those currently in place.
The Company’s Media Networks businesses also compete with other media and entertainment companies, SVOD providers and DTC services for the acquisition of sports rights, talent, show concepts, and scripted and other programming.
The Company’s internet websites and digital products compete with other websites and entertainment products.
Advertising revenues at Media Networks are subject to seasonal advertising patterns and changes in viewership levels. Revenues are typically somewhat higher during the fall and somewhat lower during the summer months. Affiliate fees are generally collected ratably throughout the year.
Federal Regulation
Television and radio broadcasting are subject to extensive regulation by the Federal Communications Commission (FCC) under federal laws and regulations, including the Communications Act of 1934, as amended. Violation of FCC regulations can result in substantial monetary fines, limited renewals of licenses and, in egregious cases, denial of license renewal or revocation of a license. FCC regulations that affect our Media Networks segment include the following:

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Licensing of television and radio stations. Each of the television and radio stations we own must be licensed by the FCC. These licenses are granted for periods of up to eight years, and we must obtain renewal of licenses as they expire in order to continue operating the stations. We (and the acquiring entity in the case of a divestiture) must also obtain FCC approval whenever we seek to have a license transferred in connection with the acquisition or divestiture of a station. The FCC may decline to renew or approve the transfer of a license in certain circumstances and may delay renewals while permitting a licensee to continue operating. Although we have received such renewals and approvals in the past or have been permitted to continue operations when renewal is delayed, there can be no assurance that this will be the case in the future.

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Television and radio station ownership limits. The FCC imposes limitations on the number of television stations and radio stations we can own in a specific market, on the combined number of television and radio stations we can own in a single market and on the aggregate percentage of the national audience that can be reached by television stations we own. Currently:

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FCC regulations may restrict our ability to own more than one television station in a market, depending on the size and nature of the market. We do not own more than one television station in any market.

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Federal statutes permit our television stations in the aggregate to reach a maximum of 39% of the national audience. Pursuant to the most recent decision by the FCC as to how to calculate compliance with this limit, our eight stations reach approximately 21% of the national audience.

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FCC regulations in some cases impose restrictions on our ability to acquire additional radio or television stations in the markets in which we own radio stations.We do not believe any such limitations are material to our current operating plans.

•	Dual networks. FCC rules currently prohibit any of the four major broadcast television networks — ABC, CBS, Fox and NBC — from being under common ownership or control.

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Regulation of programming. The FCC regulates broadcast programming by, among other things, banning “indecent” programming, regulating political advertising and imposing commercial time limits during children’s programming. Penalties for broadcasting indecent programming can range up to nearly $400 thousand per indecent utterance or image per station.

Federal legislation and FCC rules also limit the amount of commercial matter that may be shown on broadcast or cable channels during programming designed for children 12 years of age and younger. In addition, broadcast channels are generally required to provide a minimum of three hours per week of programming that has as a “significant purpose” meeting the educational and informational needs of children 16 years of age and younger. FCC rules also give television station owners the right to reject or refuse network programming in certain circumstances or to substitute programming that the licensee reasonably believes to be of greater local or national importance.

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Cable and satellite carriage of broadcast television stations. With respect to cable systems operating within a television station’s Designated Market Area, FCC rules require that every three years each television station elect either “must carry” status, pursuant to which cable operators generally must carry a local television station in the station’s market, or “retransmission consent” status, pursuant to which the cable operator must negotiate with the television station to obtain the consent of the television station prior to carrying its signal. Under the Satellite Home Viewer Improvement Act and its successors, including most recently the STELA Reauthorization Act (STELAR), which also requires the “must carry” or “retransmission consent” election, satellite carriers are permitted to retransmit a local television station’s signal into its local market with the consent of the local television station. The ABC owned television stations have historically elected retransmission consent. Portions of these satellite laws are set to expire on December 31, 2019.

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Cable and satellite carriage of programming. The Communications Act and FCC rules regulate some aspects of negotiations regarding cable and satellite retransmission consent, and some cable and satellite companies have sought regulation of additional aspects of the carriage of programming on cable and satellite systems. New legislation, court action or regulation in this area could have an impact on the Company’s operations.

The foregoing is a brief summary of certain provisions of the Communications Act, other legislation and specific FCC rules and policies. Reference should be made to the Communications Act, other legislation, FCC rules and public notices and rulings of the FCC for further information concerning the nature and extent of the FCC’s regulatory authority.
FCC laws and regulations are subject to change, and the Company generally cannot predict whether new legislation, court action or regulations, or a change in the extent of application or enforcement of current laws and regulations, would have an adverse impact on our operations.
PARKS, EXPERIENCES & CONSUMER PRODUCTS
The segments significant operations are as follows:

•	Parks & Experiences:

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Theme parks and resorts, which include: Walt Disney World Resort in Florida; Disneyland Resort in California; Disneyland Paris; and 47% and 43% interests in Hong Kong Disneyland Resort and Shanghai Disney Resort, respectively, all of which are consolidated in our results. Additionally, the Company licenses our intellectual property to a third party to operate Tokyo Disney Resort

◦	Disney Cruise Line, Disney Vacation Club (DVC), Aulani, a Disney Resort & Spa in Hawaii, and Adventures by Disney

•	Consumer Products:

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Licensing of our trade names, characters, visual, literary and other intellectual properties (collectively “IP”) to various manufacturers, game developers, publishers and retailers throughout the world

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Sale of branded merchandise through retail, online and wholesale businesses, and development and publishing of books, magazines, comic books and games. As of the end of fiscal 2018, the Company had substantially exited the vertical games development business

The businesses in the Parks, Experiences & Consumer Products segment principally generate revenues primarily from the following:

•	Theme park admissions - Sales of tickets for admission to our theme parks

•	Parks & Experiences merchandise, food and beverage - Sales of merchandise, food and beverages at our theme parks and resorts and cruise ships

•	Resorts and vacations - Sales of room nights at hotels, sales of cruise vacations and sales and rentals of vacation club properties

•	Merchandise licensing and retail:

◦	Merchandise licensing - Royalties from IP licensing

◦	Retail - Sales of merchandise at The Disney Stores and through branded internet shopping sites, as well as, to wholesalers (including sales of published materials and games)

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Parks licensing and other - Revenues from sponsorships and co-branding opportunities, real estate rent and sales, royalties from Tokyo Disney Resort, and charging tuition at English language learning centers in China (Disney English)

The significant expense categories are as follows:

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Operating expenses consisting primarily of operating labor, costs of goods sold, infrastructure costs, supplies, commissions and entertainment offerings. Infrastructure costs include information systems expense, repairs and maintenance, utilities and fuel, property taxes, retail occupancy costs, insurance, and transportation

•	Selling, general and administrative costs

•	Depreciation and amortization
Parks & Experiences
Walt Disney World Resort
The Walt Disney World Resort is located 22 miles southwest of Orlando, Florida, on approximately 25,000 acres of land. The resort includes theme parks (the Magic Kingdom, Epcot, Disney’s Hollywood Studios and Disney’s Animal Kingdom); hotels; vacation club properties; a retail, dining and entertainment complex (Disney Springs); a sports complex; conference centers; campgrounds; golf courses; water parks; and other recreational facilities designed to attract visitors for an extended stay.
The Walt Disney World Resort is marketed through a variety of international, national and local advertising and promotional activities. A number of attractions and restaurants in each of the theme parks are sponsored or operated by other corporations under multi-year agreements.
Magic Kingdom — The Magic Kingdom consists of six themed areas: Adventureland, Fantasyland, Frontierland, Liberty Square, Main Street USA and Tomorrowland. Each land provides a unique guest experience featuring themed attractions, live Disney character interactions, restaurants, refreshment areas and merchandise shops. Additionally, there are daily parades and a nighttime fireworks event.
Epcot — Epcot consists of two major themed areas: Future World and World Showcase. Future World dramatizes certain historical developments and addresses the challenges facing the world today through pavilions devoted to showcasing science and technology innovations, communication, transportation, use of imagination, nature and food production, the ocean environment and space. World Showcase presents a community of nations focusing on the culture, traditions and accomplishments of people around the world. Countries represented with pavilions include Canada, China, France, Germany, Italy, Japan, Mexico, Morocco, Norway, the United Kingdom and the United States. Both areas feature themed attractions, restaurants and merchandise shops. Epcot also features a nighttime entertainment event.
Disney’s Hollywood Studios — Disney’s Hollywood Studios consists of seven themed areas: Animation Courtyard, Commissary Lane, Echo Lake, Grand Avenue, Hollywood Boulevard, Sunset Boulevard and Toy Story Land, which opened in June 2018. The areas provide behind-the-scenes glimpses of Hollywood-style action through various shows and attractions and offer themed food service and merchandise facilities. The park also features nighttime entertainment events. The Company is constructing a new themed area, Star Wars: Galaxy’s Edge, which is scheduled to open in the fall of 2019.
Disney’s Animal Kingdom — Disney’s Animal Kingdom consists of a 145-foot tall Tree of Life centerpiece surrounded by seven themed areas: Africa, Asia, DinoLand USA, Discovery Island, Oasis, Pandora - The World of Avatar and Rafiki’s Planet Watch. Each themed area contains attractions, entertainment, restaurants and merchandise shops. The park features more than 300 species of mammals, birds, reptiles and amphibians and 3,000 varieties of vegetation. Disney’s Animal Kingdom also features a nighttime entertainment event.
Hotels, Vacation Club Properties and Other Resort Facilities — As of September 29, 2018, the Company owned and operated 18 resort hotels and vacation club facilities at the Walt Disney World Resort, with approximately 22,000 rooms and 3,200 vacation club units. Resort facilities include 500,000 square feet of conference meeting space and Disney’s Fort Wilderness camping and recreational area, which offers approximately 800 campsites. The Company is constructing a new 500-room tower scheduled to open in 2019 at Disney’s Coronado Springs Resort. The Company has also announced plans for Reflections - A Disney Lakeside Lodge, which is a nature-inspired resort with more than 900 rooms and vacation club units opening in 2022.
Disney Springs is a 127-acre retail, dining and entertainment complex and consists of four areas: Marketplace, The Landing, Town Center and West Side. The areas are home to more than 150 venues including the 64,000-square-foot World of Disney retail store. Most of the Disney Springs facilities are operated by third parties that pay rent to the Company.
Nine independently-operated hotels with approximately 6,000 rooms are situated on property leased from the Company.
ESPN Wide World of Sports Complex is a 230-acre center that hosts professional caliber training and competitions, festival and tournament events and interactive sports activities. The complex, which welcomes both amateur and professional athletes, accommodates multiple sporting events, including baseball, basketball, football, soccer, softball, tennis and track and field. It also includes a 9,500-seat stadium and an 8,000-seat venue designed for cheerleading, dance competitions and other indoor sports.
Other recreational amenities and activities available at the Walt Disney World Resort include three championship golf courses, miniature golf courses, full-service spas, tennis, sailing, water skiing, swimming, horseback riding and a number of other sports and leisure time activities. The resort also includes two water parks: Disney’s Blizzard Beach and Disney’s Typhoon Lagoon.
Disneyland Resort
The Company owns 486 acres and has the rights under a long-term lease for use of an additional 55 acres of land in Anaheim, California. The Disneyland Resort includes two theme parks (Disneyland and Disney California Adventure), three resort hotels and a retail, dining and entertainment complex (Downtown Disney).
The Disneyland Resort is marketed through a variety of international, national and local advertising and promotional activities. A number of the attractions and restaurants in the theme parks are sponsored or operated by other corporations under multi-year agreements.
Disneyland — Disneyland consists of eight themed areas: Adventureland, Critter Country, Fantasyland, Frontierland, Main Street USA, Mickey’s Toontown, New Orleans Square and Tomorrowland. These areas feature themed attractions, shows, restaurants, merchandise shops and refreshment stands. Additionally, there are daily parades and nighttime fireworks and entertainment events. The Company is constructing a new themed area, Star Wars: Galaxy’s Edge, which is scheduled to open in summer 2019.
Disney California Adventure — Disney California Adventure is adjacent to Disneyland and includes six themed areas: Buena Vista Street, Cars Land, Grizzly Peak, Hollywood Land, Pacific Wharf, and Pixar Pier. These areas include attractions, shows, restaurants, merchandise shops and refreshment stands. Additionally, Disney California Adventure offers a nighttime entertainment event. The Company is constructing a new Super Hero-themed area that is scheduled to open in 2020.
Hotels, Vacation Club Units and Other Resort Facilities — Disneyland Resort includes three Company-owned and operated hotels and vacation club facilities with approximately 2,400 rooms, 50 vacation club units and 180,000 square feet of conference meeting space.
Downtown Disney is a themed outdoor 15-acre, retail, entertainment and dining complex with approximately 23 venues located adjacent to both Disneyland and Disney California Adventure. Most of the Downtown Disney facilities are operated by third parties that pay rent to the Company. The Company is building a new 6,500-space parking garage scheduled to open in 2019.
Aulani, a Disney Resort & Spa
Aulani, a Disney Resort & Spa, is a Company operated family resort on a 21-acre oceanfront property on Oahu, Hawaii featuring 351 hotel rooms, an 18,000-square-foot spa and 12,000 square feet of conference meeting space. The resort also has 481 Disney Vacation Club units.
Disneyland Paris
Disneyland Paris is located on a 5,510-acre development in Marne-la-Vallée, approximately 20 miles east of Paris, France. The land is being developed pursuant to a master agreement with French governmental authorities. Disneyland Paris includes two theme parks (Disneyland Park and Walt Disney Studios Park); seven themed resort hotels; two convention centers; a shopping, dining and entertainment complex (Disney Village); and a 27-hole golf facility. Of the 5,510 acres comprising the site, approximately half have been developed to date, including a planned community (Val d’Europe) and an eco-tourism destination (Villages Nature).
Disneyland Park — Disneyland Park consists of five themed areas: Adventureland, Discoveryland, Fantasyland, Frontierland and Main Street USA. These areas include themed attractions, shows, restaurants, merchandise shops and refreshment stands. Disneyland Park also features a daily parade and a nighttime entertainment event.
Walt Disney Studios Park — Walt Disney Studios Park takes guests into the worlds of cinema, animation and television and includes four themed areas: Backlot, Front Lot, Production Courtyard and Toon Studio. These areas each include themed attractions, shows, restaurants, merchandise shops and refreshment stands. The Company has announced plans for a multi-year expansion of Walt Disney Studios Park that will roll out in phases beginning in 2021 and add three new themed areas based on
Marvel, Frozen and Star Wars.
Hotels and Other Facilities — Disneyland Paris operates seven resort hotels, with approximately 5,800 rooms and 210,000 square feet of conference meeting space. In addition, nine on-site hotels that are owned and operated by third parties provide approximately 2,700 rooms.
Disney Village is a 500,000-square-foot retail, dining and entertainment complex located between the theme parks and the hotels. A number of the Disney Village facilities are operated by third parties that pay rent to Disneyland Paris.
Val d’Europe is a planned community near Disneyland Paris that is being developed in phases. Val d’Europe currently includes a regional train station, hotels and a town center consisting of a shopping center as well as office, commercial and residential space. Third parties operate these developments on land leased or purchased from Disneyland Paris.
Villages Nature is a European eco-tourism resort that consists of recreational facilities, restaurants and 900 vacation units. The resort is a 50% joint venture between Disneyland Paris and Pierre & Vacances-Center Parcs, who manages the venture.
Hong Kong Disneyland Resort
The Company owns a 47% interest in Hong Kong Disneyland Resort and the Government of the Hong Kong Special Administrative Region (HKSAR) owns a 53% interest. The resort is located on 310 acres on Lantau Island and is in close proximity to the Hong Kong International Airport. Hong Kong Disneyland Resort includes one theme park and three themed resort hotels. A separate Hong Kong subsidiary of the Company is responsible for managing Hong Kong Disneyland Resort. The Company is entitled to receive royalties and management fees based on the operating performance of Hong Kong Disneyland Resort.
Hong Kong Disneyland — Hong Kong Disneyland consists of seven themed areas: Adventureland, Fantasyland, Grizzly Gulch, Main Street USA, Mystic Point, Tomorrowland and Toy Story Land. These areas feature themed attractions, shows, restaurants, merchandise shops and refreshment stands. Additionally, there are daily parades and a nighttime entertainment event. Hong Kong Disneyland Resort is expanding the park in phases opening through 2023, which will add a number of new guest offerings, including two new themed areas and a transformation of the Sleeping Beauty Castle.
Hotels — Hong Kong Disneyland Resort includes three themed hotels with a total of 1,750 rooms.
Shanghai Disney Resort
The Company owns a 43% interest in Shanghai Disney Resort, and Shanghai Shendi (Group) Co., Ltd (Shendi) owns a 57% interest. The resort is located in the Pudong district of Shanghai on approximately 1,000 acres of land, which includes the Shanghai Disneyland theme park; two themed resort hotels; a retail, dining and entertainment complex (Disneytown); and an outdoor recreation area. A management company, in which the Company has a 70% interest and Shendi has a 30% interest, is responsible for operating the resort and receives a management fee based on the operating performance of Shanghai Disney Resort. The Company is also entitled to royalties based on the resort’s revenues.
Shanghai Disneyland — Shanghai Disneyland consists of seven themed areas: Adventure Isle, Fantasyland, Gardens of Imagination, Mickey Avenue, Tomorrowland, Toy Story Land, which opened in April 2018, and Treasure Cove. These areas feature themed attractions, shows, restaurants, merchandise shops and refreshment stands. Additionally, there are daily parades and a nighttime fireworks event.
Hotels and Other Facilities - Shanghai Disneyland Resort includes two themed hotels with a total of 1,220 rooms. Disneytown is an 11-acre outdoor complex of dining, shopping and entertainment venues located adjacent to Shanghai Disneyland. Most Disneytown facilities are operated by third parties that pay rent to Shanghai Disney Resort.
Tokyo Disney Resort
Tokyo Disney Resort is located on 494 acres of land, six miles east of downtown Tokyo, Japan. The Company earns royalties on revenues generated by the Tokyo Disney Resort, which is owned and operated by Oriental Land Co., Ltd. (OLC), a third-party Japanese corporation. The resort includes two theme parks (Tokyo Disneyland and Tokyo DisneySea); four Disney-branded hotels; six other hotels (operated by third parties other than OLC); a retail, dining and entertainment complex (Ikspiari); and Bon Voyage, a Disney-themed merchandise location.
Tokyo Disneyland — Tokyo Disneyland consists of seven themed areas: Adventureland, Critter Country, Fantasyland, Tomorrowland, Toontown, Westernland and World Bazaar. OLC has begun construction on an expansion of Tokyo Disneyland, which is scheduled to open in 2020.
Tokyo DisneySea — Tokyo DisneySea, adjacent to Tokyo Disneyland, is divided into seven “ports of call,” including American Waterfront, Arabian Coast, Lost River Delta, Mediterranean Harbor, Mermaid Lagoon, Mysterious Island and Port Discovery. OLC has announced plans for an eighth themed port scheduled to open in 2022.
Hotels and Other Resort Facilities — Tokyo Disney Resort includes four Disney-branded hotels with a total of more than 2,400 rooms and a monorail, which links the theme parks and resort hotels with Ikspiari. OLC has announced plans to open a 475-room hotel, which will integrate into the eighth themed port at Tokyo DisneySea.
Disney Vacation Club
DVC offers ownership interests in 14 resort facilities located at the Walt Disney World Resort; Disneyland Resort; Aulani; Vero Beach, Florida; and Hilton Head Island, South Carolina. Available units are offered for sale under a vacation ownership plan and are operated as hotel rooms when not occupied by vacation club members. The Company’s vacation club units range from deluxe studios to three-bedroom grand villas. Unit counts in this document are presented in terms of two-bedroom equivalents. DVC had approximately 4,000 vacation club units as of September 29, 2018. The Company has announced plans to add approximately 550 vacation club units at Walt Disney World. These units will be part of Disney’s Riviera Resort and Reflections - A Disney Lakeside Lodge, scheduled to open in 2019 and 2022, respectively.
Disney Cruise Line
Disney Cruise Line is a four-ship vacation cruise line, which operates out of ports in North America and Europe. The Disney Magic and the Disney Wonder are approximately 85,000-ton 875-stateroom ships, and the Disney Dream and the Disney Fantasy are approximately 130,000-ton 1,250-stateroom ships. The ships cater to families, children, teenagers and adults, with distinctly-themed areas and activities for each group. Many cruise vacations include a visit to Disney’s Castaway Cay, a 1,000-acre private Bahamian island. The Company is expanding its cruise business by adding three new ships to be delivered in calendar 2021, 2022 and 2023. The new ships will each be approximately 135,000 tons with 1,250 staterooms.
Adventures by Disney
Adventures by Disney offers all-inclusive guided vacation tour packages predominantly at non-Disney sites around the world. The Company offered 40 different tour packages during 2018.
Walt Disney Imagineering
Walt Disney Imagineering provides master planning, real estate development, attraction, entertainment and show design, engineering support, production support, project management and research and development for the Company’s Parks and Resorts operations.

Consumer Products
Licensing
The Company’s merchandise licensing operations cover a diverse range of product categories, the most significant of which are: toys, apparel, games, home décor and furnishings, accessories, health and beauty, stationery, food, children’s books, footwear, consumer electronics, magazines and comic books. The Company licenses characters from its film, television and other properties for use on third-party products in these categories and earns royalties, which are usually based on a fixed percentage of the wholesale or retail selling price of the products. Some of the major properties licensed by the Company include: Mickey and Minnie, Star Wars, Avengers, Disney Princess, Frozen, Cars, Disney Channel characters, Spider-Man, Winnie the Pooh, Disney Classics and The Incredibles.
Retail
The Company sells Disney-, Marvel- and Lucasfilm-branded products through retail stores operated under The Disney Store name and through internet sites in North America, Western Europe, Japan and China. The stores are generally located in leading shopping malls and other retail complexes. The Company owns and operates 214 stores in North America, 87 stores in Europe, 53 stores in Japan and two stores in China. Internet sites are branded shopDisney and shopMarvel in the United States, shopDisney in Europe, and store.Disney in Japan.
The Company creates, distributes, and publishes a variety of products in multiple countries and languages based on the Company’s branded franchises. The products include children’s books, comic books, digital comics and ebooks, learning products, storytelling apps and games.
The Company also operates Disney English, which develops and delivers an English language learning curriculum for Chinese children using Disney content in 26 learning centers in six cities across China.
Competition and Seasonality
The Company’s theme parks and resorts as well as Disney Cruise Line and Disney Vacation Club compete with other forms of entertainment, lodging, tourism and recreational activities. The profitability of the leisure-time industry may be influenced by various factors that are not directly controllable, such as economic conditions including business cycle and exchange rate fluctuations, the political environment, travel industry trends, amount of available leisure time, oil and transportation prices, weather patterns and natural disasters. The licensing and retail business compete with other licensors, retailers and publishers of character, brand and celebrity names, as well as other licensors, publishers and developers of game software, online video content, internet websites, other types of home entertainment, and retailers of toys and kids merchandise.
All of the theme parks and the associated resort facilities are operated on a year-round basis. Typically, theme park attendance and resort occupancy fluctuate based on the seasonal nature of vacation travel and leisure activities, the opening of new guest offerings, and pricing and promotional offers. Peak attendance and resort occupancy generally occur during the summer months when school vacations occur and during early-winter and spring-holiday periods. The licensing, specialty retail, and wholesale businesses are influenced by seasonal consumer purchasing behavior, which generally results in higher revenues during the Company’s first and fourth fiscal quarter, and by the timing and performance of theatrical and game releases, and cable programming broadcasts.
STUDIO ENTERTAINMENT
The Studio Entertainment segment produces and distributes live-action and animated motion pictures, live stage plays and musical recordings. The Company also operates Industrial Light & Magic and Skywalker Sound, which provide visual and audio effects and other post-production services to the Company and third-party producers.
The businesses in the Studio Entertainment segment principally generate revenue from the following:

•	Theatrical distribution - Rentals from licensing our motion pictures to theaters

•	Home entertainment - Sale of our motion pictures to retailers and distributors in physical (DVD and Blu-ray) and electronic formats

•
TV/SVOD distribution and other - Licensing fees and other revenue for the right to use our motion picture productions, content transactions with other Company segments, ticket sales from stage plays, fees from licensing our IP for use in live entertainment productions, sales and licensing musical recordings and post-production services.

The significant expense categories are as follows:

•	Operating expenses consisting primarily of amortization of production, participations and residuals costs, distribution costs and costs of sales

•	Selling, general and administrative costs

•	Depreciation and amortization
The Company distributes films primarily under the Walt Disney Pictures, Pixar, Marvel, Lucasfilm and Touchstone banners. In addition, the Company distributes live-action films produced by DreamWorks Studios (DreamWorks) that were released theatrically from 2010 through 2016.
Prior to the Company’s acquisition of Marvel in fiscal year 2010, Marvel had licensed the rights to third-party studios to produce and distribute feature films based on certain Marvel properties including Spider-Man (licensed to Sony Pictures Entertainment), The Fantastic Four (licensed to 21CF) and X-Men (licensed to 21CF). Under the licensing arrangements, the third-party studios incur the costs to produce and distribute the films, and the Company retains the merchandise licensing rights. Under the licensing arrangement for Spider-Man, the Company pays the third-party studio a licensing fee based on each film’s box office receipts, subject to specified limits. Under the licensing arrangements for The Fantastic Four and X-Men, the third-party studio pays the Company a licensing fee and receives a share of the Company’s merchandise revenue on these properties. The Company distributes all Marvel-produced films with the exception of The Incredible Hulk, which is distributed by Universal Pictures.
Prior to the Company’s acquisition of Lucasfilm in fiscal year 2013, Lucasfilm produced six Star Wars films (Episodes 1 through 6). Lucasfilm retained the merchandise licensing rights related to all of those films and the rights related to television and electronic distribution formats for all of those films, with the exception of the rights for Episode 4, which are owned by 21CF. All of those films are distributed by 21CF in the theatrical and home entertainment markets. The theatrical and home entertainment distribution rights for these films revert back to Lucasfilm in May 2020 with the exception of Episode 4, for which these distribution rights are retained by 21CF.
Theatrical Distribution
We produce and distribute both live-action films and full-length animated films. In the domestic theatrical market, we generally distribute and market our filmed products directly. In most major international markets, we distribute our filmed products directly while in other markets our films are distributed by independent companies or joint ventures. During fiscal 2019, we expect to release 11 of our own produced feature films. Cumulatively through September 29, 2018 the Company has released domestically approximately 1,000 full-length live-action features and 100 full-length animated features.
The Company incurs significant marketing and advertising costs before and throughout the theatrical release of a film in an effort to generate public awareness of the film, to increase the public’s intent to view the film and to help generate consumer interest in the subsequent home entertainment and other ancillary markets. These costs are expensed as incurred. Therefore, we may incur a loss on a film in the theatrical markets, including in periods prior to the theatrical release of the film.
Home Entertainment
In the domestic market, we distribute home entertainment releases directly under each of our motion picture banners. In international markets, we distribute home entertainment releases under our motion picture banners both directly and through independent distribution companies.
Domestic and international home entertainment distribution typically starts three to six months after the theatrical release in each market. Home entertainment releases are distributed in physical (DVD and Blu-ray) and electronic formats. Electronic formats may be released up to four weeks ahead of the physical release. Physical formats are generally sold to retailers, such as Wal-Mart and Target and electronic formats are sold through e-tailers, such as Apple and Amazon.
As of September 29, 2018, we had approximately 1,500 active produced and acquired titles, including 1,100 live-action titles and 400 animated titles, in the domestic home entertainment marketplace and approximately 1,600 active produced and acquired titles, including 1,100 live-action titles and 500 animated titles, in the international marketplace.

Television/SVOD Distribution and Other
Television/SVOD
In the television market, we license our films to cable and broadcast networks, television stations and other video service providers, which may provide the content to viewers on television or a variety of internet-connected devices. The Studio Entertainment segment also provides content to other Company segments. The following are the significant Television/SVOD distribution windows:
Video-on-Demand (VOD) — Concurrently with physical home entertainment distribution, we license titles to VOD service providers for electronic delivery to consumers for a specified rental period.
Pay Television (Pay 1) — In the U.S., there are two or three pay television windows. The first window is generally eighteen months in duration and follows the VOD window. The Company has licensed exclusive domestic pay television rights to Netflix, for all films released theatrically during calendar years 2016 through 2018, with the exception of DreamWorks films. DreamWorks titles that are distributed by the Company are licensed to Showtime under a separate agreement.
Free Television (Free 1) — The Pay 1 window is followed by a television window that may last up to 84 months. Motion pictures are usually sold in the Free 1 window to basic cable networks.
Pay Television 2 (Pay 2) and Free Television 2 (Free 2) — In the U.S., Free 1 is generally followed by a twelve to nineteen-month Pay 2 window under our license arrangements with Netflix, Starz and Showtime. The Pay 2 window is followed by a Free 2 window, generally for up to 84 months, whereby films are licensed to basic cable networks, SVOD services and to television station groups.
Pay Television 3 (Pay 3) and Free Television 3 (Free 3) — In the U.S., Free 2 is sometimes followed by a seven-month Pay 3 window, and then by a Free 3 window, which can have license periods of various lengths. In the Free 3 window, films are licensed to basic cable networks, SVOD services and to television station groups.
International Television — The Company also licenses its films outside of the U.S. The typical windowing sequence is consistent with the domestic cycle such that titles premiere on VOD services and then on pay TV or SVOD services before airing in free TV. Windowing strategies are developed in response to local market practices and conditions, and the exact sequence and length of each window can vary by country.
The Company plans to launch Disney+ in late 2019, therefore we may not license our films to third-parties in some of these windows.
Disney Music Group
The Disney Music Group (DMG) commissions new music for the Company’s motion pictures and television programs and develops, produces, markets and distributes recorded music worldwide either directly or through license agreements. DMG also licenses the songs and recording copyrights to third parties for printed music, records, audio-visual devices, public performances and digital distribution and produces live musical concerts. DMG includes Walt Disney Records, Hollywood Records, Disney Music Publishing and Disney Concerts.
Disney Theatrical Group
Disney Theatrical Group develops, produces and licenses live entertainment events on Broadway and around the world, including The Lion King, Aladdin, Frozen, The Little Mermaid, Beauty and the Beast, The Hunchback of Notre Dame, Mary Poppins (a co-production with Cameron Mackintosh Ltd), Newsies and TARZAN®.
Disney Theatrical Group also licenses the Company’s intellectual property to Feld Entertainment, the producer of Disney On Ice and Marvel Universe Live!.
Competition and Seasonality
The Studio Entertainment businesses compete with all forms of entertainment. A significant number of companies produce and/or distribute theatrical and television films, exploit products in the home entertainment market, provide pay television and SVOD programming services, produce music and sponsor live theater. We also compete to obtain creative and performing talents, story properties, advertiser support and broadcast rights that are essential to the success of our Studio Entertainment businesses.
The success of Studio Entertainment operations is heavily dependent upon public taste and preferences. In addition, Studio Entertainment operating results fluctuate due to the timing and performance of releases in the theatrical, home entertainment and television markets. Release dates are determined by several factors, including competition and the timing of vacation and holiday periods.
DIRECT-TO-CONSUMER & INTERNATIONAL
The segment’s significant operations include the following:

•	Disney and ESPN branded international television networks and channels (“International Channels”)

•	Direct-to-consumer (DTC) services:

◦	ESPN+ streaming service, which was launched in April 2018

◦	Disney+ streaming service, which we plan to launch in late 2019

▪	Other Company branded digital content distribution platforms and services

▪	BAMTech LLC (BAMTech) (owned 75% by the Company since September 25, 2017), which provides streaming technology services

▪	In addition, the segment has investments in entities that operate international television networks and digital media, which are accounted for under the equity method of accounting
The businesses in the DTCI segment principally generate revenue from the following:

•	Affiliate fees - Fees charged to MVPDs for the right to deliver our International Channels to their customers

•
Advertising - Sales of ad time/space on our International Channels. Sales of non-ratings based ad time/space on digital platforms (“addressable ad sales”). In general, addressable ad sales are delivered using technology that allows for dynamic insertion of advertisements into video content, which can be targeted to specific viewer groups

•	Subscription fees and other - Fees charged to customers/subscribers for our DTC streaming and other services and fees charged for technology services
The significant expense categories are as follows:

•
Operating expenses consisting primarily of programming and production costs (including programming, production and branded digital content obtained from other Company segments), technical support costs, operating labor and distribution costs

•	Selling, general and administrative costs

•	Depreciation and amortization
International Channels
Our primary International Channels are branded Disney and ESPN. These channels produce their own programs or acquire rights from third parties to air their programs on our channels.
International Channels derive the majority of their revenues from affiliate fees and ad sales. Generally, channels provide programming under multi-year agreements with MVPDs that include contractually determined rates on a per subscriber basis. The amounts that we can charge to MVPDs for our channels are largely dependent on the quality and quantity of programming that we can provide and the competitive market. The ability to sell time for commercial announcements and the rates received are primarily dependent on the size and nature of the audience that the channel can deliver to the advertiser as well as overall advertiser demand.
The Company’s significant International Channels and the number of subscribers based on internal management reports as of September 2018 are as follows:

Estimated Subscribers (in millions)
Disney
Disney Channel	225
Disney Junior	159
Disney XD	128
ESPN	157
Disney
The DTCI segment operates over 100 Disney branded international television channels, which are broadcast in 34 languages and 159 countries/territories, and Radio Disney in Latin America. Branded channels include Disney Channel, Disney

Junior, Disney XD, Disney Cinemagic, Disney Cinema and Disney International HD. Disney content is also available internationally through video-on-demand services and online through our apps and websites. Programming for these channels includes internally developed and acquired programming.
Disney Channel - the international Disney Channel airs original series and movie programming targeted to kids aged 2 to 14, including live-action comedy series, animated programming and preschool series as well as original movies. Disney Channel also airs programming and content from Disney’s theatrical film and television programming library.
Disney Junior - the international Disney Junior channel airs programming targeted to kids aged 2 to 7 and their parents and caregivers, featuring animated and live-action programming that blends Disney’s storytelling and characters with learning. Disney Junior also airs as a programming block on the Disney Channel.
Disney XD - the international Disney XD channels airs a mix of live-action and animated programming targeted to kids aged 6 to 11.
Disney Cinemagic and Disney Cinema - Disney Cinemagic and Disney Cinema are premium subscription services, which are available in a limited number of countries in Europe, that air a selection of Disney movies, cartoons and shorts as well as animated television series.
Disney International HD - Disney International HD is a channel in India that airs programming targeting viewers aged 14 to 40 with content that includes Walt Disney Animation Studios library content and Disney Channel programming.
ESPN
ESPN owns 19 television channels outside of the United States (primarily in Latin America and Australia) that reach 61 countries and territories in four languages (English, Spanish, Portuguese and French). ESPN holds international rights for various professional sports programming including English Premier League (EPL), La Liga, multiple UEFA leagues, various other soccer rights, various tennis rights, and the National Football League (NFL).
India Channels
UTV, Bindass and Hungama TV are branded channels in India. UTV Action and UTV Movies offer Bollywood movies as well as Hollywood, Asian and Indian regional movies dubbed in Hindi. Bindass is a youth entertainment channel. Hungama TV is an Indian cable channel targeted at kids that features a mix of animated series and movies.
Dlife
Dlife is an ad-supported, free-to-air satellite channel in Japan, featuring US primetime drama series, Disney-branded programming, as well as a selection of news, variety, informational and shopping programs.
Direct-to-Consumer Services
The Company’s primary Direct-to-Consumer (DTC) services are comprised of the ESPN+ streaming service and the upcoming Disney+ DTC service.
ESPN+
ESPN+, which was launched in April 2018, is a multi-sports subscription service offering thousands of live events, on-demand content and original programming not available on ESPN’s other networks. It is available through ESPN.com and the ESPN App.
Disney+
Disney+ is scheduled to launch in the U.S. in late 2019. It will offer Disney, Pixar, Marvel and Lucasfilm movies released theatrically after calendar 2018 and will also feature an array of exclusive original series and movies, along with titles/episodes from the Company’s film and television libraries.
Other Digital Content Distribution Platforms and Services
DTCI operates branded apps and websites, the Disney Movie Club and Disney Digital Network and provides streaming technology support services.
Branded Apps and Websites
DTCI’s primary apps and websites are branded ESPN, ABC, Disney and Freeform. DTCI sells the advertising and operates these websites, which are programmed by the Media Networks segment.

Disney Movie Club
The Disney Movie Club sells DVD/Blu-rays directly to consumers in the United States and Canada.
Disney Digital Network (DDN)
DDN develops online video content, primarily for distribution on YouTube, and provides online marketing services.
Streaming Technology Services
BAMTech LLC (BAMTech) provides technology services to third parties. BAMTech is owned 75% by the Company since September 25, 2017, 15% by MLB and 10% by the National Hockey League (NHL), both of which have the right to sell their shares to the Company in the future.
BAMTech operates the Company’s DTC sports business, which includes ESPN+ and NHL, PGA and Major League Soccer DTC offerings. The Hearst Corporation has a 20% interest in the Company’s DTC sports business.
Other
DTCI also licenses Disney properties and content to mobile phone carriers in Japan.
Equity Investments
The significant equity investments reported in the Direct-to-Consumer & International segment are as follows:
Hulu
Hulu LLC (Hulu) aggregates acquired television and film entertainment content and original content produced by Hulu and distributes it digitally to internet-connected devices. Hulu offers a subscription-based service with limited commercial announcements and a subscription-based service with no commercial announcements. In addition, Hulu operates a digital over-the-top MVPD service, which offers linear streams of broadcast and cable channels, including the major broadcast networks.
The Media Networks and Studio Entertainment segments license content to Hulu in the ordinary course of business. The Company defers a portion of its profits from these transactions. The profit is recognized as Hulu expenses the programming. The portion that is deferred reflects our ownership interest in Hulu.
Hulu is owned 30% each by the Company, 21CF and Comcast Corporation, with Warner Media LLC (WM) holding the remaining 10% interest. WM acquired its interest from Hulu for $0.6 billion in August 2016. In addition, WM has made $0.2 billion in subsequent capital contributions. For not more than 36 months from August 2016, WM may put its shares to Hulu or Hulu may call the shares from WM under certain limited circumstances arising from regulatory review. The Company and 21CF have agreed to make a capital contribution for up to $0.4 billion each if Hulu is required to repurchase WM’s shares. Following completion of the 21CF acquisition the Company will consolidate Hulu’s financial results and assume 21CF’s capital contribution obligations.
Vice
The Company has an 11% direct ownership and A+E has a 20% ownership of Vice Group Holdings, Inc. (Vice), which is a media company that targets millennial audiences. The Company’s effective 21% ownership in Vice is reported in the DTCI segment. Vice operates Viceland, which is owned 50% by A+E and 50% by Vice. Viceland has approximately 67 million subscribers as estimated by Nielsen Media Research as of September 2018.
Seven TV
Seven TV operates an advertising-supported, free-to-air Disney Channel in Russia. The Company has a 20% ownership interest and a 49% economic interest in the business.
Competition and Seasonality
The Company’s DTC and International Channels compete for viewers primarily with other television and cable networks, television stations and other media, such as online video services and video games. With respect to the sale of advertising time, we compete with other television networks, television stations, MVPDs and other advertising media such as digital content, newspapers, magazines and billboards.
The Company’s International Channels face competition from other networks for carriage by MVPDs. The Company’s contractual agreements with MVPDs are renewed or renegotiated from time to time in the ordinary course of business.

Consolidation and other market conditions in the cable, satellite and telecommunication distribution industry and other factors may adversely affect the Company’s ability to obtain and maintain contractual terms for distribution that are as favorable as those currently in place.
The Company’s DTC and International Channels also compete with other media and entertainment companies, SVOD providers and DTC services for the acquisition of sports rights, talent, show concepts and scripted and other programming.
Internet websites and digital products operated by the segment compete with other websites and entertainment products.
Revenues fluctuate based on the timing of releases and performance of our digital media content, viewership levels on our cable channels and digital platforms, changes in subscriber levels and the demand for sports and Disney content.
INTELLECTUAL PROPERTY PROTECTION
The Company’s businesses throughout the world are affected by its ability to exploit and protect against infringement of its intellectual property, including trademarks, trade names, copyrights, patents and trade secrets. Important intellectual property includes rights in the content of motion pictures, television programs, electronic games, sound recordings, character likenesses, theme park attractions, books and magazines. Risks related to the protection and exploitation of intellectual property rights are set forth in Item 1A – Risk Factors.
AVAILABLE INFORMATION
Our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports are available without charge on our website, www.disney.com/investors, as soon as reasonably practicable after they are filed electronically with the Securities and Exchange Commission (SEC). We are providing the address to our internet site solely for the information of investors. We do not intend the address to be an active link or to otherwise incorporate the contents of the website into this report.

ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
CONSOLIDATED RESULTS
(in millions, except per share data)

				% Change Better/(Worse)
	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Revenues:
Services	$50,869	$46,843	$47,130	9%	(1)%
Products	8,565	8,294	8,502	3%	(2)%
Total revenues	59,434	55,137	55,632	8%	(1)%
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(27,528)	(25,320)	(24,653)	(9)%	(3)%
Cost of products (exclusive of depreciation and amortization)	(5,198)	(4,986)	(5,340)	(4)%	7%
Selling, general, administrative and other	(8,860)	(8,176)	(8,754)	(8)%	7%
Depreciation and amortization	(3,011)	(2,782)	(2,527)	(8)%	(10)%
Total costs and expenses	(44,597)	(41,264)	(41,274)	(8)%	—%
Restructuring and impairment charges	(33)	(98)	(156)	66%	37%
Other income, net	601	78	—	>100%	nm
Interest expense, net	(574)	(385)	(260)	(49)%	(48)%
Equity in the income (loss) of investees, net	(102)	320	926	nm	(65)%
Income before income taxes	14,729	13,788	14,868	7%	(7)%
Income taxes	(1,663)	(4,422)	(5,078)	62%	13%
Net income	13,066	9,366	9,790	40%	(4)%
Less: Net income attributable to noncontrolling interests	(468)	(386)	(399)	(21)%	3%
Net income attributable to The Walt Disney Company (Disney)	$12,598	$8,980	$9,391	40%	(4)%
Earnings per share attributable to Disney:
Diluted	$8.36	$5.69	$5.73	47%	(1)%
Basic	$8.40	$5.73	$5.76	47%	(1)%

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,507	1,578	1,639
Basic	1,499	1,568	1,629

For an overview of our business see Item 1 - Business and Item 8 - Financial Statements and Supplementary Data. In the first quarter of fiscal 2019, we revised our reporting to a new segment structure, and we are presenting intersegment content transactions on a gross basis. All periods have been revised to reflect these changes.
Organization of Information
Management’s Discussion and Analysis provides a narrative on the Company’s financial performance and condition that should be read in conjunction with the accompanying financial statements. It includes the following sections:

•	Consolidated Results and Non-Segment Items

•	Business Segment Results — 2018 vs. 2017

•	Business Segment Results — 2017 vs. 2016

•	Corporate and Unallocated Shared Expenses

•	Impact of U.S. Federal Income Tax Reform

•	Significant Developments

•	Liquidity and Capital Resources

•	Contractual Obligations, Commitments and Off Balance Sheet Arrangements

•	Critical Accounting Policies and Estimates

•	Forward-Looking Statements
CONSOLIDATED RESULTS AND NON-SEGMENT ITEMS
2018 vs. 2017
Revenues for fiscal 2018 increased 8%, or $4.3 billion, to $59.4 billion; net income attributable to Disney increased 40%, or $3.6 billion, to $12.6 billion; and diluted earnings per share attributable to Disney (EPS) increased 47%, or $2.67 to $8.36. The EPS increase in fiscal 2018 was due to a benefit from new federal income tax legislation, the “Tax Cuts and Jobs
Act” (Tax Act) (See Note 9 to the Consolidated Financial Statements), higher segment operating income, a decrease in weighted average shares outstanding as a result of our share repurchase program and gains on the sale of real estate and property rights. These increases were partially offset by the comparison to a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech in the prior year, impairments of our Vice and Villages Nature equity method investments in the current year and higher net interest and corporate and unallocated shared expenses. The increase in segment operating income was due to growth at our Studio Entertainment, Parks, Experiences & Consumer Products and Media Networks segments, partially offset by lower results at our Direct-to-Consumer & International segment. In addition, net income attributable to Disney reflected an approximate 1 percentage point decline due to the movement of the U.S. dollar against major currencies including the impact of our hedging program (FX Impact).
Revenues
Service revenues for fiscal 2018 increased 9%, or $4.0 billion, to $50.9 billion, due to higher theatrical distribution revenue, growth in guest spending and volumes at our parks and resorts, an increase in affiliate fees, increased TV/SVOD distribution revenue and the consolidation of BAMTech. On September 25, 2017, the Company increased its ownership in BAMTech and began consolidating its results. These increases were partially offset by lower advertising revenue.
Product revenues for fiscal 2018 increased 3%, or $0.3 billion, to $8.6 billion, due to guest spending and volume growth at our parks and resorts, partially offset by lower home entertainment volumes and a decrease in retail store sales. Product revenue reflected an approximate 1 percentage point increase due to a favorable FX Impact.
Costs and expenses
Cost of services for fiscal 2018 increased 9%, or $2.2 billion, to $27.5 billion, due to higher film and television cost amortization driven by an increase in theatrical and TV/SVOD distribution revenue and contractual rate increases for television programming. Costs of services also increased due to the consolidation of BAMTech and higher costs at our parks and resorts reflecting cost inflation, higher technology and operations support expenses and a special fiscal 2018 domestic employee bonus.

Cost of products for fiscal 2018 increased 4%, or $0.2 billion, to $5.2 billion, due to cost inflation and higher guest spending and volumes at our parks and resorts. Cost of products reflected an approximate 1 percentage point increase due to an unfavorable FX Impact.
Selling, general, administrative and other costs for fiscal 2018 increased 8%, or $0.7 billion, to $8.9 billion, due to higher marketing spend, the consolidation of BAMTech, costs incurred in connection with the 21CF acquisition and an increase in compensation costs.
Depreciation and amortization costs increased 8%, or $0.2 billion, to $3.0 billion due to depreciation of new attractions at our parks and resorts and the consolidation of BAMTech. Depreciation and amortization costs reflected an approximate 1 percentage point increase due to an unfavorable FX Impact.
Restructuring and Impairment Charges
The Company recorded $33 million and $98 million of restructuring and impairment charges in fiscal years 2018 and 2017, respectively. Charges in fiscal 2018 were due to severance costs. Charges in fiscal 2017 were due to severance costs and asset impairments.
Other Income, net
Other income, net is as follows:

(in millions)	2018	2017	% Change Better/(Worse)
Gains on sales of real estate and property rights	$560	$—	nm
Settlement of litigation	38	(177)	nm
Gain related to the acquisition of BAMTech	3	255	(99)%
Other income, net	$601	$78	>100%
In fiscal 2018, the Company recorded gains of $560 million in connection with the sales of real estate and property rights in New York City.
In fiscal 2018, the Company recorded $38 million in insurance recoveries in connection with the settlement of a litigation matter for which the Company recorded a charge of $177 million, net of committed insurance recoveries in fiscal 2017.
In fiscal 2018, the Company recorded a $3 million adjustment to a fiscal 2017 non-cash net gain of $255 million recorded in connection with the acquisition of a controlling interest in BAMTech (see Note 3 to the Consolidated Financial Statements).
Interest Expense, net
Interest expense, net is as follows:

(in millions)	2018	2017	% Change Better/(Worse)
Interest expense	$(682)	$(507)	(35)%
Interest and investment income	108	122	(11)%
Interest expense, net	$(574)	$(385)	(49)%
The increase in interest expense was due to an increase in average interest rates, higher average debt balances and financing costs related to the pending 21CF acquisition.
The decrease in interest and investment income for the year was due to the comparison to gains on investments recognized in the prior year, partially offset by an increase in interest income driven by higher average interest rates.

Equity in the Income of Investees
Equity in the income of investees decreased $422 million, to a loss of $102 million due to higher losses from Hulu, impairments of Vice and Villages Nature equity method investments and lower income from A+E. These decreases were partially offset by a favorable comparison to a loss from BAMTech in the prior year. The decrease at Hulu was driven by higher programming, labor and marketing costs, partially offset by growth in subscription and advertising revenue. The decrease at A +E was due to lower advertising revenue and higher programming costs, partially offset by higher program sales.
Effective Income Tax Rate

	2018	2017	Change Better/(Worse)
Effective income tax rate	11.3%	32.1%	20.8	ppt
The decrease in the effective income tax rate was due to the impact of the Tax Act, which included:

•
A net benefit of $1.7 billion, which reflected a $2.1 billion benefit from remeasuring our deferred tax balances to the new statutory rate (Deferred Remeasurement), partially offset by a charge of $0.4 billion for a one-time tax on certain accumulated foreign earnings (Deemed Repatriation Tax). This benefit had an impact of approximately 11.5 percentage points on the effective income tax rate.

•
A reduction in the Company’s fiscal 2018 U.S. statutory federal income tax rate to 24.5% from 35.0% in the prior year. Net of state tax and other related effects, the reduction in the statutory rate had an impact of approximately 8.2 percentage points on the effective income tax rate.

Noncontrolling Interests
Net income attributable to noncontrolling interests for the year increased $82 million to $468 million due to lower tax expense at ESPN, largely due to the Tax Act, and the impact of the Company’s acquisition of the noncontrolling interest in Disneyland Paris in the third quarter of the prior year. These increases were partially offset by losses at BAMTech.
Net income attributable to noncontrolling interests is determined on income after royalties and management fees, financing costs and income taxes, as applicable.
2017 vs. 2016
Revenues for fiscal 2017 decreased 1%, or $0.5 billion, to $55.1 billion; net income attributable to Disney decreased 4%, or $0.4 billion, to $9.0 billion; and EPS for the year decreased 1%, or $0.04, to $5.69. The EPS decrease in fiscal 2017 was due to lower segment operating income at Media Networks, Studio Entertainment and Direct-to-Consumer & International and higher net interest expense. These decreases were partially offset by a decrease in weighted average shares outstanding as a result of our share repurchase program, higher operating income at Parks, Experiences & Consumer Products and a decrease in the effective tax rate. In addition, net income attributable to Disney reflected an approximate 1 percentage point decline due to an unfavorable FX Impact.
Revenues
Service revenues for fiscal 2017 decreased 1%, or $0.3 billion, to $46.8 billion, due to declines from theatrical and home entertainment distribution, advertising and merchandise licensing. These decreases were partially offset by the benefit from a full year of operations at Shanghai Disney Resort, which opened in June 2016, an increase in affiliate fees and higher average guest spending and attendance at our other parks and resorts. Service revenue reflected an approximate 1 percentage point decline due to an unfavorable FX Impact.
Product revenues for fiscal 2017 decreased 2%, or $0.2 billion, to $8.3 billion, due to lower volumes at our home entertainment distribution and retail businesses and the discontinuation of Infinity, partially offset by the impact of a full year of operations at Shanghai Disney Resort and higher average guest spending and volumes at our other parks and resorts. Product revenue reflected an approximate 1 percentage point decline due to an unfavorable FX Impact.

Costs and expenses
Cost of services for fiscal 2017 increased 3%, or $0.7 billion, to $25.3 billion, due to higher sports programming costs, a full year of operations at Shanghai Disney Resort and new guest offerings and inflation at our other parks and resorts. These increases were partially offset by lower film cost amortization and theatrical distribution costs.
Cost of products for fiscal 2017 decreased 7%, or $0.4 billion, to $5.0 billion, due to the discontinuation of Infinity, the absence of the Infinity Charge (See Note 1 to the Consolidated Financial Statements) and lower retail and home entertainment volumes. These decreases were partially offset by a full year of operations at Shanghai Disney Resort and inflation at our domestic parks and resorts.
Selling, general, administrative and other costs for fiscal 2017 decreased 7%, or $0.6 billion, to $8.2 billion, due to lower theatrical marketing costs and the discontinuation of Infinity. Selling, general, administrative and other costs reflected an approximate 1 percentage point benefit due to a favorable FX Impact.
Depreciation and amortization costs increased 10%, or $0.3 billion, to $2.8 billion primarily due to a full year of operations at Shanghai Disney Resort and depreciation associated with new attractions at our domestic parks and resorts.
Restructuring and Impairment Charges
The Company recorded $98 million and $156 million of restructuring and impairment charges in fiscal years 2017 and 2016, respectively. Charges in fiscal 2017 were due to severance costs and asset impairments. Charges in fiscal 2016 were due to asset impairments and severance and contract termination costs.
Interest Expense, net
Interest expense, net is as follows:

(in millions)	2017	2016	% Change Better/(Worse)
Interest expense	$(507)	$(354)	(43)%
Interest and investment income	122	94	30%
Interest expense, net	$(385)	$(260)	(48)%
The increase in interest expense was due to higher average debt balances, lower capitalized interest and an increase in our effective interest rate.
The increase in interest and investment income was driven by an increase in average interest bearing cash balances and higher interest rates.
Equity in the Income of Investees
Equity in the income of investees decreased 65% or $606 million, to $0.3 billion due to the comparison to the $332 million Vice Gain (See Note 3 to the Consolidated Financial Statements), which was recognized in fiscal 2016, and higher losses from our investments in BAMTech and Hulu. The BAMTech results reflected a valuation adjustment to sports programming rights that were prepaid prior to our acquisition of BAMTech and increased costs for technology platform investments. The decrease at Hulu was due to higher programming, distribution, marketing and labor costs, partially offset by growth in advertising and subscription revenues.
Effective Income Tax Rate

	2017	2016	Change Better/(Worse)
Effective income tax rate	32.1%	34.2%	2.1	ppt
The decrease in the effective income tax rate was due to lower tax on foreign earnings, a favorable impact from the adoption of the new accounting pronouncement related to the tax impact of employee share-based awards ($125 million) and an increase in the benefit related to qualified domestic production activities. These decreases were partially offset by a benefit in the prior year from the favorable resolution of certain tax matters. The lower tax on foreign earnings was driven by a decrease in foreign losses for which we are not recognizing a tax benefit.
Noncontrolling Interests
Net income attributable to noncontrolling interests for fiscal 2017 decreased $13 million to $386 million due to the impact of lower net income at ESPN, partially offset by the impact of improved results at Shanghai Disney Resort.
Certain Items Impacting Comparability
Results for fiscal 2018 were impacted by the following:

•	A benefit of $1.7 billion from the Tax Act Deferred Remeasurement, net of the Deemed Repatriation Tax

•
A benefit of $601 million comprising $560 million in gains from the sales of real estate and property rights, $38 million from insurance recoveries in connection with the settlement of a fiscal 2017 litigation matter and $3 million from an adjustment related to a non-cash gain recognized in fiscal 2017 for the acquisition of a controlling interest in BAMTech

•	Impairments of $210 million for Vice and Villages Nature equity investments

•	Restructuring and impairment charges of $33 million
Results for fiscal 2017 were impacted by the following:

•	A non-cash net gain of $255 million in connection with the acquisition of a controlling interest in BAMTech

•	A charge, net of committed insurance recoveries, of $177 million in connection with the settlement of litigation

•	Restructuring and impairment charges of $98 million
Results for fiscal 2016 were impacted by the following:

•	A benefit of $332 million for the Vice Gain

•	Restructuring and impairment charges of $156 million

•	A charge of $129 million related to our Infinity game business

A summary of the impact of these items on EPS is as follows:

(in millions, except per share data)	Pre-Tax Income/(Loss)	Tax Benefit/(Expense)(1)	After-Tax Income/(Loss)	EPS Favorable/(Adverse) (2)
Year Ended September 29, 2018:
Net benefit from the Tax Act	$—	$1,701	$1,701	$1.11
Gain from sale of real estate, property rights and other	601	(158)	443	0.30
Impairment of equity investments	(210)	49	(161)	(0.11)
Restructuring and impairment charges	(33)	7	(26)	(0.02)
Total	$358	$1,599	$1,957	$1.28

Year Ended September 30, 2017:
Settlement of litigation	$(177)	$65	$(112)	$(0.07)
Restructuring and impairment charges	(98)	31	(67)	(0.04)
Gain related to the acquisition of BAMTech	255	(93)	162	0.10
Total	$(20)	$3	$(17)	$(0.01)

Year Ended October 1, 2016:
Vice Gain	$332	$(122)	$210	$0.13
Restructuring and impairment charges	(156)	43	(113)	(0.07)
Infinity Charge(3)	(129)	47	(82)	(0.05)
Total	$47	$(32)	$15	$0.01

(1)	Tax benefit/expense adjustments are determined using the tax rate applicable to the individual item affecting comparability.

(2)	EPS is net of noncontrolling interest share, where applicable. Total may not equal the sum of the column due to rounding.

(3)	Recorded in “Cost of products” in the Consolidated Statements of Income. See Note 1 to the Consolidated Financial Statements.
BUSINESS SEGMENT RESULTS — 2018 vs. 2017
As discussed in Item 1, the Company changed its reportable segments and the reporting for intersegment content transactions (from a net to gross basis). The following is a summary of businesses that were transfered between our historical segments:

•	Disney and ESPN-branded international cable networks and investments in Hulu and Vice were previously reported in Media Networks and are now reported in DTCI

•	Addressable ad sales and related operating costs were previously reported in Media Networks and are now reported in DTCI

•	The legacy Parks and Resorts and Consumer Products & Interactive Media segments were combined into the Parks, Experiences & Consumer Products segment

•	Certain minor direct-to-consumer businesses that were previously reported in the Studio Entertainment, Consumer Products & Interactive Media and Media Networks segments are now reported in DTCI

•	Certain costs previously included in Corporate and unallocated shared expenses are now reported in DTCI

The following is a summary of the impact of the reporting changes on segment revenues and operating income for fiscal years 2018, 2017 and 2016:

	Year Ended September 29, 2018
(unaudited; in millions)	As Originally Reported	Business Transfers to DTCI (1)	Intersegment Content Transactions	As Recast
Revenues:
Media Networks	$24,500	$(3,049)	$471	$21,922

Parks & Resorts	20,296	—
Consumer Products & Interactive Media	4,651	(246)
Parks, Experiences & Consumer Products	24,947	(246)	—	24,701

Studio Entertainment	9,987	(119)	197	10,065

Direct-to-Consumer & International	—	3,414	—	3,414

Eliminations	—	—	(668)	(668)
	$59,434	$—	$—	$59,434

Segment operating income/(loss):
Media Networks	$6,625	$711	$2	$7,338

Parks & Resorts	4,469	—
Consumer Products & Interactive Media	1,632	(6)
Parks, Experiences & Consumer Products	6,101	(6)	—	6,095

Studio Entertainment	2,980	16	8	3,004

Direct-to-Consumer & International	—	(738)	—	(738)

Eliminations	—	—	(10)	(10)
	$15,706	$(17)	$—	$15,689
(1) Costs of $17 million previously included in Corporate and unallocated shared expenses are now reported in DTCI

	Year Ended September 30, 2017
(unaudited; in millions)	As Originally Reported	Business Transfers to DTCI	Intersegment Content Transactions	As Recast
Revenues:
Media Networks	$23,510	$(2,665)	$454	$21,299

Parks & Resorts	18,415	—
Consumer Products & Interactive Media	4,833	(224)
Parks, Experiences & Consumer Products	23,248	(224)	—	23,024

Studio Entertainment	8,379	(186)	159	8,352

Direct-to-Consumer & International	—	3,075	—	3,075

Eliminations	—	—	(613)	(613)
	$55,137	$—	$—	$55,137

Segment operating income/(loss):
Media Networks	$6,902	$292	$2	$7,196

Parks & Resorts	3,774	—
Consumer Products & Interactive Media	1,744	(31)
Parks, Experiences & Consumer Products	5,518	(31)	—	5,487

Studio Entertainment	2,355	23	(15)	2,363

Direct-to-Consumer & International	—	(284)	—	(284)

Eliminations	—	—	13	13
	$14,775	$—	$—	$14,775

	Year Ended October 1, 2016
(unaudited; in millions)	As Originally Reported	Business Transfers to DTCI	Intersegment Content Transactions	As Recast
Revenues:
Media Networks	$23,689	$(2,820)	$457	$21,326

Parks & Resorts	16,974	—
Consumer Products & Interactive Media	5,528	(244)
Parks, Experiences & Consumer Products	22,502	(244)	—	22,258

Studio Entertainment	9,441	(242)	170	9,369

Direct-to-Consumer & International	—	3,306	—	3,306

Eliminations	—	—	(627)	(627)
	$55,632	$—	$—	$55,632

Segment operating income/(loss):
Media Networks	$7,755	$49	$—	$7,804

Parks & Resorts	3,298	—
Consumer Products & Interactive Media	1,965	(65)
Parks, Experiences & Consumer Products	5,263	(65)	—	5,198

Studio Entertainment	2,703	54	10	2,767

Direct-to-Consumer & International	—	(38)	—	(38)

Eliminations	—	—	(10)	(10)
	$15,721	$—	$—	$15,721

Below is a discussion of the major revenue and expense categories for our business segments. Costs and expenses for each segment consist of operating expenses, selling, general, administrative and other costs and depreciation and amortization. Selling, general, administrative and other costs include third-party and internal marketing expenses.
Our Media Networks segment generates revenue from affiliate fees, advertising (excluding addressable ad sales) and other revenues, which include the sale and distribution of television programs. Significant expenses include amortization of programming and production costs, participations and residuals expense, technical support costs, operating labor and distribution costs.
Our Parks, Experiences & Consumer Products segment generates revenue from the sale of admissions to theme parks, the sale of food, beverage and merchandise at our theme parks and resorts, charges for room nights at hotels, sales of cruise vacations, sales and rentals of vacation club properties, royalties from licensing IP and sale of branded merchandise. Revenues are also generated from sponsorships and co-branding opportunities, real estate rent and sales, and royalties from Tokyo Disney Resort. Significant expenses include operating labor, costs of goods sold, infrastructure costs, depreciation, and other operating expenses. Infrastructure costs include information systems expense, repairs and maintenance, utilities and fuel, property taxes, retail occupancy costs, insurance and transportation and other operating expenses include costs for such items as supplies, commissions and entertainment offerings.
Our Studio Entertainment segment generates revenue from the distribution of films in the theatrical, home entertainment and TV/SVOD markets, stage play ticket sales and licensing of our IP for use in live entertainment productions. Significant expenses include amortization of production, participations and residuals costs, marketing and sales costs, distribution expenses and costs of sales.
Our Direct-to-Consumer & International segment generates revenue from affiliate fees, ad sales (includes addressable ad sales on digital platforms), subscription fees for our DTC streaming and other services, and fees charged for technology support services. Significant expenses include operating expenses, selling general and administrative costs and depreciation and amortization. Operating expenses include programming and production costs (including programming, production and branded digital content obtained from other Company segments), technology support costs, operating labor and distribution costs.
The following is a summary of segment revenue and operating income:

				% Change Better/(Worse)
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Revenues:
Media Networks	$21,922	$21,299	$21,326	3%	—%
Parks, Experiences & Consumer Products	24,701	23,024	22,258	7%	3%
Studio Entertainment	10,065	8,352	9,369	21%	(11)%
Direct-to-Consumer & International	3,414	3,075	3,306	11%	(7)%
Eliminations	(668)	(613)	(627)	(9)%	2%
	$59,434	$55,137	$55,632	8%	(1)%
Segment operating income/(loss):
Media Networks	$7,338	$7,196	$7,804	2%	(8)%
Parks, Experiences & Consumer Products	6,095	5,487	5,198	11%	6%
Studio Entertainment	3,004	2,363	2,767	27%	(15)%
Direct-to-Consumer & International	(738)	(284)	(38)	>(100) %	>(100) %
Eliminations	(10)	13	(10)	nm	nm
	$15,689	$14,775	$15,721	6%	(6)%
The Company evaluates the performance of its operating segments based on segment operating income, and management uses aggregate segment operating income as a measure of the overall performance of the operating businesses. Aggregate segment operating income is not a financial measure defined by GAAP, should be reviewed in conjunction with the relevant GAAP financial measure and may not be comparable to similarly titled measures reported by other companies. The Company believes that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s portfolio of businesses separate from factors other than business operations that affect net income.
The following table reconciles income before income taxes to segment operating income.

				% Change Better/(Worse)
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Income before income taxes	$14,729	$13,788	$14,868	7%	(7)%
Add/(subtract):
Corporate and unallocated shared expenses	744	582	640	(28)%	9%
Restructuring and impairment charges	33	98	156	66%	37%
Other income, net	(601)	(78)	—	>100%	nm
Interest expense, net	574	385	260	(49)%	(48)%
Impairment of equity investments	210	—	—	nm	nm
Vice Gain	—	—	(332)	nm	nm
Infinity Charge	—	—	129	nm	nm
Segment operating income	$15,689	$14,775	$15,721	6%	(6)%
Media Networks
Operating results for the Media Networks segment are as follows:

	Year Ended		% Change Better / (Worse)
(in millions)	September 29, 2018	September 30, 2017
Revenues
Affiliate fees	$11,907	$11,324	5%
Advertising	6,586	6,938	(5)%
TV/SVOD distribution and other	3,429	3,037	13%
Total revenues	21,922	21,299	3%
Operating expenses	(13,197)	(12,754)	(3)%
Selling, general, administrative and other	(1,899)	(1,909)	1%
Depreciation and amortization	(199)	(206)	3%
Equity in the income of investees	711	766	(7)%
Operating Income	$7,338	$7,196	2%
Revenues
The increase in affiliate fees was due to an increase of 7% from higher contractual rates, partially offset by a decrease of 2% from fewer subscribers.
The decrease in advertising revenues was due to decreases of $229 million at Cable Networks, from $3,358 million to $3,129 million and $123 million at Broadcasting, from $3,580 million to $3,457 million. The decrease at Cable Networks was due to a decrease of 6% from lower impressions as lower average viewership was partially offset by higher units delivered. The decrease at Broadcasting was due to decreases of 7% from lower network impressions and 2% from lower impressions at the owned television stations, both of which were driven by lower average viewership. This decrease was partially offset by an increase of 6% from higher network rates.
TV/SVOD distribution and other revenue increased $392 million due to higher ABC program sales driven by increased revenue from programs licensed to Hulu and higher sales of Grey’s Anatomy and Black-ish. Additionally, the current year included the sales of Luke Cage, Daredevil and Jessica Jones compared to the prior-year sales of The Punisher and The Defenders.

Costs and Expenses
Operating expenses include programming and production costs, which increased $486 million from $12,069 million to $12,555 million. At Broadcasting, programming and production costs increased $317 million due to higher program sales and a higher average cost of network programming, including the impact of American Idol, Roseanne and The Goldbergs in the current year. At Cable Networks, programming and production costs increased $169 million due to contractual rate increases for college sports, NFL, NBA and MLB programming, partially offset by lower production costs.
Equity in the Income of Investees
Income from equity investees decreased $55 million from $766 million to $711 million due to lower income from A+E driven by decreased advertising revenue and higher programming costs, partially offset by higher program sales.
Segment Operating Income
Segment operating income increased 2%, or $142 million, to $7,338 million due to higher program sales and an increase at the domestic Disney Channels, partially offset by lower income from equity investees.
The following table presents supplemental revenue and operating income detail for the Media Networks segment:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 29, 2018	September 30, 2017
Supplemental revenue detail
Cable Networks	$14,610	$14,416	1%
Broadcasting	7,312	6,883	6%
	$21,922	$21,299	3%
Supplemental operating income detail
Cable Networks	$5,230	$5,174	1%
Broadcasting	1,397	1,256	11%
Equity in the income of investees	711	766	(7)%
	$7,338	$7,196	2%
Parks, Experiences & Consumer Products
Operating results for the Parks, Experiences & Consumer Products segment are as follows:

	Year Ended		% Change Better / (Worse)
(in millions)	September 29, 2018	September 30, 2017
Revenues
Theme park admissions	$7,183	$6,504	10%
Parks & Experiences merchandise, food and beverage	5,674	5,154	10%
Resorts and vacations	5,938	5,378	10%
Merchandise licensing and retail	4,249	4,494	(5)%
Parks licensing and other	1,657	1,494	11%
Total revenues	24,701	23,024	7%
Operating expenses	(13,326)	(12,455)	(7)%
Selling, general, administrative and other	(2,930)	(2,896)	(1)%
Depreciation and amortization	(2,327)	(2,161)	(8)%
Equity in the loss of investees	(23)	(25)	8%
Operating Income	$6,095	$5,487	11%

Revenues
The increase in theme park admissions revenue was due to increases of 6% from higher average ticket prices, 4% from attendance growth and 1% from a favorable foreign currency impact. Attendance growth included a favorable comparison to the prior-year impacts of Hurricanes Irma and Matthew at Walt Disney World Resort.
Parks & Experiences merchandise, food and beverage revenue growth was due to increases of 5% from higher average guest spending, 3% from volume growth and 2% from a favorable foreign currency impact. Volume growth included a benefit from the favorable comparison to the prior-year impacts of Hurricanes Irma and Matthew.
The increase in resorts and vacations revenue was primarily due to increases of 3% from higher average daily hotel room rates, 1% from higher average ticket prices for cruise line sailings, 1% from a favorable foreign currency impact, 1% from an increase in passenger cruise ship days and 1% from higher occupied hotel room nights. Higher occupied hotel room nights were due to an increase at our international resorts, partially offset by a decrease at our domestic resorts, reflecting fewer available room nights at Walt Disney World Resort due to room refurbishments and conversions to vacation club units.
Merchandise licensing and retail revenues were lower primarily due to decreases of 2% from licensing, 2% from lower retail sales and 1% from an unfavorable foreign exchange impact. The decrease in revenue from licensing was driven by a decrease in licensee settlements and lower revenues from products based on Frozen, Cars and Princess, partially offset by an increase from products based on Mickey and Minnie and Avengers. Lower retail revenue was driven by a decrease in comparable store sales at The Disney Stores, partially offset by higher online revenue. The decrease in comparable store sales reflected lower sales of Star Wars and Moana merchandise in the current year, partially offset by higher sales of Mickey and Minnie merchandise.
The increase in parks licensing and other revenue was primarily due to an increase in real estate rental and sponsorship revenues.
The following table presents supplemental park and hotels statistics:

	Domestic		International (2)		Total
	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2018	Fiscal Year 2017	Fiscal Year 2018	Fiscal Year 2017
Parks
Increase/ (decrease)
Attendance	4%	2%	4%	47%	4%	13%
Per Capita Guest Spending	6%	2%	5%	(1)%	6%	(1)%
Hotels (1)
Occupancy	88%	88%	84%	80%	87%	86%
Available Room Nights (in thousands)	10,045	10,205	3,179	3,022	13,224	13,227
Per Room Guest Spending	$345	$317	$297	$289	$334	$311

(1)
Per room guest spending consists of the average daily hotel room rate as well as guest spending on food, beverage and merchandise at the hotels. Resort statistics include rentals of Disney Vacation Club units.

(2)	Per capita guest spending growth rate is stated on a constant currency basis. Per room guest spending is stated at the fiscal 2017 average foreign exchange rate.
Costs and Expenses
Operating expenses include operating labor, which increased $525 million from $5,412 million to $5,937 million, cost of goods sold and distribution costs, which increased $94 million from $2,670 million to $2,764 million and infrastructure costs, which increased $111 million from $2,259 million to $2,370 million. The increase in operating labor was due to inflation, higher volumes, an unfavorable foreign currency impact and a special fiscal 2018 domestic employee bonus. The increase in cost of goods sold and distribution costs was due to higher volumes and inflation. Higher infrastructure costs were driven by increased technology spending at our theme parks and resorts and inflation. Other operating expenses, which include costs such as supplies, commissions and entertainment offerings increased $141 million from $2,114 million to $2,255 million due to an unfavorable foreign currency impact, inflation and new guest offerings at our theme parks and resorts.
Selling, general, administrative and other costs increased $34 million from $2,896 million to $2,930 million primarily due to inflation and higher technology spending, partially offset by lower costs at our games business.

Depreciation and amortization increased $166 million from $2,161 million to $2,327 million primarily due to new attractions at our domestic theme parks and resorts and Hong Kong Disneyland Resort and asset impairments in the current year.
Segment Operating Income
Segment operating income increased 11%, or $608 million, to $6,095 million primarily due to increases at our domestic and international Parks & Experiences, partially offset by decreases at our merchandise licensing and retail businesses.
The following table presents supplemental revenue and operating income detail for the Parks, Experiences & Consumer Products segment to provide continuity with our legacy reporting:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 29, 2018	September 30, 2017
Supplemental revenue detail
Parks & Experiences
Domestic	$16,161	$14,812	9%
International	4,135	3,603	15%
Consumer Products	4,405	4,609	(4)%
	$24,701	$23,024	7%
Supplemental operating income detail
Parks & Experiences
Domestic	$4,013	$3,464	16%
International	456	310	47%
Consumer Products	1,626	1,713	(5)%
	$6,095	$5,487	11%
Studio Entertainment
Operating results for the Studio Entertainment segment are as follows:

	Year Ended		% Change Better / (Worse)
(in millions)	September 29, 2018	September 30, 2017
Revenues
Theatrical distribution	$4,303	$2,903	48%
Home entertainment	1,647	1,677	(2)%
TV/SVOD distribution and other	4,115	3,772	9%
Total revenues	10,065	8,352	21%
Operating expenses	(4,449)	(3,718)	(20)%
Selling, general, administrative and other	(2,493)	(2,156)	(16)%
Depreciation and amortization	(119)	(115)	(3)%
Operating Income	$3,004	$2,363	27%
Revenues
The increase in theatrical distribution revenue was due to the release of four Marvel titles in the current year compared to two Marvel titles in the prior year. The Marvel titles in the current year were Avengers: Infinity War, Black Panther, Thor: Ragnarok and Ant-Man and the Wasp, whereas the prior year included Guardians of the Galaxy Vol. 2 and Doctor Strange. Other significant titles in the current year included Star Wars: The Last Jedi, Incredibles 2 and Coco, while the prior year included Beauty and the Beast, Rogue One: A Star Wars Story, Pirates of the Caribbean: Dead Men Tell No Tales and Moana.
Lower home entertainment revenue reflected a 5% decrease from lower unit sales, partially offset by an increase of 3% from higher average net effective pricing. Lower unit sales were driven by the success of Moana and Finding Dory in the prior year compared to Coco and Cars 3 in the current year. The decrease was also driven by three live-action titles in the prior year as compared to two live-action titles in the current year and the carryover performance of fiscal 2016 new release titles in fiscal

2017 compared to the carryover performance of fiscal 2017 new release titles in fiscal 2018. These decreases were partially offset by the release of three Marvel titles and two Lucas titles in the current year compared to two Marvel titles and one Lucas title in the prior year. The increase in average net effective pricing was due to higher rates and a higher sales mix of Blu-ray discs, partially offset by a lower mix of new release titles.
TV/SVOD distribution and other revenue reflected a 5% increase from TV/SVOD distribution and a 3% increase from stage plays. The increase in TV/SVOD distribution revenue was due to an increase in our free television business driven by new international agreements and the sale of Star Wars: The Force Awakens in the current year with no comparable title in the prior year. Higher stage play revenue was due to the opening of additional productions in the current year.
Costs and Expenses
Operating expenses include film cost amortization, which increased $625 million, from $2,562 million to $3,187 million and cost of goods sold and distribution costs, which increased $106 million, from $1,156 million to $1,262 million. Higher film cost amortization was due to the impact of higher theatrical distribution revenues. Higher cost of goods sold and distribution costs were due to an increase in stage play production and theatrical distribution costs.
Selling, general, administrative and other costs increased $337 million from $2,156 million to $2,493 million primarily due to higher theatrical marketing costs reflecting more titles released in the current year and, to a lesser extent, higher stage play marketing costs due to additional productions in the current year.
Segment Operating Income
Segment operating income increased 27%, or $641 million to $3,004 million due to an increase in theatrical distribution results.
Direct-to-Consumer & International
Operating results for the Direct-to-Consumer & International segment are as follows:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 29, 2018	September 30, 2017
Revenues
Affiliate fees	$1,372	$1,335	3%
Advertising	1,311	1,293	1%
Subscription fees and other	731	447	64%
Total revenues	3,414	3,075	11%
Operating expenses	(2,384)	(1,983)	(20)%
Selling, general, administrative and other	(1,003)	(861)	(16)%
Depreciation and amortization	(185)	(94)	(97)%
Equity in the loss of investees	(580)	(421)	(38)%
Operating Loss	$(738)	$(284)	>(100)%
Revenues
The increase in affiliate fees was due to an increase of 5% from higher contractual rates, partially offset by a decrease of 2% from an unfavorable foreign currency impact.
Advertising revenue increased 1% as higher addressable ad sales on our digital platforms were largely offset by lower revenue generated from content distributed on YouTube.
Other revenue increased $284 million due to the consolidation of BAMTech. On September 25, 2017, the Company acquired a controlling interest in BAMTech and began consolidating its results. The Company’s share of BAMTech’s results was previously reported in equity in the loss of investees.
Costs and Expenses
Operating expenses included a $147 million increase in programming and production costs, from $1,425 million to $1,572 million and a $254 million increase in other operating expenses, from $558 million to $812 million. The increase in programming and production costs was due to the consolidation of BAMTech, partially offset by lower talent costs for digital programming. Other operating costs, which include technical support and distribution costs, increased due to the consolidation of BAMTech.

Selling, general, administrative and other costs increased $142 million from $861 million to $1,003 million due to the consolidation of BAMTech, partially offset by lower marketing costs at the international Disney Channels.
Depreciation and amortization increased $91 million from $94 million to $185 million due to the consolidation of BAMTech.
Equity in the Loss of Investees
Loss from equity investees increased $159 million from a loss of $421 million to a loss of $580 million primarily due to a higher loss from our investment in Hulu, partially offset by a favorable comparison to a loss from BAMTech in the prior year. On September 25, 2017, the Company acquired a controlling interest in BAMTech and began consolidating its results. The Company’s share of BAMTech’s results was previously reported in equity in the loss of investees. The higher loss at Hulu was driven by higher programming, labor and marketing costs, partially offset by growth in subscription and advertising revenue.
Segment Operating Loss
Segment operating loss increased $454 million, to $738 million due to the consolidation of BAMTech and a higher loss from Hulu, partially offset by growth at our International Channels.
The following table presents supplemental revenue and operating income detail for the Direct-to-Consumer & International segment to provide information on International Channels that were historically reported in the Media Networks segment:(1)

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 29, 2018	September 30, 2017
Supplemental revenue detail
International Channels	$1,920	$1,853	4%
DTC businesses and other	1,494	1,222	22%
	$3,414	$3,075	11%
Supplemental operating income/(loss) detail
International Channels	$311	$233	33%
DTC businesses and other	(469)	(96)	>(100) %
Equity in the loss of investees	(580)	(421)	(38)%
	$(738)	$(284)	>(100) %
(1) We anticipate providing additional supplemental information for the DTC businesses following the expected consolidation of Hulu and launch of Disney+.

Eliminations
The following is a summary of intersegment content transaction revenues and operating income:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 29, 2018	September 30, 2017
Revenues
Studio Entertainment:
Content transactions with Media Networks	$(169)	$(137)	(23)%
Content transactions with DTCI	(28)	(22)	(27)%
Media Networks:
Content transactions with DTCI	(471)	(454)	(4)%
Total	$(668)	$(613)	(9)%

Operating Income
Studio Entertainment:
Content transactions with Media Networks	$(8)	$15	nm
Media Networks:
Content transactions with DTCI	(2)	(2)	—%
Total	$(10)	$13	nm

BUSINESS SEGMENT RESULTS – 2017 vs. 2016
Media Networks
Operating results for the Media Networks segment are as follows:

	Year Ended		% Change Better / (Worse)
(in millions)	September 30, 2017	October 1, 2016
Revenues
Affiliate fees	$11,324	$10,960	3%
Advertising	6,938	7,202	(4)%
TV/SVOD distribution and other	3,037	3,164	(4)%
Total revenues	21,299	21,326	—%
Operating expenses	(12,754)	(12,127)	(5)%
Selling, general, administrative and other	(1,909)	(1,955)	2%
Depreciation and amortization	(206)	(219)	6%
Equity in the income of investees	766	779	(2)%
Operating Income	$7,196	$7,804	(8)%
Revenues
The increase in affiliate fees was due to an increase of 7% from higher contractual rates, partially offset by a decrease of 3% from lower subscribers.
The decrease in advertising revenues was due to decreases of $154 million at Broadcasting, from $3,734 million to $3,580 million and $110 million at Cable Networks, from $3,468 million to $3,358 million. The decrease at Broadcasting was due to decreases of 9% from lower network impressions and 1% from the absence of the Emmy Awards show, partially offset by an increase of 6% from higher network rates. The decrease at Cable Networks was due to a decrease of 8% from lower impressions, partially offset by an increase of 5% from higher rates. The decreases in impressions at Cable Networks and Broadcasting were due to lower average viewership.

TV/SVOD distribution and other revenue decreased $127 million due to a decrease in program sales driven by lower sales of domestic cable and ABC programs.
Costs and Expenses
Operating expenses include programming and production costs, which increased $605 million from $11,464 million to $12,069 million. At Cable Networks, programming and production costs increased $651 million due to contractual rate increases for NBA and, to a lesser extent, NFL and college sports programming. At Broadcasting, programming and production costs decreased $46 million due to lower program sales.
Selling, general, administrative and other costs decreased $46 million from $1,955 million to $1,909 million driven by lower marketing costs at ESPN.
Depreciation and amortization decreased $13 million from $219 million to $206 million primarily due to lower depreciation for broadcasting equipment.
Equity in the Income of Investees
Income from equity investees decreased $13 million from $779 million to $766 million due to lower income from A+E driven by decreased advertising revenue.
Segment Operating Income
Segment operating income decreased 8%, or $608 million, to $7,196 million due to a decrease at ESPN.
The following table presents supplemental revenue and operating income detail for the Media Networks segment:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 30, 2017	October 1, 2016
Supplemental revenue detail
Cable Networks	$14,416	$14,409	—%
Broadcasting	6,883	6,917	—%
	$21,299	$21,326	—%
Supplemental operating income detail
Cable Networks	$5,174	$5,760	(10)%
Broadcasting	1,256	1,265	(1)%
Equity in the income of investees	766	779	(2)%
	$7,196	$7,804	(8)%
Parks, Experiences & Consumer Products
Operating results for the Parks, Experiences & Consumer Products segment are as follows:

	Year Ended		% Change Better / (Worse)
(in millions)	September 30, 2017	October 1, 2016
Revenues
Theme park admissions	$6,504	$5,900	10%
Parks & Experiences merchandise, food and beverage	5,154	4,690	10%
Resorts and vacations	5,378	5,088	6%
Merchandise licensing and retail	4,494	5,214	(14)%
Parks licensing and other	1,494	1,366	9%
Total revenues	23,024	22,258	3%
Operating expenses	(12,455)	(12,176)	(2)%
Selling, general, administrative and other	(2,896)	(2,992)	3%
Depreciation and amortization	(2,161)	(1,889)	(14)%
Equity in the loss of investees	(25)	(3)	>(100)%
Operating Income	$5,487	$5,198	6%

Revenues
The increase in theme park admissions revenue was due to increases of 9% from attendance growth and 2% from higher average theme park ticket prices. Attendance growth was driven by a full year of operations at Shanghai Disney Resort and an increase at Walt Disney World Resort despite the negative impacts of Hurricanes Irma and Matthew during fiscal 2017.
Parks & Experiences merchandise, food and beverage revenue growth was due to increases of 6% from higher volume and 2% from higher average guest spending. Volume growth was due to a full year of operations at Shanghai Disney Resort and an increase domestically despite the negative impacts of Hurricanes Irma and Matthew during fiscal 2017.
The increase in resorts and vacations revenue was primarily due to increases of 2% from higher average ticket prices for sailings at our cruise line and 2% from higher average daily hotel room rates. Occupied room nights were comparable to the prior year as an increase at our international resorts driven by a full year of operations at Shanghai Disney Resort was largely offset by a decrease at our domestic resorts. Lower domestic occupied room nights was due to a decrease in available hotel room nights from refurbishments and conversions to vacation club units at Walt Disney World Resort.
Merchandise licensing and retail revenues were lower due to decreases of 9% from lower retail sales, 3% from a decrease in licensing revenue and 2% from an unfavorable foreign exchange impact. Lower retail revenue was driven by a decrease in sales of games, which reflected the discontinuation of Infinity in fiscal 2016, and lower comparable store sales at The Disney Stores. The lower comparable store sales reflected decreased sales of Frozen and Star Wars merchandise, partially offset by sales of Moana merchandise in fiscal 2017. The decrease in licensing revenue was due to lower revenues from products based on Star Wars and Frozen, partially offset by higher minimum guarantee shortfall recognition, a benefit from licensee settlements and higher revenues from products based on Cars/Planes.
The increase in parks licensing and other revenue was due to higher revenues from sponsorships and real estate rent.
The following table presents supplemental park and hotels statistics:

	Domestic		International (2)		Total
	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2016	Fiscal Year 2017	Fiscal Year 2016
Parks
Increase/ (decrease)
Attendance	2%	(1)%	47%	5%	13%	1%
Per Capita Guest Spending	2%	7%	(1)%	6%	(1)%	7%
Hotels (1)
Occupancy	88%	89%	80%	78%	86%	87%
Available Room Nights (in thousands)	10,205	10,382	3,022	2,600	13,227	12,982
Per Room Guest Spending	$317	$305	$292	$278	$312	$301

(1)
Per room guest spending consists of the average daily hotel room rate as well as guest spending on food, beverage and merchandise at the hotels. Resort statistics include rentals of Disney Vacation Club units.

(2)	Per capita guest spending growth rate is stated on a constant currency basis. Per room guest spending is stated at the fiscal 2016 average foreign exchange rate.
Costs and Expenses
Operating expenses include operating labor, which increased $240 million from $5,172 million to $5,412 million, cost of goods sold and distribution costs, which decreased $153 million from $2,823 million to $2,670 million and infrastructure costs, which increased $124 million from $2,135 million to $2,259 million. The increase in operating labor was primarily due to inflation and a full year of operations at Shanghai Disney Resort. The decrease in cost of goods sold and distribution costs was primarily due to the discontinuation of Infinity and lower comparable store sales at The Disney Stores, partially offset by a full year of operations at Shanghai Disney Resort and inflation and higher volumes at our theme parks and resorts. Higher infrastructure costs were driven by a full year of operations at Shanghai Disney Resort. Other operating expenses, which include costs such as supplies, commissions and entertainment offerings, increased $68 million from $2,046 million to $2,114 million due to new guest offerings at our theme parks and resorts and a full year of operations at Shanghai Disney Resort.
Selling, general, administrative and other costs decreased $96 million from $2,992 million to $2,896 million driven by the discontinuation of Infinity, lower marketing spend for Shanghai Disney Resort and a favorable foreign currency impact, partially offset by higher marketing spend for our domestic theme parks and resorts.

Depreciation and amortization increased $272 million from $1,889 million to $2,161 million primarily due to a full year of operations at Shanghai Disney Resort and depreciation associated with new attractions at our domestic theme parks and resorts.
Equity in the Loss of Investees
Loss from equity investees increased $22 million to $25 million due to a higher operating loss from Disneyland Paris’ 50% joint venture interest in Villages Nature.
Segment Operating Income
Segment operating income increased 6%, or $289 million, to $5,487 million primarily due to increases at our international theme parks and resorts and our cruise line, partially offset by a decrease at our merchandise licensing business.
The following table presents supplemental revenue and operating income detail for the Parks, Experiences & Consumer Products segment to provide continuity with our legacy reporting:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 30, 2017	October 1, 2016
Supplemental revenue detail
Parks & Experiences
Domestic	$14,812	$14,235	4%
International	3,603	2,732	32%
Consumer Products	4,609	5,291	(13)%
	$23,024	$22,258	3%
Supplemental operating income detail
Parks & Experiences
Domestic	$3,464	$3,362	3%
International	310	(61)	nm
Consumer Products	1,713	1,897	(10)%
	$5,487	$5,198	6%
Studio Entertainment
Operating results for the Studio Entertainment segment are as follows:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 30, 2017	October 1, 2016
Revenues
Theatrical distribution	$2,903	$3,672	(21)%
Home entertainment	1,677	1,980	(15)%
TV/SVOD distribution and other	3,772	3,717	1%
Total revenues	8,352	9,369	(11)%
Operating expenses	(3,718)	(3,972)	6%
Selling, general, administrative and other	(2,156)	(2,510)	14%
Depreciation and amortization	(115)	(120)	4%
Operating Income	$2,363	$2,767	(15)%

Revenues
The decrease in theatrical distribution revenue was primarily due to the comparison of Star Wars: The Force Awakens and two Pixar titles in release in fiscal 2016 compared to Rogue One: A Star Wars Story and one Pixar title in release in fiscal 2017. These decreases were partially offset by the performance of Beauty and the Beast and two Marvel titles in fiscal 2017 compared to The Jungle Book and one Marvel title in fiscal 2016. Other significant titles in fiscal 2017 included Moana and Pirates of the Caribbean: Dead Men Tell No Tales, while fiscal 2016 included Zootopia and Alice Through the Looking Glass.

Lower home entertainment revenue was due to a decrease of 17% from a decline in unit sales driven by lower sales of Star Wars Classic titles and the performance of Rogue One: A Star Wars Story in fiscal 2017 compared to the strong performance of Star Wars: The Force Awakens in fiscal 2016. Fiscal 2017 also included the release of one Pixar title, compared to two Pixar titles in fiscal 2016. These decreases were partially offset by the success of Moana, Beauty and the Beast and Guardians of the Galaxy Vol. 2 in fiscal 2017 compared to Zootopia, Captain America: Civil War and The Jungle Book in fiscal 2016.
TV/SVOD distribution and other revenue reflected increases of 4% from TV/SVOD distribution, 1% from stage plays, 1% from Lucasfilm’s special effects business and 1% from music revenue, partially offset by a decrease of 7% from lower revenue share from the Parks, Experiences and Consumer Products segment. The increase in TV/SVOD distribution revenue was due to international growth and higher domestic rates, partially offset by a decrease due to a domestic sale of Star Wars Classic titles in fiscal 2016. Lower revenue share with the Parks, Experiences and Consumer Products segment was due to the stronger performance of merchandise based on Star Wars: The Force Awakens and Frozen in fiscal 2016, partially offset by Cars merchandise in fiscal 2017.
Costs and Expenses
Operating expenses include film cost amortization, which decreased $121 million, from $2,683 million to $2,562 million and cost of goods sold and distribution costs, which decreased $133 million, from $1,289 million to $1,156 million. Lower film cost amortization was due to the impact of lower revenues, partially offset by a higher average amortization rate in fiscal 2017. Lower cost of goods sold and distribution costs were primarily due to a decrease in theatrical distribution costs and a decline in home entertainment unit sales.
Selling, general, administrative and other costs decreased $354 million from $2,510 million to $2,156 million primarily due to lower theatrical marketing costs reflecting more releases in fiscal 2016, including two DreamWorks titles: The BFG and Bridge of Spies.
Segment Operating Income
Segment operating income decreased 15%, or $404 million to $2,363 million due to a decrease in theatrical distribution results, lower revenue share from the Parks, Experiences and Consumer Products segment and a decrease in home entertainment results. These decreases were partially offset by growth in TV/SVOD distribution.
Direct-to-Consumer & International
Operating results for the Direct-to-Consumer & International segment are as follows:

	Year Ended		% Change Better / (Worse)
(in millions)	September 30, 2017	October 1, 2016
Revenues
Affiliate fees	$1,335	$1,299	3%
Advertising	1,293	1,441	(10)%
Subscription fees and other	447	566	(21)%
Total revenues	3,075	3,306	(7)%
Operating expenses	(1,983)	(2,195)	10%
Selling, general, administrative and other	(861)	(882)	2%
Depreciation and amortization	(94)	(85)	(11)%
Equity in the loss of investees	(421)	(182)	>(100)%
Operating Loss	$(284)	$(38)	>(100)%
Revenues
The increase in affiliate fees was due to an increase of 6% from higher contractual rates, partially offset by decreases of 2% from the termination of a contract in Europe in fiscal 2017 and 2% from an unfavorable foreign currency impact.
The decrease in advertising revenues was due to lower revenue generated from content distributed on YouTube.
Other revenue decreased $119 million due to an unfavorable foreign currency impact, lower revenues from our mobile phone business in Japan and a decrease in program sales.

Costs and Expenses
Operating expenses included a $54 million decrease in programming and production costs, from $1,479 million to $1,425 million and a $158 million decrease in other operating expenses, from $716 million to $558 million. The decrease in programming and production costs was driven by lower talent costs for digital programming, partially offset by higher sports programming costs. The increase in sports programming costs was due to contractual rate increases, partially offset by the comparison to costs for the Summer Olympics in fiscal 2016. Other operating costs, which include technology support and distribution costs, decreased primarily due to lower addressable ad sales.
Selling, general, administrative and other costs decreased $21 million from $882 million to $861 million due to a favorable foreign currency impact.
Equity in the Loss of Investees
Loss from equity investees increased $239 million from a loss of $182 million to a loss of $421 million due to higher losses from BAMTech and Hulu. BAMTech results reflected a valuation adjustment to sports programming rights that were prepaid prior to our acquisition of BAMTech and increased costs for technology platform investments. Hulu results reflected higher programming, distribution, marketing and labor costs, partially offset by growth in advertising and subscription revenues.
Segment Operating Loss
Segment operating loss increased $246 million, to a loss of $284 million due to higher losses from equity investees.
The following table presents supplemental revenue and operating income detail for the Direct-to-Consumer & International segment to provide information on International Channels that were historically reported in the Media Networks segment:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 30, 2017	October 1, 2016
Supplemental revenue detail
International Channels	$1,853	$1,894	(2)%
Other	1,222	1,412	(13)%
	$3,075	$3,306	(7)%
Supplemental operating income/(loss) detail
International Channels	$233	$234	—%
Other	(96)	(90)	(7)%
Equity in the income/(loss) of investees	(421)	(182)	>(100) %
	$(284)	$(38)	>(100) %

Eliminations
The following is a summary of intersegment content transaction revenues and operating income:

	Year Ended		% Change Better / (Worse)
(unaudited; in millions)	September 30, 2017	October 1, 2016
Revenues
Studio Entertainment:
Content transactions with Media Networks	$(137)	$(159)	14%
Content transactions with DTCI	(22)	(11)	(100)%
Media Networks:
Content transactions with DTCI	(454)	(457)	1%
Total	$(613)	$(627)	2%

Operating Income
Studio Entertainment:
Content transactions with Media Networks	$15	$(10)	nm
Media Networks:
Content transactions with DTCI	(2)	—	nm
Total	$13	$(10)	nm
CORPORATE AND UNALLOCATED SHARED EXPENSES
Corporate and unallocated shared expenses are as follows:

				% Change Better/(Worse)
(in millions)	2018	2017	2016	2018 vs. 2017	2017 vs. 2016
Corporate and unallocated shared expenses	$(744)	$(582)	$(640)	(28)%	9%
Corporate and unallocated shared expenses in fiscal 2018 increased $162 million to $744 million from $582 million in fiscal 2017 primarily due to costs related to the 21CF acquisition and higher compensation costs. Corporate and unallocated shared expenses in fiscal 2017 decreased $58 million to $582 million from $640 million in fiscal 2016 due to lower compensation costs, partially offset by higher charitable contributions.
IMPACT OF U.S. FEDERAL INCOME TAX REFORM
As discussed in Note 9 to the Consolidated Financial Statements, the Tax Act resulted in the following impacts to the Company (the amounts recorded in fiscal 2018 are provisional and will be finalized during the first quarter of fiscal 2019):

•	The Company’s federal statutory income tax rate was reduced from 35.0% to 24.5% for fiscal 2018 and to 21.0% for following years.

•
For the year ended September 29, 2018, the Company recognized a net benefit of $1.7 billion, which reflected a $2.1 billion benefit from the Deferred Remeasurement, partially offset by a charge of $0.4 billion for the Deemed Repatriation Tax.

•	Generally, there will no longer be a U.S. federal income tax cost on the repatriation of foreign earnings.

•
The Company will generally be eligible to claim an immediate deduction for investments in qualified fixed assets acquired and film and television productions that commenced after September 27, 2017 and are placed in service during fiscal 2018 through fiscal 2022. The immediate deduction phases out for assets placed in service in fiscal 2023 through fiscal 2027.

•	Certain provisions of the Act are not effective for the Company until fiscal 2019 including:

•	The elimination of the domestic production activities deduction.

•	The taxation of certain foreign derived income in the U.S. at an effective rate of approximately 13% (which increases to approximately 16% in 2025) rather than the general statutory rate of 21%.

•	A minimum effective tax on certain foreign earnings of approximately 13%.

SIGNIFICANT DEVELOPMENTS
During fiscal 2018, the Company launched ESPN+ and continued the development of Disney+, which is scheduled to launch in the U.S. in late 2019. As we intend to use certain of our film and television content on the Disney+ service, in the short term we expect to forgo certain licensing revenue from the sale of this content to third parties. In addition, we anticipate an increase in programming and production investments to provide content for the DTC services.
LIQUIDITY AND CAPITAL RESOURCES
The change in cash, cash equivalents and restricted cash is as follows:

(in millions)	2018	2017	2016
Cash provided by operations	$14,295	$12,343	$13,136
Cash used in investing activities	(5,336)	(4,111)	(5,758)
Cash used in financing activities	(8,843)	(8,959)	(7,220)
Impact of exchange rates on cash, cash equivalents and restricted cash	(25)	31	(123)
Change in cash, cash equivalents and restricted cash	$91	$(696)	$35
Operating Activities
Cash provided by operating activities for fiscal 2018 increased 16% or $2.0 billion to $14.3 billion compared to fiscal 2017 due to a decrease in tax payments resulting from the Tax Act, a decrease in pension plan contributions and higher operating cash flows at Studio Entertainment and Parks, Experiences & Consumer Products, partially offset by lower operating cash flow at Media Networks and Direct-to-Consumer & International and a payment for the rights to develop a real estate property in New York. The increase in operating cash flow at Studio Entertainment was due to higher operating cash receipts driven by an increase in revenue, partially offset by higher operating cash disbursements driven by higher marketing expenses. Parks, Experiences & Consumer Products cash flow reflected higher operating cash receipts due to increased revenue, partially offset by higher payments for labor and other costs. Lower operating cash flow at Media Networks was due to higher television production spending. The decrease in operating cash flow at Direct-to-Consumer & International was due to higher operating cash disbursements.
Cash provided by operating activities for fiscal 2017 decreased 6% or $0.8 billion to $12.3 billion compared to fiscal 2016 due to a decrease in operating cash flow at Studio Entertainment and an increase in pension plan contributions, partially offset by higher operating cash flow at Parks, Experiences & Consumer Products and lower tax payments. The decrease in operating cash flow at Studio Entertainment was due to lower operating cash receipts driven by a decrease in revenue and higher film production spending. Parks, Experiences & Consumer Products cash flow reflected higher operating cash receipts due to increased revenues, partially offset by higher payments for labor and other costs.

Depreciation expense is as follows:

(in millions)	2018	2017	2016
Media Networks
Cable Networks	$111	$122	$129
Broadcasting	88	84	88
Total Media Networks	199	206	217
Parks, Experiences & Consumer Products
Domestic	1,449	1,371	1,314
International	768	679	468
Total Parks, Experiences & Consumer Products	2,217	2,050	1,782
Studio Entertainment	55	50	46
Direct-to-Consumer & International	106	74	61
Corporate	181	206	214
Total depreciation expense	$2,758	$2,586	$2,320
Amortization of intangible assets is as follows:

(in millions)	2018	2017	2016
Media Networks	$—	$—	$2
Parks, Experiences & Consumer Products	110	111	107
Studio Entertainment	64	65	74
Direct-to-Consumer & International	79	20	24
Total amortization of intangible assets	$253	$196	$207
Film and Television Costs
The Company’s Studio Entertainment, Media Networks and Direct-to-Consumer & International segments incur costs to acquire and produce feature film and television programming. Film and television production costs include all internally produced content such as live-action and animated feature films, animated direct-to-video programming, television series, television specials, theatrical stage plays or other similar product. Programming costs include film or television product licensed for a specific period from third parties for airing on the Company’s broadcast, cable networks, television stations and direct-to-consumer streaming services. Programming assets are generally recorded when the programming becomes available to us with a corresponding increase in programming liabilities. Accordingly, we analyze our programming assets net of the related liability.

The Company’s film and television production and programming activity for fiscal years 2018, 2017 and 2016 are as follows:

(in millions)	2018	2017	2016
Beginning balances:
Production and programming assets	$8,759	$7,547	$7,353
Programming liabilities	(1,106)	(1,063)	(989)
	7,653	6,484	6,364
Spending:
Television program licenses and rights	7,770	7,406	6,585
Film and television production	5,590	5,319	4,632
	13,360	12,725	11,217
Amortization:
Television program licenses and rights	(7,966)	(7,595)	(6,678)
Film and television production	(4,871)	(4,055)	(4,438)
	(12,837)	(11,650)	(11,116)
Change in film and television production and programming costs	523	1,075	101
Other non-cash activity	(152)	94	19
Ending balances:
Production and programming assets	9,202	8,759	7,547
Programming liabilities	(1,178)	(1,106)	(1,063)
	$8,024	$7,653	$6,484
Investing Activities
Investing activities consist principally of investments in parks, resorts and other property and acquisition and divestiture activity. The Company’s investments in parks, resorts and other property for fiscal years 2018, 2017 and 2016 are as follows:

(in millions)	2018	2017	2016
Media Networks
Cable Networks	$96	$64	$81
Broadcasting	107	67	73
Parks, Experiences & Consumer Products
Domestic	3,223	2,392	2,215
International	677	827	2,053
Studio Entertainment	96	85	86
Direct-to-Consumer & International	107	30	65
Corporate	159	158	200
	$4,465	$3,623	$4,773
Capital expenditures for the Parks, Experiences & Consumer Products segment are principally for theme park and resort expansion, new attractions, cruise ships, capital improvements and systems infrastructure. The increase at our domestic Parks & Experiences in fiscal 2018 compared to fiscal 2017 was due to spending on new attractions at Walt Disney World Resort and Disneyland Resort, while the increase in fiscal 2017 compared to fiscal 2016 was due to spending on new attractions at Disneyland Resort. The decrease in capital expenditures at our international Parks & Experiences in fiscal 2018 compared to fiscal 2017 and fiscal 2017 compared to fiscal 2016 was due to lower spending at Shanghai Disney Resort and Hong Kong Disneyland Resort.
Capital expenditures at Media Networks segment primarily reflect investments in facilities and equipment for expanding and upgrading broadcast centers, production facilities and television station facilities.

Capital expenditures at Direct-to-Consumer & International segment reflect investments in technology. The increase in fiscal 2018 compared to fiscal 2017 was due to spending at BAMTech.
Capital expenditures at Corporate primarily reflect investments in corporate facilities, information technology infrastructure and equipment.
The Company currently expects its fiscal 2019 capital expenditures will be approximately $1 billion higher than fiscal 2018 capital expenditures of $4.5 billion due to increased investments at our domestic and international parks and resorts.
Other Investing Activities
The fiscal 2018 spending of $1.6 billion on acquisitions was for the September 2017 acquisition of BAMTech. Cash provided by other investing activities of $710 million reflected $1.2 billion of cash received in connection with the sales of real estate and property rights, partially offset by contributions of $442 million to a joint venture.
The fiscal 2017 spending of $417 million on acquisitions was for the January 2017 acquisition of additional interests in BAMTech for $557 million, partially offset by $140 million of cash assumed upon the consolidation of BAMTech. Cash used in other investing activities of $71 million reflected $266 million of contributions to joint ventures and investment purchases, partially offset by $173 million of proceeds from investment dispositions.
The fiscal 2016 spending of $850 million on acquisitions was for a 15% interest in BAMTech and an 11% interest in Vice. Cash used in other investing activities of $135 million reflected $109 million of contributions to joint ventures and investment purchases and $74 million in premiums paid for foreign currency option contracts in connection with our commitment to acquire two new cruise ships.
Financing Activities
Cash used in financing activities was $8.8 billion in fiscal 2018 compared to $9.0 billion in fiscal 2017. The net use of cash in the current year was due to $3.6 billion of common stock repurchases, $2.5 billion in dividends and a net repayment of borrowings of $2.6 billion. Cash used in financing activities was comparable to fiscal 2017 as lower common stock repurchases ($3.6 billion in fiscal 2018 compared to $9.4 billion in fiscal 2017) and higher contributions from noncontrolling interest holders of $0.4 billion was essentially offset by a net repayment of borrowings in the current year compared to a net increase in borrowings in the prior year ($2.6 billion decrease in fiscal 2018 compared to $3.7 billion increase in fiscal 2017).
Cash used in financing activities was $9.0 billion in fiscal 2017 compared to $7.2 billion in fiscal 2016. The net use of cash in fiscal 2017 was due to $9.4 billion of common stock repurchases, $2.4 billion in dividends and $0.8 billion in payments to noncontrolling interest holders, partially offset by net borrowings of $3.7 billion. The increase in cash used in financing activities in fiscal 2017 compared to fiscal 2016 was due to higher common stock repurchases ($9.4 billion in fiscal 2017 compared to $7.5 billion in fiscal 2016).
During the year ended September 29, 2018, the Company’s borrowing activity was as follows:

(in millions)	September 30, 2017	Borrowings	Payments	Other Activity	September 29, 2018
Commercial paper with original maturities less than three months, net (1)	$1,151	$—	$(1,099)	$(2)	$50
Commercial paper with original maturities greater than three months	1,621	8,079	(8,748)	3	955
U.S. and European medium-term notes	19,721	—	(1,800)	21	17,942
Asia Theme Parks borrowings	1,145	—	—	—	1,145
BAMTech acquisition payable	1,581	—	(1,581)	—	—
Foreign currency denominated debt and other (2)	72	1,056	(71)	(275)	782
Total	$25,291	$9,135	$(13,299)	$(253)	$20,874

(1)	Borrowings and reductions of borrowings are reported net.

(2)	The other activity is due to market value adjustments for debt with qualifying hedges.

See Note 8 to the Consolidated Financial Statements for information regarding the Company’s bank facilities. The Company may use commercial paper borrowings up to the amount of its unused bank facilities, in conjunction with term debt issuance and operating cash flow, to retire or refinance other borrowings before or as they come due.
See Note 11 to the Consolidated Financial Statements for a summary of the Company’s dividends and share repurchases in fiscal 2018, 2017 and 2016.
We believe that the Company’s financial condition is strong and that its cash balances, other liquid assets, operating cash flows, access to debt and equity capital markets and borrowing capacity, taken together, provide adequate resources to fund the cash consideration in the pending acquisition of 21CF, ongoing operating requirements and future capital expenditures related to the expansion of existing businesses and development of new projects. However, the Company’s operating cash flow and access to the capital markets can be impacted by macroeconomic factors outside of its control. In addition to macroeconomic factors, the Company’s borrowing costs can be impacted by short- and long-term debt ratings assigned by nationally recognized rating agencies, which are based, in significant part, on the Company’s performance as measured by certain credit metrics such as interest coverage and leverage ratios. As of September 29, 2018, Moody’s Investors Service’s long- and short-term debt ratings for the Company were A2 and P-1, respectively, Standard and Poor’s long- and short-term debt ratings for the Company were A+ and A-1, and Fitch’s long- and short-term debt ratings for the Company were A and F1, respectively. Each of Moody’s Investors Service, Standard and Poor’s and Fitch had placed the Company’s long- and short-term debt ratings on review for downgrade as a result of the pending acquisition of 21CF. On October 8, 2018, Moody’s Investor Service affirmed the Company’s long- and short-term debt ratings of A2 and P-1, respectively, following its review of the impact of the acquisition. The Company currently expects Standard and Poor’s to finalize its review of the Company’s debt ratings upon closing of the acquisition and one or more of the agencies may downgrade our long and short-term debt ratings. Should a downgrade occur, we do not anticipate that it would impact our ability to fund ongoing operating requirements and future capital expenditures. The Company’s bank facilities contain only one financial covenant, relating to interest coverage, which the Company met on September 29, 2018, by a significant margin. The Company’s bank facilities also specifically exclude certain entities, including the Asia Theme Parks, from any representations, covenants or events of default.
CONTRACTUAL OBLIGATIONS, COMMITMENTS AND OFF BALANCE SHEET ARRANGEMENTS
The Company has various contractual obligations, which are recorded as liabilities in our consolidated financial statements. Other items, such as certain purchase commitments and other executory contracts, are not recognized as liabilities in our consolidated financial statements but are required to be disclosed in the footnotes to the financial statements. For example, the Company is contractually committed to acquire broadcast programming and make certain minimum lease payments for the use of property under operating lease agreements.

The following table summarizes our significant contractual obligations and commitments on an undiscounted basis at September 29, 2018 and the future periods in which such obligations are expected to be settled in cash. In addition, the table reflects the timing of principal and interest payments on outstanding borrowings based on their contractual maturities. Additional details regarding these obligations are provided in the Notes to the Consolidated Financial Statements, as referenced in the table:

	Payments Due by Period
(in millions)	Total	Less than 1 Year	1-3 Years	4-5 Years	More than 5 Years
Borrowings (Note 8)(1)	$28,240	$4,412	$6,095	$3,803	$13,930
Operating lease commitments (Note 14)	3,584	681	1,041	642	1,220
Capital lease obligations (Note 14)	540	24	40	34	442
Sports programming commitments (Note 14)	42,536	6,835	14,216	9,291	12,194
Broadcast programming commitments (Note 14)	2,077	505	536	389	647
Total sports and other broadcast programming commitments	44,613	7,340	14,752	9,680	12,841
Other(2)	7,294	1,793	1,837	1,996	1,668
Total contractual obligations(3)	$84,271	$14,250	$23,765	$16,155	$30,101

(1)
Excludes market value adjustments, which reduce recorded borrowings by $304 million. Includes interest payments based on contractual terms for fixed rate debt and on current interest rates for variable rate debt. In 2023, the Company has the ability to call a debt instrument prior to its scheduled maturity, which if exercised by the Company would reduce future interest payments by $1.0 billion.

(2)
Other commitments primarily comprise contracts for the construction of three new cruise ships, creative talent and employment agreements and unrecognized tax benefits. Creative talent and employment agreements include obligations to actors, producers, sports, television and radio personalities and executives.

(3)	Contractual commitments include the following:

Liabilities recorded on the balance sheet	$21,991
Commitments not recorded on the balance sheet	62,280
$84,271
The Company also has obligations with respect to its pension and postretirement medical benefit plans. See Note 10 to the Consolidated Financial Statements.
Contingent Commitments and Contractual Guarantees
See Notes 3, 6 and 14 to the Consolidated Financial Statements for information regarding the Company’s contingent commitments and contractual guarantees.
Legal and Tax Matters
As disclosed in Notes 9 and 14 to the Consolidated Financial Statements, the Company has exposure for certain tax and legal matters.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
We believe that the application of the following accounting policies, which are important to our financial position and results of operations, require significant judgments and estimates on the part of management. For a summary of our significant accounting policies, including the accounting policies discussed below, see Note 2 to the Consolidated Financial Statements.
Film and Television Revenues and Costs
We expense film and television production, participation and residual costs over the applicable product life cycle based upon the ratio of the current period’s revenues to the estimated remaining total revenues (Ultimate Revenues) for each production. If our estimate of Ultimate Revenues decreases, amortization of film and television costs may be accelerated. Conversely, if our estimate of Ultimate Revenues increases, film and television cost amortization may be slowed. For film productions, Ultimate Revenues include revenues from all sources that will be earned within ten years from the date of the initial theatrical release. For television series, Ultimate Revenues include revenues that will be earned within ten years from delivery of the first episode, or if still in production, five years from delivery of the most recent episode, if later.
With respect to films intended for theatrical release, the most sensitive factor affecting our estimate of Ultimate Revenues (and therefore affecting future film cost amortization and/or impairment) is theatrical performance. Revenues derived from other markets subsequent to the theatrical release (e.g., the home entertainment or television markets) have historically been highly correlated with the theatrical performance. Theatrical performance varies primarily based upon the public interest and demand for a particular film, the popularity of competing films at the time of release and the level of marketing effort. Upon a film’s release and determination of the theatrical performance, the Company’s estimates of revenues from succeeding windows and markets are revised based on historical relationships and an analysis of current market trends. The most sensitive factor affecting our estimate of Ultimate Revenues for released films is the level of expected home entertainment sales. Home entertainment sales vary based on the number and quality of competing home entertainment products, as well as the manner in which retailers market and price our products.
With respect to television series or other television productions intended for broadcast, the most sensitive factors affecting estimates of Ultimate Revenues are program ratings and the strength of the advertising market. Program ratings, which are an indication of market acceptance, directly affect the Company’s ability to generate advertising revenues during the airing of the program. In addition, television series with greater market acceptance are more likely to generate incremental revenues through the licensing of program rights worldwide to television distributors, SVOD services and in home entertainment formats. Alternatively, poor ratings may result in cancellation of the program, which would require an immediate write-down of any unamortized production costs. A significant decline in the advertising market would also negatively impact our estimates.
We expense the cost of television broadcast rights for acquired series, movies and other programs based on the number of times the program is expected to be aired or on a straight-line basis over the useful life, as appropriate. Amortization of those television programming assets being amortized on a number of airings basis may be accelerated if we reduce the estimated future airings and slowed if we increase the estimated future airings. The number of future airings of a particular program is impacted primarily by the program’s ratings in previous airings, expected advertising rates and availability and quality of alternative programming. Accordingly, planned usage is reviewed periodically and revised if necessary. We amortize rights costs for multi-year sports programming arrangements during the applicable seasons based on the estimated relative value of each year in the arrangement. The estimated value of each year is based on our projections of revenues over the contract period, which include advertising revenue and an allocation of affiliate revenue. If the annual contractual payments related to each season approximate each season’s estimated relative value, we expense the related contractual payments during the applicable season. If planned usage patterns or estimated relative values by year were to change significantly, amortization of our sports rights costs may be accelerated or slowed.
Costs of film and television productions are subject to regular recoverability assessments, which compare the estimated fair values with the unamortized costs. The net realizable values of television broadcast program licenses and rights are reviewed using a daypart methodology. A daypart is defined as an aggregation of programs broadcast during a particular time of day or programs of a similar type. The Company’s dayparts are: primetime, daytime, late night, news and sports (includes broadcast and cable networks). The net realizable values of other cable programming assets are reviewed on an aggregated basis for each cable network. Individual programs are written off when there are no plans to air or sublicense the program. Estimated values are based upon assumptions about future demand and market conditions. If actual demand or market conditions are less favorable than our projections, film, television and programming cost write-downs may be required.
Revenue Recognition
The Company has revenue recognition policies for its various operating segments that are appropriate to the circumstances of each business. See Note 2 to the Consolidated Financial Statements for a summary of these revenue recognition policies.
We reduce home entertainment revenues for estimated future returns of merchandise and for customer programs and sales incentives. These estimates are based upon historical return experience, current economic trends and projections of customer demand for and acceptance of our products. If we underestimate the level of returns or sales incentives in a particular period, we may record less revenue in later periods when returns or sales incentives exceed the estimated amount. Conversely, if we overestimate the level of returns or sales incentives for a period, we may have additional revenue in later periods when returns or sales incentives are less than estimated.
Pension and Postretirement Medical Plan Actuarial Assumptions
The Company’s pension and postretirement medical benefit obligations and related costs are calculated using a number of actuarial assumptions. Two critical assumptions, the discount rate and the expected return on plan assets, are important elements of expense and/or liability measurement, which we evaluate annually. Other assumptions include the healthcare cost trend rate and employee demographic factors such as retirement patterns, mortality, turnover and rate of compensation increase.
The discount rate enables us to state expected future cash payments for benefits as a present value on the measurement date. A lower discount rate increases the present value of benefit obligations and increases pension expense. The guideline for setting this rate is a high-quality long-term corporate bond rate. We increased our discount rate to 4.31% at the end of fiscal 2018 from 3.88% at the end of fiscal 2017 to reflect market interest rate conditions at our fiscal 2018 year end measurement date. The Company’s discount rate was determined by considering yield curves constructed of a large population of high-quality corporate bonds and reflects the matching of plans’ liability cash flows to the yield curves. A one percentage point decrease in the assumed discount rate would increase total benefit expense for fiscal 2019 by approximately $241 million and would increase the projected benefit obligation at September 29, 2018 by approximately $2.7 billion. A one percentage point increase in the assumed discount rate would decrease total benefit expense and the projected benefit obligation by approximately $229 million and $2.3 billion, respectively.
To determine the expected long-term rate of return on the plan assets, we consider the current and expected asset allocation as well as historical and expected returns on each plan asset class. Our expected return on plan assets is 7.50%. A lower expected rate of return on pension plan assets will increase pension expense, while a higher expected rate of return on pension plan assets will decrease pension expense. A one percentage point change in the long-term asset return assumption would impact fiscal 2019 annual benefit expense by approximately $135 million.
Goodwill, Other Intangible Assets, Long-Lived Assets and Investments
The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and if current events or circumstances require, on an interim basis. Goodwill is allocated to various reporting units, which are an operating segment or one level below the operating segment. The Company compares the fair value of each reporting unit to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the amount of goodwill allocated to the reporting unit.
To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units. The discounted cash flow analyses are sensitive to our estimates of future revenue growth and margins for these businesses. We include in the projected cash flows an estimate of the revenue we believe the reporting unit would receive if the intellectual property developed by the reporting unit that is being used by other reporting units was licensed to an unrelated third party at its fair market value. We believe our estimates of fair value are consistent with how a marketplace participant would value our reporting units.
In times of adverse economic conditions in the global economy, the Company’s long-term cash flow projections are subject to a greater degree of uncertainty than usual. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.
The Company is required to compare the fair values of other indefinite-lived intangible assets to their carrying amounts. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate.
The Company tests long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount may not be recoverable. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for use requires a comparison of cash flows expected to be generated over the useful life of an asset group to the carrying value of the asset group. An asset group is established by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets and could include assets used across multiple businesses or segments. If the carrying value of an asset group exceeds the estimated undiscounted future cash flows, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. The impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value. For assets held for sale, to the extent the carrying value is greater than the asset’s fair value less costs to sell, an impairment loss is recognized for the difference. Determining whether a long-lived asset is impaired requires various estimates and assumptions, including whether a triggering event has occurred, the identification of the asset groups, estimates of future cash flows and the discount rate used to determine fair values. If we had established different asset groups or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.
The Company has cost and equity investments. The fair value of these investments is dependent on the performance of the investee companies as well as volatility inherent in the external markets for these investments. In assessing the potential impairment of these investments, we consider these factors as well as the forecasted financial performance of the investees and market values, where available. If these forecasts are not met or market values indicate an other-than-temporary decline in value, impairment charges may be required.
The Company tested its goodwill and other indefinite-lived intangible assets, long-lived assets and investments for impairment and recorded non-cash impairment charges of $210 million, $22 million and $7 million in fiscal years 2018, 2017 and 2016, respectively. The fiscal 2018 impairment charges were recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statements of Income. The fiscal 2017 and 2016 impairment charges were recorded in “Restructuring and impairment charges” in the Consolidated Statements of Income.
Allowance for Doubtful Accounts
We evaluate our allowance for doubtful accounts and estimate collectability of accounts receivable based on our analysis of historical bad debt experience in conjunction with our assessment of the financial condition of individual companies with which we do business. In times of domestic or global economic turmoil, our estimates and judgments with respect to the collectability of our receivables are subject to greater uncertainty than in more stable periods. If our estimate of uncollectible accounts is too low, costs and expenses may increase in future periods, and if it is too high, costs and expenses may decrease in future periods.
Contingencies and Litigation
We are currently involved in certain legal proceedings and, as required, have accrued estimates of the probable and estimable losses for the resolution of these proceedings. These estimates are based upon an analysis of potential results, assuming a combination of litigation and settlement strategies and have been developed in consultation with outside counsel as appropriate. From time to time, we may also be involved in other contingent matters for which we have accrued estimates for a probable and estimable loss. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in our assumptions or the effectiveness of our strategies related to legal proceedings or our assumptions regarding other contingent matters. See Note 14 to the Consolidated Financial Statements for more detailed information on litigation exposure.
Income Tax Audits
As a matter of course, the Company is regularly audited by federal, state and foreign tax authorities. From time to time, these audits result in proposed assessments. Our determinations regarding the recognition of income tax benefits are made in consultation with outside tax and legal counsel, where appropriate, and are based upon the technical merits of our tax positions in consideration of applicable tax statutes and related interpretations and precedents and upon the expected outcome of proceedings (or negotiations) with taxing and legal authorities. The tax benefits ultimately realized by the Company may differ from those recognized in our future financial statements based on a number of factors, including the Company’s decision to settle rather than litigate a matter, relevant legal precedent related to similar matters and the Company’s success in supporting its filing positions with taxing authorities.
New Accounting Pronouncements
See Note 18 to the Consolidated Financial Statements for information regarding new accounting pronouncements.
FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of the Company. We may from time to time make written or oral statements that are “forward-looking,” including statements contained in this report and other filings with the SEC and in reports to our shareholders. Such statements may, for example, express expectations or projections about future actions that we may take, including restructuring or strategic initiatives, or about developments beyond our control including changes in domestic or global economic conditions. These statements are made on the basis of management’s views and assumptions as of the time the statements are made and we undertake no obligation to update these statements. There can be no assurance, however, that our expectations will necessarily come to pass. Significant factors affecting these expectations are set forth under Item 1A – Risk Factors on Form 10-K as filed on November 21, 2018.

THE WALT DISNEY COMPANY AND SUBSIDIARIES

All schedules are omitted for the reason that they are not applicable or the required information is included in the financial statements or notes.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements prepared for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Under the supervision and with the participation of management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013. Based on our evaluation under the framework in Internal Control - Integrated Framework, management concluded that our internal control over financial reporting was effective as of September 29, 2018.
The effectiveness of our internal control over financial reporting as of September 29, 2018 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report, which is included herein.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of The Walt Disney Company
Opinions on the Financial Statements and Internal Control over Financial Reporting
We have audited the accompanying consolidated balance sheets of The Walt Disney Company and its subsidiaries (the Company) as of September 29, 2018 and September 30, 2017, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the three years in the period ended September 29, 2018, including the related notes (collectively referred to as the “consolidated financial statements”). We also have audited the Company’s internal control over financial reporting as of September 29, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of September 29, 2018 and September 30, 2017, and the results of its operations and its cash flows for each of the three years in the period ended September 29, 2018 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of September 29, 2018, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.
Basis for Opinions
The Company’s management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.
Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Los Angeles, California
November 21, 2018, except for the change in composition of reportable segments as discussed in Note 1 to the consolidated financial statements, as to which the date is February 15, 2019.
We have served as the Company’s auditor since 1938.

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

	2018	2017	2016
Revenues:
Services	$50,869	$46,843	$47,130
Products	8,565	8,294	8,502
Total revenues	59,434	55,137	55,632
Costs and expenses:
Cost of services (exclusive of depreciation and amortization)	(27,528)	(25,320)	(24,653)
Cost of products (exclusive of depreciation and amortization)	(5,198)	(4,986)	(5,340)
Selling, general, administrative and other	(8,860)	(8,176)	(8,754)
Depreciation and amortization	(3,011)	(2,782)	(2,527)
Total costs and expenses	(44,597)	(41,264)	(41,274)
Restructuring and impairment charges	(33)	(98)	(156)
Other income, net	601	78	—
Interest expense, net	(574)	(385)	(260)
Equity in the income (loss) of investees, net	(102)	320	926
Income before income taxes	14,729	13,788	14,868
Income taxes	(1,663)	(4,422)	(5,078)
Net income	13,066	9,366	9,790
Less: Net income attributable to noncontrolling interests	(468)	(386)	(399)
Net income attributable to The Walt Disney Company (Disney)	$12,598	$8,980	$9,391

Earnings per share attributable to Disney:
Diluted	$8.36	$5.69	$5.73
Basic	$8.40	$5.73	$5.76

Weighted average number of common and common equivalent shares outstanding:
Diluted	1,507	1,578	1,639
Basic	1,499	1,568	1,629

Dividends declared per share	$1.68	$1.56	$1.42
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

	2018	2017	2016
Net Income	$13,066	$9,366	$9,790
Other comprehensive income/(loss), net of tax:
Market value adjustments for investments	7	(18)	13
Market value adjustments for hedges	207	(37)	(359)
Pension and postretirement medical plan adjustments	434	584	(1,154)
Foreign currency translation and other	(289)	(103)	(156)
Other comprehensive income/(loss)	359	426	(1,656)
Comprehensive income	13,425	9,792	8,134
Net income attributable to noncontrolling interests, including redeemable noncontrolling interests	(468)	(386)	(399)
Other comprehensive loss attributable to noncontrolling interests	72	25	98
Comprehensive income attributable to Disney	$13,029	$9,431	$7,833
See Notes to Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(in millions, except per share data)

	September 29, 2018	September 30, 2017
ASSETS
Current assets
Cash and cash equivalents	$4,150	$4,017
Receivables	9,334	8,633
Inventories	1,392	1,373
Television costs and advances	1,314	1,278
Other current assets	635	588
Total current assets	16,825	15,889
Film and television costs	7,888	7,481
Investments	2,899	3,202
Parks, resorts and other property
Attractions, buildings and equipment	55,238	54,043
Accumulated depreciation	(30,764)	(29,037)
	24,474	25,006
Projects in progress	3,942	2,145
Land	1,124	1,255
	29,540	28,406
Intangible assets, net	6,812	6,995
Goodwill	31,269	31,426
Other assets	3,365	2,390
Total assets	$98,598	$95,789
LIABILITIES AND EQUITY
Current liabilities
Accounts payable and other accrued liabilities	$9,479	$8,855
Current portion of borrowings	3,790	6,172
Deferred revenue and other	4,591	4,568
Total current liabilities	17,860	19,595
Borrowings	17,084	19,119
Deferred income taxes	3,109	4,480
Other long-term liabilities	6,590	6,443
Commitments and contingencies (Note 14)
Redeemable noncontrolling interests	1,123	1,148
Equity
Preferred stock	—	—
Common stock, $.01 par value, Authorized – 4.6 billion shares, Issued – 2.9 billion shares	36,779	36,248
Retained earnings	82,679	72,606
Accumulated other comprehensive loss	(3,097)	(3,528)
	116,361	105,326
Treasury stock, at cost, 1.4 billion shares	(67,588)	(64,011)
Total Disney Shareholders’ equity	48,773	41,315
Noncontrolling interests	4,059	3,689
Total equity	52,832	45,004
Total liabilities and equity	$98,598	$95,789
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	2018	2017	2016
OPERATING ACTIVITIES
Net income	$13,066	$9,366	$9,790
Depreciation and amortization	3,011	2,782	2,527
Gains on acquisitions and dispositions	(560)	(289)	(26)
Deferred income taxes	(1,573)	334	1,214
Equity in the (income) loss of investees	102	(320)	(926)
Cash distributions received from equity investees	775	788	799
Net change in film and television costs and advances	(523)	(1,075)	(101)
Equity-based compensation	393	364	393
Other	441	503	674
Changes in operating assets and liabilities:
Receivables	(720)	107	(393)
Inventories	(17)	(5)	186
Other assets	(927)	(52)	(443)
Accounts payable and other accrued liabilities	235	(368)	40
Income taxes	592	208	(598)
Cash provided by operations	14,295	12,343	13,136

INVESTING ACTIVITIES
Investments in parks, resorts and other property	(4,465)	(3,623)	(4,773)
Acquisitions	(1,581)	(417)	(850)
Other	710	(71)	(135)
Cash used in investing activities	(5,336)	(4,111)	(5,758)

FINANCING ACTIVITIES
Commercial paper borrowings/(payments), net	(1,768)	1,247	(920)
Borrowings	1,056	4,820	6,065
Reduction of borrowings	(1,871)	(2,364)	(2,205)
Dividends	(2,515)	(2,445)	(2,313)
Repurchases of common stock	(3,577)	(9,368)	(7,499)
Proceeds from exercise of stock options	210	276	259
Contributions from noncontrolling interest holders	399	17	—
Other	(777)	(1,142)	(607)
Cash used in financing activities	(8,843)	(8,959)	(7,220)

Impact of exchange rates on cash, cash equivalents and restricted cash	(25)	31	(123)

Change in cash, cash equivalents and restricted cash	91	(696)	35
Cash, cash equivalents and restricted cash, beginning of year	4,064	4,760	4,725
Cash, cash equivalents and restricted cash, end of year	$4,155	$4,064	$4,760

Supplemental disclosure of cash flow information:
Interest paid	$631	$466	$395
Income taxes paid	$2,503	$3,801	$4,133
See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in millions)

	Equity Attributable to Disney
	Shares	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Disney Equity	Non-controlling Interests (1)	Total Equity
Balance at October 3, 2015	1,661	$35,122	$59,028	$(2,421)	$(47,204)	$44,525	$4,130	$48,655
Comprehensive income	—	—	9,391	(1,558)	—	7,833	301	8,134
Equity compensation activity	10	726	—	—	—	726	—	726
Common stock repurchases	(74)	—	—	—	(7,499)	(7,499)	—	(7,499)
Dividends	—	15	(2,328)	—	—	(2,313)	—	(2,313)
Distributions and other	—	(4)	(3)	—	—	(7)	(373)	(380)
Balance at October 1, 2016	1,597	$35,859	$66,088	$(3,979)	$(54,703)	$43,265	$4,058	$47,323
Comprehensive income	—	—	8,980	451	—	9,431	361	9,792
Equity compensation activity	8	529	—	—	—	529	—	529
Common stock repurchases	(89)	—	—	—	(9,368)	(9,368)	—	(9,368)
Dividends	—	13	(2,458)	—	—	(2,445)	—	(2,445)
Contributions	—	—	—	—	—	—	17	17
Distributions and other	1	(153)	(4)	—	60	(97)	(747)	(844)
Balance at September 30, 2017	1,517	$36,248	$72,606	$(3,528)	$(64,011)	$41,315	$3,689	$45,004
Comprehensive income	—	—	12,598	431	—	13,029	425	13,454
Equity compensation activity	6	518	—	—	—	518	—	518
Common stock repurchases	(35)	—	—	—	(3,577)	(3,577)	—	(3,577)
Dividends	—	14	(2,529)	—	—	(2,515)	—	(2,515)
Contributions	—	—	—	—	—	—	488	488
Distributions and other	—	(1)	4	—	—	3	(543)	(540)
Balance at September 29, 2018	1,488	$36,779	$82,679	$(3,097)	$(67,588)	$48,773	$4,059	$52,832
(1)     Excludes redeemable noncontrolling interest
See Notes to Consolidated Financial Statements

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Tabular dollars in millions, except per share amounts)

1	Description of the Business and Segment Information
The Walt Disney Company, together with the subsidiaries through which businesses are conducted (the Company), is a diversified worldwide entertainment company with operations in the following business segments: Media Networks; Parks, Experiences & Consumer Products; Studio Entertainment; and Direct-to-Consumer & International.
DESCRIPTION OF THE BUSINESS
Media Networks Segment
The Company operates cable programming businesses branded ESPN, Disney and Freeform, broadcast businesses, which include the ABC TV Network and eight owned television stations, and radio businesses. The ABC TV network has affiliated stations providing coverage to consumers throughout the U.S. The Company also produces original live-action and animated television programming, which may be sold in network, first-run syndication and other television markets worldwide, to subscription video-on-demand services (including content transactions with other Company segments) and in home entertainment formats (such as DVD, Blu-ray and electric home video license). The Company has interests in media businesses reported in the Media Networks segment that are accounted for under the equity method including A+E Television Networks LLC (A+E) and CTV Specialty Television, Inc. (CTV). Media Networks also programs certain of the Company’s branded internet sites and apps.
Parks, Experiences & Consumer Products Segment
The Company owns and operates the Walt Disney World Resort in Florida and the Disneyland Resort in California. The Walt Disney World Resort includes four theme parks (the Magic Kingdom, Epcot, Disney’s Hollywood Studios and Disney’s Animal Kingdom); 18 resort hotels; vacation club properties; a retail, dining and entertainment complex (Disney Springs); a sports complex; conference centers; campgrounds; water parks; and other recreational facilities. The Disneyland Resort includes two theme parks (Disneyland and Disney California Adventure), three resort hotels and a retail, dining and entertainment complex (Downtown Disney). Internationally, the Company owns and operates Disneyland Paris, which includes two theme parks (Disneyland Park and Walt Disney Studios Park); seven themed resort hotels; two convention centers; a retail, dining and entertainment complex (Disney Village); a 27-hole golf facility; and a 50% interest in Villages Nature, a European eco-tourism resort. The Company manages and has a 47% ownership interest in Hong Kong Disneyland Resort, which includes one theme park and three themed resort hotels. The Company has a 43% ownership interest in Shanghai Disney Resort, which includes one theme park; two themed resort hotels; a retail, dining and entertainment complex (Disneytown); and an outdoor recreational area. The Company also has a 70% ownership interest in the management company of Shanghai Disney Resort. The Company earns royalties on revenues generated by the Tokyo Disney Resort, which includes two theme parks (Tokyo Disneyland and Tokyo DisneySea) and four Disney-branded hotels and is owned and operated by an unrelated Japanese corporation. The Company develops, manages and markets vacation club ownership interests through the Disney Vacation Club; operates the Disney Cruise Line; the Adventures by Disney guided group vacations business; and Aulani, a hotel and vacation club resort in Hawaii. The Company’s Walt Disney Imagineering unit designs and develops theme park concepts and attractions as well as resort properties. The Company licenses its trade names, characters, visual, literary and other intellectual properties to various manufacturers, game developers, publishers and retailers throughout the world. The Company also sells branded merchandise through retail, online and wholesale businesses, and develops and publishes books, magazines, comic books and games. As of the end of fiscal 2018, the Company had substantially exited the vertical games development business.
Studio Entertainment Segment
The Company produces and acquires live-action and animated motion pictures for worldwide distribution in the theatrical, home entertainment and television markets and to subscription video on demand services. The Company distributes these products through its own distribution and marketing companies in the U.S. and both directly and through independent companies and joint ventures in foreign markets. Our primary banners are Walt Disney Pictures, Pixar, Marvel, Lucasfilm and Touchstone. The Studio Entertainment segment also provides content to other Company segments. The Company also produces stage plays and musical recordings, licenses and produces live entertainment events and provides visual and audio effects and other post-production services.

Direct-to-Consumer & International Segment
The Company operates Disney and ESPN branded television networks and channels outside of the U.S. and operates the Company’s direct-to-consumer streaming services. In April 2018, the Company launched ESPN+, a direct-to-consumer streaming service providing multi-sports content. The Company expects to launch Disney+, which will offer a range of Disney, Pixar, Marvel and Lucasfilm content, in late 2019. The Company also operates Disney Movie Club, which sells DVD/Blu-rays directly to U.S. and Canadian consumers, and provides streaming technology services to third parties. The Company has interests in media businesses reported in the Direct-to-Consumer & International segment that are accounted for under the equity method including Hulu LLC (Hulu), Vice Group Holding, Inc. (Vice) and Seven TV.
SEGMENT INFORMATION
Segment operating results reflect earnings before corporate and unallocated shared expenses, restructuring and impairment charges, other expense, interest expense, income taxes and noncontrolling interests. Segment operating income includes equity in the income of investees. Corporate and unallocated shared expenses principally consist of corporate functions, executive management and certain unallocated administrative support functions.
The following segment results include allocations of certain costs, including information technology, pension, legal and other shared services costs, which are allocated based on metrics designed to correlate with consumption. These allocations are agreed-upon amounts between the businesses and may differ from amounts that would be negotiated in arm’s length transactions.
Intersegment content transactions (e.g. feature films aired on the ABC Television Network) are presented “gross” (i.e. the segment producing the content reports revenue and profit from intersegment transactions in a manner similar to the reporting of third-party transactions, and the required eliminations are reported on a separate “Eliminations” line when presenting a summary of our segment results). Other intersegment transactions are reported “Net” (i.e. revenue between segments is recorded as a reduction of costs) except that Studio Entertainment revenues and operating income include an allocation of Parks, Experiences & Consumer Products revenues, which is meant to reflect royalties on revenue generated by Parks, Experiences & Consumer Products on merchandise based on intellectual property from Studio Entertainment films.

	2018	2017	2016
Revenues
Media Networks	$21,922	$21,299	$21,326
Parks, Experiences & Consumer Products
Third parties	25,257	23,516	22,998
Intersegment	(556)	(492)	(740)
	24,701	23,024	22,258
Studio Entertainment
Third parties	9,509	7,860	8,629
Intersegment	556	492	740
	10,065	8,352	9,369
Direct-to-Consumer & International	3,414	3,075	3,306
Eliminations(1)	(668)	(613)	(627)

Total consolidated revenues	$59,434	$55,137	$55,632
Segment operating income
Media Networks	$7,338	$7,196	$7,804
Parks, Experiences & Consumer Products	6,095	5,487	5,198
Studio Entertainment	3,004	2,363	2,767
Direct-to-Consumer & International	(738)	(284)	(38)
Eliminations(1)	(10)	13	(10)
Total segment operating income(2)	$15,689	$14,775	$15,721

	2018	2017	2016
Reconciliation of segment operating income to income before income taxes
Segment operating income	$15,689	$14,775	$15,721
Corporate and unallocated shared expenses	(744)	(582)	(640)
Restructuring and impairment charges	(33)	(98)	(156)
Other income, net	601	78	—
Interest expense, net	(574)	(385)	(260)
Vice Gain(2)	—	—	332
Infinity Charge(3)	—	—	(129)
Impairment of equity investments(2)	(210)	—	—
Income before income taxes	$14,729	$13,788	$14,868
Capital expenditures
Media Networks
Cable Networks	$96	$64	$81
Broadcasting	107	67	73
Parks, Experiences & Consumer Products
Domestic	3,223	2,392	2,215
International	677	827	2,053
Studio Entertainment	96	85	86
Direct-to-Consumer & International	107	30	65
Corporate	159	158	200
Total capital expenditures	$4,465	$3,623	$4,773

Depreciation expense
Media Networks	$199	$206	$217
Parks, Experiences & Consumer Products
Domestic	1,449	1,371	1,314
International	768	679	468
Studio Entertainment	55	50	46
Direct-to-Consumer & International	106	74	61
Corporate	181	206	214
Total depreciation expense	$2,758	$2,586	$2,320
Amortization of intangible assets
Media Networks	$—	$—	$2
Parks, Experiences & Consumer Products	110	111	107
Studio Entertainment	64	65	74
Direct-to-Consumer & International	79	20	24
Total amortization of intangible assets	$253	$196	$207

	2018	2017	2016
Identifiable assets(4)
Media Networks	$14,216	$13,660
Parks, Experiences & Consumer Products	34,684	33,755
Studio Entertainment	10,197	9,672
Direct-to-Consumer & International	3,558	4,083
Corporate(5)	4,977	3,475
Eliminations	(303)	(282)
Goodwill(6)	31,269	31,426
Total consolidated assets	$98,598	$95,789
Supplemental revenue data
Affiliate fees	$13,279	$12,659	$12,259
Advertising	7,904	8,237	8,649
Retail merchandise, food and beverage	6,923	6,433	6,116
Theme park admissions	7,183	6,502	5,900
Revenues
United States and Canada	$45,038	$41,881	$42,616
Europe	7,026	6,541	6,714
Asia Pacific	5,531	5,075	4,582
Latin America and Other	1,839	1,640	1,720
	$59,434	$55,137	$55,632
Segment operating income
United States and Canada	$11,396	$10,962	$12,139
Europe	1,922	1,812	1,815
Asia Pacific	1,869	1,626	1,324
Latin America and Other	502	375	443
	$15,689	$14,775	$15,721

Long-lived assets(7)
United States and Canada	$65,245	$61,215
Europe	6,275	8,208
Asia Pacific	7,775	8,196
Latin America and Other	131	155
	$79,426	$77,774

(1)	Intersegment content transaction are as follows:

	2018	2017	2016
Revenues
Studio Entertainment:
Content transactions with Media Networks	$(169)	$(137)	$(159)
Content transactions with Direct-to-Consumer & International	(28)	(22)	(11)
Media Networks:
Content transactions with Direct-to-Consumer & International	(471)	(454)	(457)
Total	$(668)	$(613)	$(627)

Operating Income
Studio Entertainment:
Content transactions with Media Networks	$(8)	$15	$(10)
Media Networks:
Content transactions with Direct-to-Consumer & International	(2)	(2)	—
Total	$(10)	$13	$(10)

(2)	Equity in the income of investees included in segment operating income is as follows:

	2018	2017	2016
Media Networks	$711	$766	$779
Parks, Experiences and Consumer Products	(23)	(25)	(3)
Direct-to-Consumer & International	(580)	(421)	(182)
Equity in the income of investees included in segment operating income	108	320	594
Impairment of equity investments:
Vice	(157)	—	—
Villages Nature	(53)	—	—
Vice Gain	—	—	332
Equity in the income (loss) of investees, net	$(102)	$320	$926
During fiscal 2018, the Company recorded impairments of Vice and Villages Nature equity method investments. During fiscal 2016, the Company recognized its share of a net gain recorded by A+E, a joint venture owned 50% by the Company, in connection with A+E’s acquisition of an interest in Vice (Vice Gain). These items were recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statement of Income but were not included in segment operating income.

(3)
In fiscal 2016, the Company discontinued its Infinity console game business, which is reported in the Parks, Experiences & Consumer Products segment, and recorded a charge (Infinity Charge) primarily to write down inventory. The charge also included severance and other asset impairments. The charge was reported in “Cost of products” in the Consolidated Statement of Income.

(4)	Equity method investments included in identifiable assets by segment are as follows:

	2018	2017
Media Networks	$2,430	$2,505
Parks, Experiences & Consumer Products	1	70
Studio Entertainment	1	1
Direct-to-Consumer & International	320	493
Corporate	16	18
	$2,768	$3,087
Intangible assets included in identifiable assets by segment are as follows:

	2018	2017
Media Networks	$1,546	$1,547
Parks, Experiences & Consumer Products	3,167	3,277
Studio Entertainment	1,479	1,543
Direct-to-Consumer & International	490	498
Corporate	130	130
	$6,812	$6,995

(5)	Primarily fixed assets and cash and cash equivalents.

(6)	See Note 3 for goodwill by segment.

(7)	Long-lived assets are total assets less the following: current assets, long-term receivables, deferred taxes, financial investments and derivatives.

2	Summary of Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements of the Company include the accounts of The Walt Disney Company and its majority-owned or controlled subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.
The Company enters into relationships or investments with other entities that may be variable interest entities (VIE). A VIE is consolidated in the financial statements if the Company has the power to direct activities that most significantly impact the economic performance of the VIE and has the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant (as defined by ASC 810-10-25-38) to the VIE. Hong Kong Disneyland Resort and Shanghai Disney Resort (collectively the Asia Theme Parks) are VIEs in which the Company has less than 50% equity ownership. Company subsidiaries (the Management Companies) have management agreements with the Asia Theme Parks, which provide the Management Companies, subject to certain protective rights of joint venture partners, with the ability to direct the day-to-day operating activities and the development of business strategies that we believe most significantly impact the economic performance of the Asia Theme Parks. In addition, the Management Companies receive management fees under these arrangements that we believe could be significant to the Asia Theme Parks. Therefore, the Company has consolidated the Asia Theme Parks in its financial statements.
Reporting Period
The Company’s fiscal year ends on the Saturday closest to September 30 and consists of fifty-two weeks with the exception that approximately every six years, we have a fifty-three week year. When a fifty-three week year occurs, the Company reports the additional week in the fourth quarter. Fiscal 2018, 2017 and 2016 were fifty-two week years.
Reclassifications
Certain reclassifications have been made in the fiscal 2017 and fiscal 2016 financial statements and notes to conform to the fiscal 2018 presentation.
Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results may differ from those estimates.

Revenues and Costs from Services and Products
The Company generates revenue from the sale of both services and tangible products and revenues and operating costs are classified under these two categories in the Consolidated Statements of Income. Certain costs related to both the sale of services and tangible products are not specifically allocated between the service or tangible product revenue streams but are instead attributed to the principal revenue stream. The cost of services and tangible products exclude depreciation and amortization.
Significant service revenues include:

•	Affiliate fees

•	Advertising revenues

•	Revenue from the licensing and distribution of film and television properties

•	Admissions to our theme parks, charges for room nights at hotels and sales of cruise vacation packages

•	Licensing of intellectual property for use on consumer merchandise, and in published materials and interactive games
Significant operating costs related to the sale of services include:

•	Amortization of programming and production costs and participations and residuals costs

•	Distribution costs

•	Operating labor

•	Facilities and infrastructure costs
Significant tangible product revenues include the sale of:

•	Food, beverage and merchandise at our retail locations

•	DVDs and Blu-ray discs

•	Books, comic books and magazines
Significant operating costs related to the sale of tangible products include:

•	Costs of goods sold

•	Amortization of production, participations and residuals costs

•	Distribution costs

•	Operating labor

•	Retail occupancy costs
Revenue Recognition
Television advertising revenues are recognized when commercials are aired. Affiliate fee revenue is recognized as services are provided based on per subscriber rates set out in agreements with Multi-channel Video Programming Distributors (MVPD) and the number of MVPD subscribers.
Revenues from theme park ticket sales are recognized when the tickets are used. Revenues from annual pass sales are recognized ratably over the period for which the pass is available for use.
Revenues from the theatrical distribution of motion pictures are recognized when motion pictures are exhibited. Revenues from home entertainment sales, net of anticipated returns and customer incentives, are recognized on the later of the delivery date or the date that the product can be sold by retailers. Revenues from the licensing of feature films and television programming are recorded when the content is available for telecast by the licensee and when certain other conditions are met. Revenues from the sale of electronic formats of feature films and television programming are recognized when the product is received by the consumer.
Merchandise licensing advances and guarantee royalty payments are recognized based on the contractual royalty rate when the licensed product is sold by the licensee. Non-refundable advances and minimum guarantee royalty payments in excess of royalties earned are generally recognized as revenue at the end of the contract period.
Revenues from our branded online and mobile operations are recognized as services are rendered. Advertising revenues at our internet operations or associated with the distribution of our video content online are recognized when advertisements are delivered online.
Taxes collected from customers and remitted to governmental authorities are presented in the Consolidated Statements of Income on a net basis.

Allowance for Doubtful Accounts
The Company maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. The allowance for doubtful accounts is estimated based on our analysis of trends in overall receivables aging, specific identification of certain receivables that are at risk of not being paid, past collection experience and current economic trends.
Advertising Expense
Advertising costs are expensed as incurred. Advertising expense for fiscal years 2018, 2017 and 2016 was $2.8 billion, $2.6 billion and $2.9 billion, respectively.
Cash and Cash Equivalents
Cash and cash equivalents consist of cash on hand and marketable securities with original maturities of three months or less.
Cash and cash equivalents subject to contractual restrictions and not readily available are classified as restricted cash. The Company’s restricted cash balances are primarily made up of cash posted as collateral for certain derivative instruments.
The following table provides a reconciliation of cash, cash equivalents and restricted cash reported in the Consolidated Balance Sheet to the total of the amounts in the Consolidated Statement of Cash Flows.

	September 29, 2018	September 30, 2017	October 1, 2016
Cash and cash equivalents	$4,150	$4,017	$4,610
Restricted cash included in:
Other current assets	1	26	96
Other assets	4	21	54
Total cash, cash equivalents and restricted cash in the statement of cash flows	$4,155	$4,064	$4,760
Investments
Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held-to-maturity” and reported at amortized cost. Debt securities not classified as held-to-maturity and marketable equity securities are considered “available-for-sale” and recorded at fair value with unrealized gains and losses included in accumulated other comprehensive income/(loss) (AOCI). All other equity securities are accounted for using either the cost method or the equity method.
The Company regularly reviews its investments to determine whether a decline in fair value below the cost basis is other-than-temporary. If the decline in fair value is determined to be other-than-temporary, the cost basis of the investment is written down to fair value.
Translation Policy
The U.S. dollar is the functional currency for the majority of our international operations. Significant businesses where the local currency is the functional currency include the Asia Theme Parks, Disneyland Paris and international locations of The Disney Stores.
For U.S. dollar functional currency locations, foreign currency assets and liabilities are remeasured into U.S. dollars at end-of-period exchange rates, except for non-monetary balance sheet accounts, which are remeasured at historical exchange rates. Revenue and expenses are remeasured at average exchange rates in effect during each period, except for those expenses related to the non-monetary balance sheet amounts, which are remeasured at historical exchange rates. Gains or losses from foreign currency remeasurement are included in income.
For local currency functional locations, assets and liabilities are translated at end-of-period rates while revenues and expenses are translated at average rates in effect during the period. Equity is translated at historical rates and the resulting cumulative translation adjustments are included as a component of AOCI.
Inventories
Inventory primarily includes vacation timeshare units, merchandise, food, materials and supplies. Carrying amounts of vacation ownership units are recorded at the lower of cost or net realizable value. Carrying amounts of merchandise, food, materials and supplies inventories are generally determined on a moving average cost basis and are recorded at the lower of cost or net realizable value.

Film and Television Costs
Film and television costs include capitalizable production costs, production overhead, interest, development costs and acquired programming costs and are stated at the lower of cost, less accumulated amortization, or fair value. Acquired programming costs for the Company’s cable and broadcast television networks are stated at the lower of cost, less accumulated amortization, or net realizable value. Acquired television broadcast program licenses and rights are recorded when the license period begins and the program is available for use. Marketing, distribution and general and administrative costs are expensed as incurred.
Film and television production, participation and residual costs are expensed over the applicable product life cycle based upon the ratio of the current period’s revenues to estimated remaining total revenues (Ultimate Revenues) for each production. For film productions, Ultimate Revenues include revenues from all sources that will be earned within ten years from the date of the initial theatrical release. For television series, Ultimate Revenues include revenues that will be earned within ten years from delivery of the first episode, or if still in production, five years from delivery of the most recent episode, if later. For acquired film libraries, remaining revenues include amounts to be earned for up to twenty years from the date of acquisition. Costs of film and television productions are subject to regular recoverability assessments, which compare the estimated fair values with the unamortized costs. The Company bases these fair value measurements on the Company’s assumptions about how market participants would price the assets at the balance sheet date, which may be different than the amounts ultimately realized in future periods. The amount by which the unamortized costs of film and television productions exceed their estimated fair values is written off. Film development costs for projects that have been abandoned are written off. Projects that have not been set for production within three years are also written off unless management has committed to a plan to proceed with the project and is actively working on and funding the project.
The costs of television broadcast rights for acquired series, movies and other programs are expensed based on the number of times the program is expected to be aired or on a straight-line basis over the useful life, as appropriate. Rights costs for multi-year sports programming arrangements are amortized during the applicable seasons based on the estimated relative value of each year in the arrangement. The estimated value of each year is based on our projections of revenues over the contract period, which include advertising revenue and an allocation of affiliate revenue. If the annual contractual payments related to each season approximate each season’s estimated relative value, we expense the related contractual payments during the applicable season. Individual programs are written off when there are no plans to air or sublicense the program.
The net realizable values of network television broadcast program licenses and rights are reviewed for recoverability using a daypart methodology. A daypart is defined as an aggregation of programs broadcast during a particular time of day or programs of a similar type. The Company’s dayparts are: primetime, daytime, late night, news and sports (includes broadcast and cable networks). The net realizable values of other cable programming assets are reviewed on an aggregated basis for each cable network.
Internal-Use Software Costs
The Company expenses costs incurred in the preliminary project stage of developing or acquiring internal use software, such as research and feasibility studies as well as costs incurred in the post-implementation/operational stage, such as maintenance and training. Capitalization of software development costs occurs only after the preliminary-project stage is complete, management authorizes the project and it is probable that the project will be completed and the software will be used for the function intended. As of September 29, 2018 and September 30, 2017, capitalized software costs, net of accumulated depreciation, totaled $659 million and $710 million, respectively. The capitalized costs are amortized on a straight-line basis over the estimated useful life of the software, ranging from 2-10 years.
Software Product Development Costs
Software product development costs incurred prior to reaching technological feasibility are expensed. We have determined that technological feasibility of our video game software is generally not established until substantially all product development is complete.
Parks, Resorts and Other Property
Parks, resorts and other property are carried at historical cost. Depreciation is computed on the straight-line method, generally over estimated useful lives as follows:

Attractions, buildings and improvements	20 – 40 years
Furniture, fixtures and equipment	3 – 25 years
Land improvements	20 – 40 years
Leasehold improvements	Life of lease or asset life if less

Goodwill, Other Intangible Assets and Long-Lived Assets
The Company is required to test goodwill and other indefinite-lived intangible assets for impairment on an annual basis and if current events or circumstances require, on an interim basis. Goodwill is allocated to various reporting units, which are an operating segment or one level below the operating segment. The Company compares the fair value of each reporting unit to its carrying amount, and to the extent the carrying amount exceeds the fair value, an impairment of goodwill is recognized for the excess up to the amount of goodwill allocated to the reporting unit.
To determine the fair value of our reporting units, we generally use a present value technique (discounted cash flows) corroborated by market multiples when available and as appropriate. We apply what we believe to be the most appropriate valuation methodology for each of our reporting units. We include in the projected cash flows an estimate of the revenue we believe the reporting unit would receive if the intellectual property developed by the reporting unit that is being used by other reporting units was licensed to an unrelated third party at its fair market value.
In times of adverse economic conditions in the global economy, the Company’s long-term cash flow projections are subject to a greater degree of uncertainty than usual. If we had established different reporting units or utilized different valuation methodologies or assumptions, the impairment test results could differ, and we could be required to record impairment charges.
The Company is required to compare the fair values of other indefinite-lived intangible assets to their carrying amounts. If the carrying amount of an indefinite-lived intangible asset exceeds its fair value, an impairment loss is recognized for the excess. Fair values of other indefinite-lived intangible assets are determined based on discounted cash flows or appraised values, as appropriate. The Company has determined that there are currently no legal, competitive, economic or other factors that materially limit the useful life of our FCC licenses and trademarks.
Amortizable intangible assets are generally amortized on a straight-line basis over periods up to 40 years. The costs to periodically renew our intangible assets are expensed as incurred.
The Company tests long-lived assets, including amortizable intangible assets, for impairment whenever events or changes in circumstances (triggering events) indicate that the carrying amount may not be recoverable. Once a triggering event has occurred, the impairment test employed is based on whether the intent is to hold the asset for continued use or to hold the asset for sale. The impairment test for assets held for use requires a comparison of cash flows expected to be generated over the useful life of an asset group to the carrying value of the asset group. An asset group is established by identifying the lowest level of cash flows generated by a group of assets that are largely independent of the cash flows of other assets and could include assets used across multiple businesses or segments. If the carrying value of an asset group exceeds the estimated undiscounted future cash flows, an impairment would be measured as the difference between the fair value of the group’s long-lived assets and the carrying value of the group’s long-lived assets. The impairment is allocated to the long-lived assets of the group on a pro rata basis using the relative carrying amounts, but only to the extent the carrying value of each asset is above its fair value. For assets held for sale, to the extent the carrying value is greater than the asset’s fair value less costs to sell, an impairment loss is recognized for the difference.
The Company tested its goodwill and other indefinite-lived intangible assets, long-lived assets and investments for impairment and recorded non-cash impairment charges of $210 million, $22 million and $7 million in fiscal years 2018, 2017 and 2016, respectively. The fiscal 2018 impairment charges related to equity investments and were recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statements of Income. The fiscal 2017 and 2016 impairment charges were recorded in “Restructuring and impairment charges” in the Consolidated Statements of Income.
The Company expects its aggregate annual amortization expense for existing amortizable intangible assets for fiscal years 2019 through 2023 to be as follows:

2019	$258
2020	233
2021	230
2022	228
2023	202
Risk Management Contracts
In the normal course of business, the Company employs a variety of financial instruments (derivatives) including interest rate and cross-currency swap agreements and forward and option contracts to manage its exposure to fluctuations in interest rates, foreign currency exchange rates and commodity prices.

The Company formally documents all relationships between hedges and hedged items as well as its risk management objectives and strategies for undertaking various hedge transactions. The Company primarily enters into two types of derivatives: hedges of fair value exposure and hedges of cash flow exposure. Hedges of fair value exposure are entered into in order to hedge the fair value of a recognized asset, liability, or a firm commitment. Hedges of cash flow exposure are entered into in order to hedge a forecasted transaction (e.g. forecasted revenue) or the variability of cash flows to be paid or received, related to a recognized liability or asset (e.g. floating rate debt).
The Company designates and assigns the derivatives as hedges of forecasted transactions, specific assets or specific liabilities. When hedged assets or liabilities are sold or extinguished or the forecasted transactions being hedged occur or are no longer expected to occur, the Company recognizes the gain or loss on the designated derivatives.
The Company’s hedge positions are measured at fair value on the balance sheet. Realized gains and losses from hedges are classified in the income statement consistent with the accounting treatment of the items being hedged. The Company accrues the differential for interest rate swaps to be paid or received under the agreements as interest rates change as adjustments to interest expense over the lives of the swaps. Gains and losses on the termination of effective swap agreements, prior to their original maturity, are deferred and amortized to interest expense over the remaining term of the underlying hedged transactions.
The Company enters into derivatives that are not designated as hedges and do not qualify for hedge accounting. These derivatives are intended to offset certain economic exposures of the Company and are carried at fair value with changes in value recorded in earnings. Cash flows from hedging activities are classified in the Consolidated Statements of Cash Flows under the same category as the cash flows from the related assets, liabilities or forecasted transactions (see Notes 8 and 16).
Income Taxes
Deferred income tax assets and liabilities are recorded with respect to temporary differences in the accounting treatment of items for financial reporting purposes and for income tax purposes. Where, based on the weight of available evidence, it is more likely than not that some amount of recorded deferred tax assets will not be realized, a valuation allowance is established for the amount that, in management’s judgment, is sufficient to reduce the deferred tax asset to an amount that is more likely than not to be realized.
A tax position must meet a minimum probability threshold before a financial statement benefit is recognized. The minimum threshold is defined as a tax position that is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.
Earnings Per Share
The Company presents both basic and diluted earnings per share (EPS) amounts. Basic EPS is calculated by dividing net income attributable to Disney by the weighted average number of common shares outstanding during the year. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the year, which is calculated using the treasury-stock method for equity-based awards (Awards). Common equivalent shares are excluded from the computation in periods for which they have an anti-dilutive effect. Stock options for which the exercise price exceeds the average market price over the period are anti-dilutive and, accordingly, are excluded from the calculation.
A reconciliation of the weighted average number of common and common equivalent shares outstanding and the number of Awards excluded from the diluted earnings per share calculation, as they were anti-dilutive, are as follows:

	2018	2017	2016
Weighted average number of common and common equivalent shares outstanding (basic)	1,499	1,568	1,629
Weighted average dilutive impact of Awards	8	10	10
Weighted average number of common and common equivalent shares outstanding (diluted)	1,507	1,578	1,639
Awards excluded from diluted earnings per share	12	10	6

3	Acquisitions
Twenty-First Century Fox
On December 14, 2017, the Company and Twenty-First Century Fox, Inc. (“21CF”) announced a definitive agreement (the “Original Merger Agreement”) for the Company to acquire 21CF.
On June 20, 2018, the Company, TWDC Holdco 613 Corp (“New Disney”), a direct wholly owned subsidiary of the Company, and 21CF entered into an Amended and Restated Agreement and Plan of Merger (“Amended Merger Agreement”) for New Disney to acquire 21CF. The Amended Merger Agreement amends the Original Merger Agreement.
Prior to the acquisition, 21CF will transfer a portfolio of its news, sports and broadcast businesses, including the Fox News Channel, Fox Business Network, Fox Broadcasting Company, Fox Sports, Fox Television Stations Group, FS1, FS2, Fox Deportes, Big Ten Network and certain other assets and liabilities into a newly formed subsidiary (“New Fox”) (the “New Fox Separation”) and distribute all of the issued and outstanding common stock of New Fox to shareholders of 21CF (other than holders that are subsidiaries of 21CF) on a pro rata basis (the “New Fox Distribution”). Prior to the New Fox Distribution, New Fox will pay 21CF a dividend in the amount of $8.5 billion. As the New Fox Separation and the New Fox Distribution will be taxable to 21CF at the corporate level, the dividend is intended to fund the taxes resulting from the New Fox Separation and New Fox Distribution and certain other transactions contemplated by the Amended Merger Agreement (the “Transaction Tax”). On October 3, 2018, 21CF entered into an agreement to sell its existing 39% interest in Sky plc (“Sky”) to Comcast at a price of £17.28 per each Sky share for a total sales price of approximately £11.6 billion ($15.1 billion). 21CF will retain all assets and liabilities not transferred to New Fox, which will include the 21CF film and television studios, certain cable networks (including FX and Nat Geo), 21CF’s international television businesses and the proceeds from the sale of its interest in Sky.
Following the New Fox Separation and the New Fox Distribution, WDC Merger Enterprises I, Inc., a wholly owned subsidiary of New Disney will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Disney Merger”), and WDC Merger Enterprises II, Inc., a wholly owned subsidiary of New Disney, will be merged with and into 21CF, with 21CF continuing as the surviving corporation (the “21CF Merger and together with the Disney Merger, the “Mergers”). As a result of the Mergers, the Company and 21CF will become direct wholly owned subsidiaries of New Disney, which will be renamed “The Walt Disney Company” concurrently with the Mergers. Each share of Disney stock issued and outstanding immediately prior to the Disney Merger will be converted into one share of New Disney stock of the same class.
The Boards of Directors of the Company and 21CF have approved the transaction. On July 27, 2018, the Amended Merger Agreement was adopted by the requisite vote of 21CF’s shareholders and the stock issuance was approved by the requisite vote of the Company’s shareholders. The consummation of the transaction is subject to various conditions, including, among others, (i) the consummation of the New Fox Separation, (ii) the receipt of certain tax opinions with respect to the treatment of the transaction under U.S. and Australian tax laws, and (iii) the receipt of certain regulatory approvals and governmental consents. The closing of the Acquisition is expected to occur in the first half of calendar year 2019.
Pursuant to a consent decree with the DOJ, we are required to sell 21CF’s Regional Sports Networks (the “RSNs”) (the “RSN Divestiture”). Under the consent decree, the Company will have at least 90 days from the date of the acquisition to complete the RSN Divestiture, with the possibility that the DOJ can grant extensions of time up to another 90 days; and the DOJ must approve the purchaser(s) and terms and conditions of the RSN Divestiture. The decree is subject to the normal court approval process.
On November 6, 2018, the European Commission approved the acquisition on the condition that the Company divest its interests in certain cable channels in the European Economic Area that are controlled by A+E, including History, H2, Crime & Investigation, Blaze and Lifetime(“the EEA Channels”). A+E is owned 50% by the Company, and the Company plans to comply by divesting its interests in the entities that operate the EEA Channels while retaining its 50% ownership of A +E apart from the A+E entities operating the EEA Channels.
Upon consummation of the transaction, each issued and outstanding share of 21CF common stock (other than (i) treasury shares, (ii) shares held by 21CF subsidiaries and (iii) shares held by 21CF shareholders who have not voted in favor of the 21CF Merger and perfected and not withdrawn a demand for appraisal rights under Delaware law) will be exchanged for an amount (the “Per Share Value”), payable at the election of the holder thereof in either cash or shares of New Disney common stock. The Per Share Value is equal to fifty percent (50%) of the sum of (i) $38.00 plus (ii) the value of a number of shares of the Company’s common stock equal to an “exchange ratio” (determined based on the volume weighted average price of Disney common stock over the fifteen consecutive trading day period ending on (and including) the trading day that is three trading days prior to the date of the effective time of the 21CF Merger (“Average Company Stock Price”)). If the Average Company Stock Price is greater than $114.32, then the exchange ratio will be 0.3324. If the Average Company Stock Price is less than $93.53, then the exchange ratio will be 0.4063. If the Average Company Stock Price is greater than or equal to $93.53 but less than or equal to $114.32, then the exchange ratio will be an amount equal to $38.00 divided by the Average Company Stock

Price. The merger consideration is subject to automatic proration and adjustment to ensure that the aggregate cash consideration (before giving effect to the adjustment for the Transaction Tax) is equal to $35.7 billion.
The merger consideration may be subject to an adjustment based on the final estimate of the Transaction Tax. The merger consideration in the Amended Merger Agreement was set based on an estimate of $8.5 billion for the Transaction Tax and will be adjusted immediately prior to consummation of the transaction if the final estimate of the Transaction Tax at closing is more than $8.5 billion or less than $6.5 billion. Such adjustment could increase or decrease the merger consideration, depending on whether the final estimate is lower or higher, respectively, than $6.5 billion or $8.5 billion. Additionally, if the final estimate of the Transaction Tax is lower than $8.5 billion, the Company will make a cash payment to New Fox reflecting the difference between such amount and $8.5 billion, up to a maximum cash payment of $2.0 billion.
As described in a Form 8-K filed by the Company on October 5, 2018, based on the estimated number of shares of 21CF common stock outstanding as of September 27, 2018 and assuming an Average Company Stock Price of $111.6013 (which was the volume weighted average price of the Company’s stock over the 15-trading day period ending on September 27, 2018), and assuming no adjustment for the Transaction Tax, New Disney would be required to issue approximately 319 million shares of New Disney common stock to 21CF shareholders. New Disney will record the merger consideration based upon the cash paid, which will be funded from New Disney borrowings, plus the value of New Disney common stock issued to 21CF shareholders, which will be determined by the number of shares issued and the Company’s stock price on the closing date. We anticipate that we will repay approximately half of the borrowings shortly after the transaction closes using cash we expect to acquire from 21CF. New Disney will assume approximately $19 billion of 21CF debt that had an estimated fair value of approximately $23 billion as of September 30, 2018.
Under the terms of the Amended Merger Agreement, Disney will pay 21CF $2.5 billion if the Mergers are not consummated under certain circumstances relating to the failure to obtain approvals, or if there is a final, non-appealable order preventing the transaction, in each case, relating to antitrust laws, communications laws or foreign regulatory laws. If the Amended Merger Agreement is terminated under certain other circumstances relating to changes in board recommendations and/or alternative transactions, the Company or 21CF may be required to pay the other party approximately $1.5 billion.
On October 5, 2018, the Company commenced an exchange offer for any and all outstanding notes (the “21CFA Notes”) issued by 21st Century Fox America, Inc. (“21CFA”), for up to $18.1 billion aggregate principal amount of new notes (the “New Disney Notes”) and cash. In conjunction with the offer to exchange (each an “Exchange Offer” and collectively, the “Exchange Offers”) the 21CFA Notes, New Disney, on behalf of 21CFA, was concurrently soliciting consents (each, a “Consent Solicitation” and, collectively, the “Consent Solicitations”) to adopt certain proposed amendments to each of the indentures governing the 21CFA Notes to eliminate substantially all of the restrictive covenants in such indentures, release the guarantee provided by 21CF pursuant to such indentures and limit the reporting covenants under such indentures so that 21CFA is only required to comply with the reporting requirements under the Trust Indenture Act of 1939 (collectively, the “Proposed Amendments”).
On October 22, 2018, the Company announced that the requisite number of consents had been received to adopt the Proposed Amendments with respect to all 21CFA Notes. Supplemental indentures effecting the Proposed Amendments were executed on October 22, 2018. Such supplemental indentures were valid and enforceable upon execution but will only become operative upon the settlement of the Exchange Offers and Consent Solicitations. The settlement of the Exchange Offers and Consent Solicitations is expected to occur on or around the closing date of the Acquisition. If the Acquisition is not consummated, or if the Exchange Offers and Consent Solicitations are otherwise terminated or withdrawn prior to settlement, the Proposed Amendments effected by the supplemental indentures will be deemed to be revoked retroactive to October 22, 2018.
BAMTech
On September 25, 2017, the Company acquired an additional 42% interest in BAMTech, a streaming technology and content delivery business, from an affiliate of Major League Baseball (MLB) for $1.6 billion (paid in January 2018). The acquisition increased our interest from 33% to 75%, and as a result, we began consolidating BAMTech during the fourth quarter of fiscal 2017. The acquisition supports the Company’s strategy to launch DTC video streaming services.
The acquisition date fair value of BAMTech (purchase price) of $3.9 billion represents the sum of (i) the $1.6 billion payment for the 42% interest, (ii) the $1.2 billion estimated fair value of the Company’s original 33% interest, and (iii) the $1.1 billion estimated fair value of the 25% noncontrolling interest.
Upon consolidation, the Company recognized a non-cash gain of $255 million ($162 million after tax) as a result of increasing the carrying value of the Company’s original 33% interest to $1.2 billion, the estimated fair value implied by the acquisition price of our additional 42% interest. The gain was recorded in “Other income, net” in the fiscal 2017 Consolidated Statement of Income.

We have allocated $3.5 billion of the purchase price to goodwill (approximately half of which is deductible for tax purposes) with the remainder primarily allocated to identifiable intangible assets. Goodwill reflects the synergies expected from rationalization of the Company’s current digital distribution services, enhanced personalization of content and advertising from access to DTC user data, and the ability to leverage BAMTech’s platform expertise for the Company’s DTC services. Goodwill also includes technical knowhow associated with BAMTech’s assembled workforce. BAMTech’s noncontrolling interest holders, MLB and the National Hockey League (NHL), have the right to sell their interest to the Company in the future. MLB can generally sell its interest to the Company starting five years from and ending ten years after the September 25, 2017 acquisition date at the greater of fair value or a guaranteed floor value ($563 million accreting at 8% annually for eight years). The NHL can sell its interest to the Company in fiscal 2020 for $300 million or in fiscal 2021 for $350 million. Accordingly, these interests are recorded as “Redeemable noncontrolling interests” in the Company’s Consolidated Balance Sheet. In addition, ESPN’s noncontrolling interest holder has a 20% interest in BAMTech’s direct-to-consumer sports business.
The Company has the right to purchase MLB’s interest in BAMTech starting five years from and ending ten years after the acquisition date at the greater of fair value or the guaranteed floor value. The Company has the right to acquire the NHL interest in fiscal years 2020 or 2021 for $500 million.
The acquisition date fair value of the noncontrolling interests was estimated at $1.1 billion, which was calculated using an option pricing model and generally reflected the net present value of the expected future redemption amount.
As a result of the MLB and NHL sale rights, the noncontrolling interests will generally not be allocated BAMTech losses. The Company will record the noncontrolling interests at the greater of (i) their acquisition date fair value adjusted for their share (if any) of earnings, losses, or dividends or (ii) an accreted value from the date of the acquisition to the earliest redemption date. The accretion of the MLB interest to the earliest redemption value (i.e. in five years after the acquisition date) will be recorded using an interest method. As of September 29, 2018, the redeemable noncontrolling interest subject to accretion would have had a redemption amount of $608 million if it were redeemed at that time. Adjustments to the carrying amount of redeemable noncontrolling interests increase or decrease income available to Company shareholders through an adjustment to “Net income attributable to noncontrolling interests” on the Consolidated Statement of Income.
The revenue and costs of BAMTech included in the Company’s Consolidated Statement of Income for the year ended September 29, 2018 were approximately $0.3 billion and $0.7 billion, respectively.
Vice
Vice is a media company targeting a millennial audience through news and pop culture content and creative brand integration. During fiscal 2016, A+E acquired an 8% interest in Vice in exchange for a 49.9% interest in one of A+E’s cable channels, H2, which has been rebranded as Viceland and programmed with Vice content. As a result of this exchange, A+E recognized a net non-cash gain based on the estimated fair value of H2. The Company’s $332 million share of the Vice Gain was recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statement of Income in fiscal 2016. At September 29, 2018, A+E had a 20% interest in Vice.
During fiscal 2016, the Company acquired a direct interest in Vice for $400 million of cash, and at September 29, 2018 owned an 11% interest. The Company accounts for its interest in Vice as an equity method investment.
During fiscal 2018, the Company recorded a $157 million impairment of its interest in Vice.
Hulu
At the end of fiscal 2015, the Company had a 33% interest in Hulu, a joint venture owned one-third each by the Company, 21CF and Comcast Corporation. Warner Media LLC (WM) acquired a 10% interest from Hulu for $0.6 billion in August 2016, which diluted the Company’s ownership interest to 30%. In addition, WM has made $0.2 billion in subsequent capital contributions. For not more than 36 months from August 2016, WM has the right to sell its shares to Hulu and Hulu has the right to purchase the shares from WM under certain limited circumstances arising from regulatory review. The Company and 21CF have agreed to make a capital contribution for up to approximately $0.4 billion each if Hulu is required to repurchase WM’s shares. The August 2016 transaction resulted in a deemed sale by the Company of a portion of its interest in Hulu at a gain of approximately $175 million. The Company expects to recognize the gain if and when the put and call options expire. Following completion of the 21CF acquisition the Company will consolidate Hulu’s financial results and assume 21CF’s capital contribution obligations.
The Company accounts for its interest in Hulu as an equity method investment.

Goodwill
The changes in the carrying amount of goodwill for the years ended September 29, 2018 and September 30, 2017 are as follows:

	Media Networks	Parks and Resorts	Studio Entertainment	Consumer Products & Interactive Media	Parks, Experiences & Consumer Products	Direct-to-Consumer & International	Unallocated	Total
Balance at Oct. 1, 2016	$16,345	$291	$6,830	$4,344	$—	$—	$—	$27,810
Acquisitions	—	—	—	—	—	—	3,600	3,600
Dispositions	—	—	—	—	—	—	—	—
Other, net	(20)	—	(13)	49	—	—	—	16
Balance at Sept. 30, 2017	$16,325	$291	$6,817	$4,393	$—	$—	$3,600	$31,426
Acquisitions	—	—	—	—	—	—	—	—
Dispositions	—	—	—	—	—	—	—	—
Other, net (1)	3,063	—	347	33	—	—	(3,600)	(157)
Balance at Sept. 29, 2018	$19,388	$291	$7,164	$4,426	$—	$—	$—	$31,269
Segment recast (2)	(3,399)	(291)	(70)	(4,426)	4,487	3,699	—	—
Balance at Sept. 30, 2018	$15,989	$—	$7,094	$—	$4,487	$3,699	$—	$31,269

(1)
Other, net primarily represents the allocation of BAMTech goodwill to segments based on the final purchase price allocation and also includes the impact of updates to our initial estimated fair value of intangible assets related to BAMTech.

(2)	Represents the reallocation of goodwill as a result of the Company recasting its segments as described in Note 1.

4	Other Income, net
Other income, net is as follows:

	2018	2017	2016
Gains on sales of real estate and property rights	$560	$—	$—
Settlement of litigation	38	(177)	—
Gain related to the acquisition of BAMTech	3	255	—
Other income, net	$601	$78	$—
Gains from sales of real estate and property rights
In fiscal 2018, the Company recorded gains of $560 million in connection with the sale of real estate and property rights in New York City.
Settlement of litigation
In fiscal 2018, the Company recorded $38 million in insurance recoveries in connection with the settlement of a litigation matter for which the Company recorded a charge of $177 million, net of committed insurance recoveries in fiscal 2017.
Gain related to the acquisition of BAMTech
In fiscal 2018, the Company recorded a $3 million adjustment to a fiscal 2017 non-cash net gain of $255 million recorded in connection with the acquisition of a controlling interest in BAMTech (see Note 3).

5	Investments
Investments consist of the following:

	September 29, 2018	September 30, 2017
Investments, equity basis	$2,768	$3,087
Investments, other	131	115
	$2,899	$3,202

Investments, Equity Basis
The Company’s significant equity investments primarily consist of media and parks and resorts investments and include A + E (50% ownership), CTV Specialty Television, Inc. (30% ownership), Hulu (30% ownership), Seven TV (20% ownership), Vice (21% effective ownership including A+E ownership) and Villages Nature (50% ownership). A summary of combined financial information for equity investments is as follows:

Results of Operations:	2018	2017	2016

Revenues	$9,085	$8,122	$7,416
Net income	(152)	857	1,855

Balance Sheet	September 29, 2018	September 30, 2017	October 1, 2016

Current assets	$4,542	$4,623	$4,801
Non-current assets	9,998	10,047	8,906
	$14,540	$14,670	$13,707
Current liabilities	$3,197	$2,852	$2,018
Non-current liabilities	4,840	5,056	4,531
Redeemable preferred stock	1,362	1,123	583
Shareholders’ equity	5,141	5,639	6,575
	$14,540	$14,670	$13,707
As of September 29, 2018, the book value of the Company’s equity method investments exceeded our share of the book value of the investees’ underlying net assets by approximately $0.5 billion, which represents amortizable intangible assets and goodwill arising from acquisitions.
The Company enters into transactions in the ordinary course of business with our equity investees, primarily related to the licensing of television and film programming. Revenues from these transactions were $0.8 billion, $0.5 billion and $0.5 billion in fiscal 2018, 2017 and 2016, respectively. The Company defers a portion of its profits from transactions with investees. The profits are recognized as the investees expense the programming rights. The portion that is deferred reflects our ownership interest in the investee.
Investments, Other
As of September 29, 2018 and September 30, 2017, the Company held $38 million and $36 million, respectively, of securities classified as available-for-sale and $93 million and $79 million, respectively, of non-publicly traded cost-method investments.
In fiscal 2018, 2017 and 2016, the Company had no significant realized gains, unrealized gains, losses or impairments on available-for-sale securities and non-publicly traded cost-method investments.
Realized gains and losses on available-for-sale and non-publicly traded cost-method investments are reported in “Interest expense, net” in the Consolidated Statements of Income.

6	International Theme Parks
The Company has a 47% ownership interest in the operations of Hong Kong Disneyland Resort and a 43% ownership interest in the operations of Shanghai Disney Resort (together, the Asia Theme Parks), which are both VIEs consolidated in the Company’s financial statements. See Note 2 for the Company’s policy on consolidating VIEs. Disneyland Paris was also a consolidated VIE until the Company acquired 100% ownership of Disneyland Paris in June 2017. Given our 100% ownership, the Company will continue to consolidate Disneyland Paris’ financial results. The Asia Theme Parks and Disneyland Paris are collectively referred to as the International Theme Parks.

The following table summarizes the carrying amounts of the International Theme Parks’ assets and liabilities included in the Company’s consolidated balance sheets as of September 29, 2018 and September 30, 2017:

	2018	2017
Cash and cash equivalents	$834	$843
Other current assets	400	376
Total current assets	1,234	1,219
Parks, resorts and other property	8,973	9,403
Other assets	103	111
Total assets (1)	$10,310	$10,733

Current liabilities	$921	$1,163
Borrowings - long-term	1,106	1,145
Other long-term liabilities	382	371
Total liabilities (1)	$2,409	$2,679

(1)
The total assets of the Asia Theme Parks were $8 billion at both September 29, 2018 and September 30, 2017 including parks, resorts and other property of $7 billion. The total liabilities of the Asia Theme Parks were $2 billion at both September 29, 2018 and September 30, 2017.

The following table summarizes the International Theme Parks’ revenues and costs and expenses included in the Company’s consolidated statement of income for fiscal 2018:

Revenues	$3,834
Costs and expenses	(3,649)
Equity in the loss of investees	(76)
Asia Theme Parks’ royalty and management fees of $178 million for fiscal 2018 are eliminated in consolidation but are considered in calculating earnings allocated to noncontrolling interests.
International Theme Parks’ cash flows included in the Company’s fiscal 2018 consolidated statement of cash flows were $915 million generated from operating activities, $689 million used in investing activities and $72 million generated in financing activities. Approximately two-thirds of cash flows generated from operating activities and used in investing activities were for the Asia Theme Parks.
Disneyland Paris
During fiscal 2017, the Company acquired the outstanding 19% interest in Disneyland Paris for $250 million of cash and 1.36 million shares of the Company’s common shares, valued at $150 million.
Hong Kong Disneyland Resort
The Government of the Hong Kong Special Administrative Region (HKSAR) and the Company have a 53% and a 47% equity interest in Hong Kong Disneyland Resort, respectively.
The Company and HKSAR have both provided loans to Hong Kong Disneyland Resort with outstanding balances of $143 million each. The interest rate is three month HIBOR plus 2%, and the maturity date is September 2025 for the majority of the borrowings. The Company’s loan is eliminated in consolidation.
The Company has provided Hong Kong Disneyland Resort with a revolving credit facility of HK $2.1 billion ($269 million), which bears interest at a rate of three month HIBOR plus 1.25% and matures in December 2023. There is no outstanding balance under the line of credit at September 29, 2018.
Hong Kong Disneyland is undergoing a multi-year expansion estimated to cost HK $10.9 billion ($1.4 billion) that will add a number of new guest offerings, including two new themed areas by 2023. The Company and HKSAR have agreed to fund the expansion on an equal basis through equity contributions, which totaled $144 million in fiscal 2018.
HKSAR has the right to receive additional shares over time to the extent Hong Kong Disneyland Resort exceeds certain return on asset performance targets. The amount of additional shares HKSAR can receive is capped on both an annual and cumulative basis and could decrease the Company’s equity interest by up to an additional 7 percentage points over a period no shorter than 14 years. Assuming HK $10.9 billion is contributed in the expansion, the impact to the Company’s equity interest would be limited to 4 percentage points.
Shanghai Disney Resort
Shanghai Shendi (Group) Co., Ltd (Shendi) and the Company have 57% and 43% equity interests in Shanghai Disney Resort, respectively. A management company, in which the Company has a 70% interest and Shendi a 30% interest, operates Shanghai Disney Resort.
The Company has provided Shanghai Disney Resort with loans totaling $802 million, bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. In addition, the Company has an outstanding balance of $191 million due from Shanghai Disney Resort primarily related to royalties. The Company has also provided Shanghai Disney Resort with a $157 million line of credit bearing interest at 8%. There is no outstanding balance under the line of credit at September 29, 2018. These balances are eliminated in consolidation.
Shendi has provided Shanghai Disney Resort with loans totaling 7.0 billion yuan (approximately $1.0 billion), bearing interest at rates up to 8% and maturing in 2036, with early repayment permitted. Shendi has also provided Shanghai Disney Resort with a 1.4 billion yuan (approximately $199 million) line of credit bearing interest at 8%. There is no outstanding balance under the line of credit at September 29, 2018.

7	Film and Television Costs and Advances
Film and television costs and advances are as follows:

	September 29, 2018	September 30, 2017
Theatrical film costs
Released, less amortization	$1,911	$1,658
Completed, not released	397	—
In-process	2,974	3,200
In development or pre-production	173	306
	5,455	5,164
Television costs
Released, less amortization	1,301	1,152
Completed, not released	462	472
In-process	420	364
In development or pre-production	2	53
	2,185	2,041
Television programming rights and advances	1,562	1,554
	9,202	8,759
Less current portion	1,314	1,278
Non-current portion	$7,888	$7,481
Based on the Company’s total gross revenue estimates as of September 29, 2018, approximately 78% of unamortized film and television costs for released productions (excluding amounts allocated to acquired film and television libraries) are expected to be amortized during the next three years. By the end of fiscal 2022, we will have reached on a cumulative basis over 80% amortization of the September 29, 2018 balance of unamortized film and television costs. Approximately $1.0 billion of accrued participation and residual liabilities will be paid in fiscal year 2019. The Company expects to amortize, based on current estimates, approximately $1.7 billion in capitalized completed film and television production costs during fiscal 2019.
At September 29, 2018, acquired film and television libraries have remaining unamortized costs of $160 million, which are generally being amortized straight-line over a weighted-average remaining period of approximately 13 years.

8	Borrowings
The Company’s borrowings at September 29, 2018 and September 30, 2017, including the impact of interest rate and cross-currency swaps, are summarized below:

			2018
	2018	2017	Stated Interest Rate (1)	Pay Floating Interest rate and Cross- Currency Swaps (2)	Effective Interest Rate (3)	Swap Maturities
Commercial paper	$1,005	$2,772	—	$—	2.24%
U.S. and European medium-term notes (4)	17,942	19,721	2.91%	6,600	3.27%	2019-2027
Foreign currency denominated debt	955	13	2.76%	955	2.92%	2025
Capital Cities/ABC debt	103	105	8.75%	—	5.99%
BAMTech acquisition payable	—	1,581	—%	—	—%
Other (5)	(276)	(46)		—
	19,729	24,146	2.79%	7,555	3.22%
Asia Theme Parks borrowings	1,145	1,145	1.33%	—	5.17%
Total borrowings	20,874	25,291	2.71%	7,555	3.32%
Less current portion	3,790	6,172	1.85%	1,600	2.94%
Total long-term borrowings	$17,084	$19,119		$5,955

(1)
The stated interest rate represents the weighted-average coupon rate for each category of borrowings. For floating rate borrowings, interest rates are the rates in effect at September 29, 2018; these rates are not necessarily an indication of future interest rates.

(2)	Amounts represent notional values of interest rate and cross-currency swaps outstanding as of September 29, 2018.

(3)	The effective interest rate includes the impact of existing and terminated interest rate and cross-currency swaps, purchase accounting adjustments and debt issuance premiums, discounts and costs.

(4)	Includes net debt issuance premiums, discounts and costs totaling $121 million and $138 million at September 29, 2018 and September 30, 2017, respectively.

(5)	Includes market value adjustments for debt with qualifying hedges, which reduce borrowings by $304 million and $73 million at September 29, 2018 and September 30, 2017, respectively.
21CF Credit Facility
In June 2018, the Company received committed financing from a bank syndicate to fund the cash component of the pending acquisition of 21CF. Under the terms of the commitment, the bank syndicate has committed to provide and arrange a 364-day unsecured bridge term loan facility in an aggregate principal amount of $35.7 billion at the completion of the 21CF transaction. The interest rate on the facility can vary based on the Company’s debt rating. The interest rate would have been LIBOR plus 0.875% if the Company had drawn on this facility at September 29, 2018.
Cruise Ship Credit Facilities
In October 2016 and December 2017, the Company entered into credit facilities to finance three new cruise ships, which are expected to be delivered in 2021, 2022 and 2023. The financings may be used for up to 80% of the contract price of the cruise ships. Under the agreements, $1.0 billion in financing is available beginning in April 2021, $1.1 billion is available beginning in May 2022 and $1.1 billion is available beginning in April 2023. If utilized, the interest rates will be fixed at 3.48%, 3.72% and 3.74%, respectively, and the loan and interest will be payable semi-annually over a 12-year period from the borrowing date. Early repayment is permitted subject to cancellation fees.

Commercial Paper
The Company has bank facilities with a syndicate of lenders to support commercial paper borrowings as follows:

	Committed Capacity	Capacity Used	Unused Capacity
Facility expiring March 2019	$6,000	$—	$6,000
Facility expiring March 2021	2,250	—	2,250
Facility expiring March 2023	4,000	—	4,000
Total	$12,250	$—	$12,250
All of the above bank facilities allow for borrowings at LIBOR-based rates plus a spread depending on the credit default swap spread applicable to the Company’s debt, subject to a cap and floor that vary with the Company’s debt rating assigned by Moody’s Investors Service and Standard and Poor’s. The spread above LIBOR can range from 0.18% to 1.63%. The Company also has the ability to issue up to $500 million of letters of credit under the facility expiring in March 2023, which if utilized, reduces available borrowings under this facility. As of September 29, 2018, the Company has $220 million of outstanding letters of credit, of which none were issued under this facility. The facilities specifically exclude certain entities, including the Asia Theme Parks, from any representations, covenants, or events of default and contain only one financial covenant relating to interest coverage, which the Company met on September 29, 2018 by a significant margin.
Commercial paper activity is as follows:

	Commercial paper with original maturities less than three months, net (1)	Commercial paper with original maturities greater than three months	Total
Balance at Oct. 1, 2016	$777	$744	$1,521
Additions	372	6,364	6,736
Payments	—	(5,489)	(5,489)
Other Activity	2	2	4
Balance at Sept. 30, 2017	$1,151	$1,621	$2,772
Additions	—	8,079	8,079
Payments	(1,099)	(8,748)	(9,847)
Other Activity	(2)	3	1
Balance at Sept. 29, 2018	$50	$955	$1,005
(1) Borrowings and reductions of borrowings are reported net.
Shelf Registration Statement
The Company has a shelf registration statement in place, which allows the Company to issue various types of debt instruments, such as fixed or floating rate notes, U.S. dollar or foreign currency denominated notes, redeemable notes, global notes, and dual currency or other indexed notes. Issuances under the shelf registration require the filing of a prospectus supplement identifying the amount and terms of the securities to be issued. Our ability to issue debt is subject to market conditions and other factors impacting our borrowing capacity.
U.S. Medium-Term Note Program
At September 29, 2018, the total debt outstanding under the U.S. medium-term note program was $17.4 billion with maturities ranging from 1 to 75 years. The debt outstanding includes $15.4 billion of fixed rate notes, which have stated interest rates that range from 0.88% to 7.55% and $2.0 billion of floating rate notes that bear interest at U.S. LIBOR plus or minus a spread. At September 29, 2018, the effective rate on the floating rate notes was 2.67%.
European Medium-Term Note Program
The Company has a European medium-term note program, which allows the Company to issue various types of debt instruments such as fixed or floating rate notes, U.S. dollar or foreign currency denominated notes, redeemable notes and index linked or dual currency notes. Capacity under the program is $4.0 billion, subject to market conditions and other factors impacting our borrowing capacity. Capacity under the program replenishes as outstanding debt under the program is repaid. At September 29, 2018, the total debt outstanding under the program was $497 million. The debt has a stated interest rate of 2.13% and matures in September 2022.

Foreign Currency Denominated Debt
In October 2017, the Company issued Canadian $1.3 billion ($955 million) of fixed rate debt, which bears interest at 2.76% and matures in October 2024. The Company also entered into pay-floating interest rate and cross currency swaps that effectively convert the borrowing to variable rate U.S. dollar denominated borrowing indexed to LIBOR. In addition, the Company has short-term credit facilities of Indian rupee (INR) 10.8 billion ($149 million), which bear interest at rates determined at the time of drawdown and expire in 2019. At September 29, 2018, the Company had not drawn on these credit facilities.
Capital Cities/ABC Debt
In connection with the Capital Cities/ABC, Inc. acquisition in 1996, the Company assumed debt previously issued by Capital Cities/ABC, Inc. At September 29, 2018, the outstanding balance was $103 million, which includes unamortized fair value adjustments recorded in purchase accounting. The debt matures in 2021 and has a stated interest rate of 8.75%.
BAMTech Acquisition Payable
In September 2017, the Company acquired a 42% interest in BAMTech for $1.6 billion, which was paid in January 2018.
Asia Theme Parks Borrowings
HKSAR provided Hong Kong Disneyland Resort with loans totaling HK$1.1 billion ($143 million). The interest rate is three month HIBOR plus 2%, and the maturity date is September 2025 for the majority of the borrowings.
Shendi has provided Shanghai Disney Resort with loans totaling 7.0 billion yuan (approximately $1.0 billion) bearing interest at rates that increase to 8% and maturing in 2036, with early repayment permitted. Shendi has also provided Shanghai Disney Resort with a 1.4 billion yuan (approximately $199 million) line of credit bearing interest at 8%. There is no outstanding balance under the line of credit at September 29, 2018.
Total borrowings, excluding market value adjustments and debt issuance premiums, discounts and costs, have the following scheduled maturities:

	Before Asia Theme Parks Consolidation	Asia Theme Parks	Total
2019	$3,763	$39	$3,802
2020	3,000	—	3,000
2021	2,106	—	2,106
2022	1,900	10	1,910
2023	1,000	36	1,036
Thereafter	8,385	1,060	9,445
	$20,154	$1,145	$21,299
The Company capitalizes interest on assets constructed for its parks and resorts and on certain film and television productions. In fiscal years 2018, 2017 and 2016, total interest capitalized was $125 million, $87 million and $139 million, respectively. Interest expense, net of capitalized interest, for fiscal years 2018, 2017 and 2016 was $682 million, $507 million and $354 million, respectively.

9	Income Taxes
U.S. Tax Cuts and Jobs Act
On December 22, 2017, new federal income tax legislation, the “Tax Cuts and Jobs Act” (Tax Act), was signed into law. The most significant impacts on the Company are as follows:

•
Effective January 1, 2018, the U.S. corporate federal statutory income tax rate was reduced from 35.0% to 21.0%. Because of our fiscal year end, the Company’s fiscal 2018 statutory federal tax rate is 24.5%, which is applicable to each quarter of the fiscal year, and will be 21.0% thereafter.

•
The Company remeasured its U.S. federal deferred tax assets and liabilities at the rate that the Company expects to be in effect when those deferred taxes will be realized (either 24.5% for 2018 or 21.0% thereafter). The Company recognized a benefit of approximately $2.1 billion in fiscal 2018 from the deferred tax remeasurement (Deferred Remeasurement).

•
A one-time tax is due on certain accumulated foreign earnings (Deemed Repatriation Tax), which is payable over eight years. The effective tax rate is generally 15.5% on the portion of the earnings held in cash and cash equivalents and 8% on the remainder. The Company recognized a charge for the Deemed Repatriation Tax of approximately $0.4 billion in fiscal 2018. Generally there will no longer be a U.S. federal income tax cost arising from the repatriation of foreign earnings.

•
The Company will generally be eligible to claim an immediate deduction for investments in qualified fixed assets acquired and film and television productions that commenced after September 27, 2017 and are placed in service during fiscal 2018 through fiscal 2022. The immediate deduction phases out for assets placed in service in fiscal 2023 through fiscal 2027.

•	Certain provisions of the Act are not effective for the Company until fiscal 2019 including:

◦	The domestic production activity deduction was eliminated effective for the Company’s fiscal 2019.

◦
Certain foreign derived income will be taxed in the U.S. at an effective rate of approximately 13% (which increases to approximately 16% in 2025) rather than the general statutory rate of 21%. This will be effective for the Company in fiscal 2019.

◦	Certain foreign earnings will be taxed at a minimum effective rate of approximately 13%, which increases to approximately 16% in 2025. This will be effective for the Company in fiscal 2019.
Provision for Income Taxes and Deferred Tax Assets and Liabilities

Income Before Income Taxes	2018	2017	2016

Domestic (including U.S. exports)	$12,914	$12,611	$14,018
Foreign subsidiaries	1,815	1,177	850
	$14,729	$13,788	$14,868

Income Tax Expense/(Benefit)
Current
Federal	$2,240	$3,229	$3,146
State	362	360	154
Foreign (1)	642	489	533
	3,244	4,078	3,833
Deferred
Federal(2)	(1,577)	370	1,172
State	(20)	5	100
Foreign	16	(31)	(27)
	(1,581)	344	1,245
	$1,663	$4,422	$5,078
(1) Includes foreign withholding taxes
(2) Includes the Deferred Remeasurement

Components of Deferred Tax Assets and Liabilities	September 29, 2018	September 30, 2017

Deferred tax assets
Net operating losses and tax credit carryforwards	$(1,437)	$(1,705)
Accrued liabilities	(1,214)	(2,422)
Other	(328)	(386)
Total deferred tax assets	(2,979)	(4,513)
Deferred tax liabilities
Depreciable, amortizable and other property	3,678	5,692
Investment in foreign entities	351	518
Licensing revenues	265	476
Investment in U.S. entities	189	292
Other	88	130
Total deferred tax liabilities	4,571	7,108
Net deferred tax liability before valuation allowance	1,592	2,595
Valuation allowance	1,383	1,716
Net deferred tax liability	$2,975	$4,311
At September 29, 2018 and September 30, 2017, the valuation allowance primarily relates to $1.1 billion and $1.3 billion, respectively, of deferred tax assets for International Theme Park net operating losses primarily in France and Hong Kong, and to a lesser extent, China. The decrease in the valuation allowance is driven by changes in French tax law, which reduced future income tax rates. The noncontrolling interest share of the net operating losses were $0.2 billion and $0.2 billion at September 29, 2018 and September 30, 2017, respectively. The International Theme Park net operating losses have an indefinite carryforward period in France and Hong Kong and a five-year carryforward period in China.
A reconciliation of the effective income tax rate to the federal rate is as follows:

	2018	2017	2016
Federal income tax rate	24.5%	35.0%	35.0%
State taxes, net of federal benefit	1.9	1.7	1.8
Domestic production activity deduction	(1.4)	(2.1)	(1.6)
Earnings in jurisdictions taxed at rates different from the statutory U.S. federal rate	(1.1)	(1.6)	(1.1)
Tax Act(1)	(11.5)	—	—
Other, including tax reserves and related interest	(1.1)	(0.9)	0.1
	11.3%	32.1%	34.2%

(1)	Reflects the impact from the Deferred Remeasurement, net of the Deemed Repatriation Tax
A reconciliation of the beginning and ending amount of gross unrecognized tax benefits, excluding the related accrual for interest, is as follows:

	2018	2017	2016
Balance at the beginning of the year	$832	$844	$912
Increases for current year tax positions	64	61	71
Increases for prior year tax positions	48	13	142
Decreases in prior year tax positions	(135)	(55)	(158)
Settlements with taxing authorities	(161)	(31)	(123)
Balance at the end of the year	$648	$832	$844
The fiscal year-end 2018, 2017 and 2016 balances include $469 million, $444 million and $469 million, respectively, that if recognized, would reduce our income tax expense and effective tax rate. These amounts are net of the offsetting benefits from other tax jurisdictions.

As of the end of fiscal 2018, 2017 and 2016, the Company had $181 million, $234 million and $221 million, respectively, in accrued interest and penalties related to unrecognized tax benefits. During fiscal years 2018, 2017 and 2016, the Company accrued additional interest and penalties of $47 million, $43 million and $22 million, respectively, and recorded reductions in accrued interest and penalties of $100 million, $30 million and $32 million, respectively, as a result of audit settlements and other prior-year adjustments. The Company’s policy is to report interest and penalties as a component of income tax expense.
The Company is no longer subject to U.S. federal examination for years prior to 2016 and is no longer subject to examination in any of its major state or foreign tax jurisdictions for years prior to 2008.
In the next twelve months, it is reasonably possible that our unrecognized tax benefits could change due to the resolution of certain tax matters, which could include payments on those tax matters. These resolutions and payments could reduce our unrecognized tax benefits by $21 million.
In fiscal years 2018, 2017 and 2016, income tax benefits attributable to equity-based compensation transactions exceeded the amounts recorded based on grant date fair value. In fiscal years 2018 and 2017, respectively, $52 million and $125 million of income tax benefits were credited to “Income taxes” in the Consolidated Statements of Income following the adoption of new accounting guidance and in fiscal year 2016, $207 million was credited to shareholders’ equity.

10	Pension and Other Benefit Programs
The Company maintains pension and postretirement medical benefit plans covering certain of its employees not covered by union or industry-wide plans. The Company’s defined benefit pension plans cover employees hired prior to January 1, 2012. For employees hired after this date, the Company has a defined contribution plan. Benefits under these pension plans are generally based on years of service and/or compensation and generally require 3 years of vesting service. Employees generally hired after January 1, 1987 for certain of our media businesses and other employees generally hired after January 1, 1994 are not eligible for postretirement medical benefits.
Defined Benefit Plans
The Company measures the actuarial value of its benefit obligations and plan assets for its defined benefit pension and postretirement medical benefit plans at September 30 and adjusts for any plan contributions or significant events between September 30 and our fiscal year end.

The following chart summarizes the benefit obligations, assets, funded status and balance sheet impacts associated with the defined benefit pension and postretirement medical benefit plans:

	Pension Plans		Postretirement Medical Plans
	September 29, 2018	September 30, 2017	September 29, 2018	September 30, 2017
Projected benefit obligations
Beginning obligations	$(14,532)	$(14,480)	$(1,746)	$(1,759)
Service cost	(350)	(368)	(10)	(11)
Interest cost	(489)	(447)	(60)	(56)
Actuarial gain	416	343	166	42
Plan amendments and other	(12)	(22)	(10)	(9)
Benefits paid	467	442	51	47
Ending obligations	$(14,500)	$(14,532)	$(1,609)	$(1,746)
Fair value of plans’ assets
Beginning fair value	$12,325	$10,401	$696	$614
Actual return on plan assets	579	1,056	34	61
Contributions	335	1,348	45	61
Benefits paid	(467)	(442)	(51)	(47)
Expenses and other	(44)	(38)	7	7
Ending fair value	$12,728	$12,325	$731	$696

Underfunded status of the plans	$(1,772)	$(2,207)	$(878)	$(1,050)
Amounts recognized in the balance sheet
Non-current assets	$113	$70	$—	$—
Current liabilities	(51)	(46)	—	—
Non-current liabilities	(1,834)	(2,231)	(878)	(1,050)
	$(1,772)	$(2,207)	$(878)	$(1,050)
The components of net periodic benefit cost are as follows:

	Pension Plans			Postretirement Medical Plans
	2018	2017	2016	2018	2017	2016
Service cost	$350	$368	$318	$10	$11	$11
Interest cost	489	447	458	60	56	61
Expected return on plan assets	(901)	(874)	(747)	(53)	(49)	(45)
Amortization of prior year service costs	13	12	14	—	—	(1)
Recognized net actuarial loss	348	405	242	14	17	8
Net periodic benefit cost	$299	$358	$285	$31	$35	$34
In fiscal 2019, we expect pension and postretirement medical costs to decrease by $87 million to $243 million due to a decrease in the amount of deferred net actuarial losses that will be recognized in fiscal 2019 compared to fiscal 2018. Starting in fiscal 2019, the Company will be adopting new accounting guidance that requires the presentation of components of net periodic benefit costs, other than service cost, in an income statement line item outside of a subtotal of income from operations (see Note 18 for further details).

Key assumptions are as follows:
	Pension Plans			Postretirement Medical Plans
	2018	2017	2016	2018	2017	2016
Discount rate used to determine the fiscal year end benefit obligation	4.31%	3.88%	3.73%	4.31%	3.88%	3.73%
Discount rate used to determine the interest cost component of net periodic benefit cost	3.46%	3.18%	3.81%	3.49%	3.18%	3.81%
Rate of return on plan assets	7.50%	7.50%	7.50%	7.50%	7.50%	7.50%
Weighted average rate of compensation increase to determine the fiscal year end benefit obligation	3.20%	2.90%	3.00%	n/a	n/a	n/a
Year 1 increase in cost of benefits	n/a	n/a	n/a	7.00%	7.00%	7.00%
Rate of increase to which the cost of benefits is assumed to decline (the ultimate trend rate)	n/a	n/a	n/a	4.25%	4.25%	4.25%
Year that the rate reaches the ultimate trend rate	n/a	n/a	n/a	2032	2031	2030
Assumed mortality is also a key assumption in determining benefit obligations.
AOCI, before tax, as of September 29, 2018 consists of the following amounts that have not yet been recognized in net periodic benefit cost:

	Pension Plans	Postretirement Medical Plans	Total
Prior service cost	$(52)	$—	$(52)
Net actuarial loss	(4,184)	(36)	(4,220)
Total amounts included in AOCI	(4,236)	(36)	(4,272)
Prepaid / (accrued) pension cost	2,464	(842)	1,622
Net balance sheet liability	$(1,772)	$(878)	$(2,650)
Amounts included in AOCI, before tax, as of September 29, 2018 that are expected to be recognized as components of net periodic benefit cost during fiscal 2019 are:

	Pension Plans	Postretirement Medical Plans	Total
Prior service cost	$(12)	$—	$(12)
Net actuarial loss	(260)	—	(260)
Total	$(272)	$—	$(272)
Plan Funded Status
The projected benefit obligation, accumulated benefit obligation and aggregate fair value of plan assets for pension plans with accumulated benefit obligations in excess of plan assets were $1.1 billion, $1.0 billion and $3 million, respectively, as of September 29, 2018 and $8.5 billion, $7.7 billion and $6.4 billion, respectively, as of September 30, 2017.
For pension plans with projected benefit obligations in excess of plan assets, the projected benefit obligation and aggregate fair value of plan assets were $12.0 billion and $10.1 billion, respectively, as of September 29, 2018 and $12.8 billion and $10.5 billion respectively, as of September 30, 2017.
The Company’s total accumulated pension benefit obligations at September 29, 2018 and September 30, 2017 were $13.3 billion and $13.4 billion, respectively. Approximately 99% was vested as of both dates.
The accumulated postretirement medical benefit obligations and fair value of plan assets for postretirement medical plans with accumulated postretirement medical benefit obligations in excess of plan assets were $1.6 billion and $0.7 billion, respectively, at September 29, 2018 and $1.7 billion and $0.7 billion, respectively, at September 30, 2017.

Plan Assets
A significant portion of the assets of the Company’s defined benefit plans are managed in a third-party master trust. The investment policy and allocation of the assets in the master trust were approved by the Company’s Investment and Administrative Committee, which has oversight responsibility for the Company’s retirement plans. The investment policy ranges for the major asset classes are as follows:

Asset Class	Minimum	Maximum

Equity investments	30%	60%
Fixed income investments	20%	40%
Alternative investments	10%	30%
Cash & money market funds	0%	10%
The primary investment objective for the assets within the master trust is the prudent and cost effective management of assets to satisfy benefit obligations to plan participants. Financial risks are managed through diversification of plan assets, selection of investment managers and through the investment guidelines incorporated in investment management agreements. Investments are monitored to assess whether returns are commensurate with risks taken.
The long-term asset allocation policy for the master trust was established taking into consideration a variety of factors that include, but are not limited to, the average age of participants, the number of retirees, the duration of liabilities and the expected payout ratio. Liquidity needs of the master trust are generally managed using cash generated by investments or by liquidating securities.
Assets are generally managed by external investment managers pursuant to investment management agreements that establish permitted securities and risk controls commensurate with the account’s investment strategy. Some agreements permit the use of derivative securities (futures, options, interest rate swaps, credit default swaps) that enable investment managers to enhance returns and manage exposures within their accounts.
Fair Value Measurements of Plan Assets
Fair value is defined as the amount that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants and is generally classified in one of the following categories of the fair value hierarchy:
Level 1 – Quoted prices for identical instruments in active markets
Level 2 – Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets
Level 3 – Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable
Investments that are valued using the net asset value (NAV) (or its equivalent) practical expedient are excluded from the fair value hierarchy disclosure.
The following is a description of the valuation methodologies used for assets reported at fair value. The methodologies used at September 29, 2018 and September 30, 2017 are the same.
Level 1 investments are valued based on reported market prices on the last trading day of the fiscal year. Investments in common and preferred stocks are valued based on an exchange-listed price or a broker’s quote in an active market. Investments in U.S. Treasury securities are valued based on a broker’s quote in an active market.
Level 2 investments in government and federal agency bonds, corporate bonds and mortgage-backed securities (MBS) and asset-backed securities are valued using a broker’s quote in a non-active market or an evaluated price based on a compilation of reported market information, such as benchmark yield curves, credit spreads and estimated default rates. Derivative financial instruments are valued based on models that incorporate observable inputs for the underlying securities, such as interest rates or foreign currency exchange rates.

The Company’s defined benefit plan assets are summarized by level in the following tables:

	As of September 29, 2018
Description	Level 1	Level 2	Total	Plan Asset Mix

Cash	$57	$—	$57	—%
Common and preferred stocks(1)	3,023	—	3,023	22%
Mutual funds	800		800	6%
Government and federal agency bonds, notes and MBS	2,019	488	2,507	19%
Corporate bonds	—	573	573	4%
Other mortgage- and asset-backed securities	—	86	86	1%
Derivatives and other, net	3	(1)	2	—%
Total investments in the fair value hierarchy	$5,902	$1,146	$7,048

Assets valued at NAV as a practical expedient:
Common collective funds			2,778	21%
Alternative investments			2,363	18%
Money market funds and other			1,270	9%
Total investments at fair value			$13,459	100%

	As of September 30, 2017
Description	Level 1	Level 2	Total	Plan Asset Mix

Cash	$88	$—	$88	1%
Common and preferred stocks(1)	2,974	—	2,974	23%
Mutual funds	771	—	771	6%
Government and federal agency bonds, notes and MBS	1,870	548	2,418	19%
Corporate bonds	—	579	579	4%
Other mortgage- and asset-backed securities	—	99	99	1%
Derivatives and other, net	—	14	14	—%
Total investments in the fair value hierarchy	$5,703	$1,240	$6,943

Assets valued at NAV as a practical expedient:
Common collective funds			2,727	21%
Alternative investments			2,201	17%
Money market funds and other			1,150	9%
Total investments at fair value			$13,021	100%

(1)
Includes 2.8 million shares of Company common stock valued at $332 million (2% of total plan assets) and 2.9 million shares valued at $282 million (2% of total plan assets) at September 29, 2018 and September 30, 2017, respectively.

Uncalled Capital Commitments
Alternative investments held by the master trust include interests in funds that have rights to make capital calls to the investors. In such cases, the master trust would be contractually obligated to make a cash contribution at the time of the capital call. At September 29, 2018, the total committed capital still uncalled and unpaid was $1.0 billion.
Plan Contributions
During fiscal 2018, the Company made contributions to its pension and postretirement medical plans totaling $380 million. At November 21, 2018, the Company expected to make approximately $250 million to $300 million of pension and postretirement medical plan contributions in fiscal 2019. Final minimum funding requirements for fiscal 2019 will be determined based on a January 1, 2019 funding actuarial valuation, which is expected to be received during the fourth quarter of fiscal 2019.
Estimated Future Benefit Payments
The following table presents estimated future benefit payments for the next ten fiscal years:

	Pension Plans	Postretirement Medical Plans(1)
2019	$534	$51
2020	544	54
2021	579	58
2022	618	63
2023	656	68
2024 – 2028	3,827	404

(1)	Estimated future benefit payments are net of expected Medicare subsidy receipts of $80 million.
Assumptions
Assumptions, such as discount rates, long-term rate of return on plan assets and the healthcare cost trend rate, have a significant effect on the amounts reported for net periodic benefit cost as well as the related benefit obligations.
Discount Rate — The assumed discount rate for pension and postretirement medical plans reflects the market rates for high-quality corporate bonds currently available. The Company’s discount rate was determined by considering yield curves constructed of a large population of high-quality corporate bonds and reflects the matching of the plans’ liability cash flows to the yield curves. The Company measures service and interest costs by applying the specific spot rates along that yield curve to the plans’ liability cash flows.
Long-term rate of return on plan assets — The long-term rate of return on plan assets represents an estimate of long-term returns on an investment portfolio consisting of a mixture of equities, fixed income and alternative investments. When determining the long-term rate of return on plan assets, the Company considers long-term rates of return on the asset classes (both historical and forecasted) in which the Company expects the pension funds to be invested. The following long-term rates of return by asset class were considered in setting the long-term rate of return on plan assets assumption:

Equity Securities	7%	to	11%
Debt Securities	3%	to	5%
Alternative Investments	7%	to	12%
Healthcare cost trend rate — The Company reviews external data and its own historical trends for healthcare costs to determine the healthcare cost trend rates for the postretirement medical benefit plans. The 2018 actuarial valuation assumed a 7.00% annual rate of increase in the per capita cost of covered healthcare claims with the rate decreasing in even increments over fourteen years until reaching 4.25%.
Sensitivity — A one percentage point (ppt) change in the key assumptions would have the following effects on the projected benefit obligations for pension and postretirement medical plans as of September 29, 2018 and on cost for fiscal 2019:

	Discount Rate		Expected Long-Term Rate of Return On Assets	Assumed Healthcare Cost Trend Rate
Increase/(decrease)	Benefit Expense	Projected Benefit Obligations	Benefit Expense	Net Periodic Postretirement Medical Cost	Projected Benefit Obligations
1 ppt decrease	$241	$2,680	$135	$(23)	$(213)
1 ppt increase	(229)	(2,275)	(135)	30	283
Multiemployer Benefit Plans
The Company participates in a number of multiemployer pension plans under union and industry-wide collective bargaining agreements that cover our union-represented employees and expenses its contributions to these plans as incurred. These plans generally provide for retirement, death and/or termination benefits for eligible employees within the applicable collective bargaining units, based on specific eligibility/participation requirements, vesting periods and benefit formulas. The risks of participating in these multiemployer plans are different from single-employer plans. For example:

•	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

•	If a participating employer stops contributing to the multiemployer plan, the unfunded obligations of the plan may become the obligation of the remaining participating employers.

•	If the Company chooses to stop participating in these multiemployer plans, the Company may be required to pay those plans an amount based on the underfunded status of the plan.
The Company also participates in several multiemployer health and welfare plans that cover both active and retired employees. Health care benefits are provided to participants who meet certain eligibility requirements under the applicable collective bargaining unit.
The following table sets forth our contributions to multiemployer pension and health and welfare benefit plans that were expensed during the fiscal years 2018, 2017 and 2016, respectively:

	2018	2017	2016
Pension plans	$144	$127	$126
Health & welfare plans	172	160	167
Total contributions	$316	$287	$293
Defined Contribution Plans
The Company has defined contribution retirement plans for domestic employees who began service after December 31, 2011 and are not eligible to participate in the defined benefit pension plans. In general, the Company contributes from 3% to 9% of an employee’s compensation depending on the employee’s age and years of service with the Company up to plan limits. The Company has savings and investment plans that allow eligible employees to contribute up to 50% of their salary through payroll deductions depending on the plan in which the employee participates. The Company matches 50% of the employee’s contribution up to plan limits. In fiscal years 2018, 2017 and 2016, the costs of these defined contribution plans were $162 million, $143 million and $131 million, respectively. The Company also has defined contribution retirement plans for employees in our international operations. The costs of these defined contribution plans were $21 million, $20 million and $19 million in fiscal years 2018, 2017 and 2016, respectively.

11	Equity
The Company paid the following dividends in fiscal 2018, 2017 and 2016:

Per Share	Total Paid	Payment Timing	Related to Fiscal Period
$0.84	$1.2 billion	Fourth Quarter of Fiscal 2018	First Half 2018
$0.84	$1.3 billion	Second Quarter of Fiscal 2018	Second Half 2017
$0.78	$1.2 billion	Fourth Quarter of Fiscal 2017	First Half 2017
$0.78	$1.2 billion	Second Quarter of Fiscal 2017	Second Half 2016
$0.71	$1.1 billion	Fourth Quarter of Fiscal 2016	First Half 2016
$0.71	$1.2 billion	Second Quarter of Fiscal 2016	Second Half 2015
The Company repurchased its common stock in fiscal 2018, 2017 and 2016 as follows:

Fiscal year	Shares acquired	Total paid
2018	35 million	$3.6 billion
2017	89 million	$9.4 billion
2016	74 million	$7.5 billion
On January 30, 2015, the Company’s Board of Directors increased the amount of shares that can be repurchased to 400 million shares as of that date. As of September 29, 2018, the Company had remaining authorization in place to repurchase 158 million additional shares. The repurchase program does not have an expiration date.

In fiscal 2018 and 2017 there were 100 million preferred series A shares authorized with a $0.01 par value. In March 2018, the Company’s Board of Directors authorized 40 thousand preferred series B shares with $0.01 par value. There are no shares issued under the series A or series B preferred shares.
The following table summarizes the changes in each component of AOCI including our proportional share of equity method investee amounts:

			Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI
	Market Value Adjustments
	Investments	Cash Flow Hedges
AOCI, before tax
Balance at October 3, 2015	$21	$523	$(4,002)	$(431)	$(3,889)
Unrealized gains (losses) arising during the period	23	(297)	(2,122)	(90)	(2,486)
Reclassifications of realized net (gains) losses to net income	—	(264)	265	—	1
Balance at October 1, 2016	$44	$(38)	$(5,859)	$(521)	$(6,374)
Unrealized gains (losses) arising during the period	(2)	124	521	(2)	641
Reclassifications of net (gains) losses to net income	(27)	(194)	432	—	211
Balance at September 30, 2017	$15	$(108)	$(4,906)	$(523)	$(5,522)
Unrealized gains (losses) arising during the period	9	250	203	(204)	258
Reclassifications of net (gains) losses to net income	—	35	380	—	415
Balance at September 29, 2018	$24	$177	$(4,323)	$(727)	$(4,849)

			Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI
	Market Value Adjustments
	Investments	Cash Flow Hedges
Tax on AOCI
Balance at October 3, 2015	$(8)	$(189)	$1,505	$160	$1,468
Unrealized gains (losses) arising during the period	(10)	104	801	32	927
Reclassifications of realized net (gains) losses to net income	—	98	(98)	—	—
Balance at October 1, 2016	$(18)	$13	$2,208	$192	$2,395
Unrealized gains (losses) arising during the period	1	(39)	(209)	(76)	(323)
Reclassifications of net (gains) losses to net income	10	72	(160)	—	(78)
Balance at September 30, 2017	$(7)	$46	$1,839	$116	$1,994
Unrealized gains (losses) arising during the period	(2)	(66)	(47)	(13)	(128)
Reclassifications of net (gains) losses to net income	—	(12)	(102)	—	(114)
Balance at September 29, 2018	$(9)	$(32)	$1,690	$103	$1,752

			Unrecognized Pension and Postretirement Medical Expense	Foreign Currency Translation and Other	AOCI
	Market Value Adjustments
	Investments	Cash Flow Hedges
AOCI, after tax
Balance at October 3, 2015	$13	$334	$(2,497)	$(271)	$(2,421)
Unrealized gains (losses) arising during the period	13	(193)	(1,321)	(58)	(1,559)
Reclassifications of realized net (gains) losses to net income	—	(166)	167	—	1
Balance at October 1, 2016	$26	$(25)	$(3,651)	$(329)	$(3,979)
Unrealized gains (losses) arising during the period	(1)	85	312	(78)	318
Reclassifications of net (gains) losses to net income	(17)	(122)	272	—	133
Balance at September 30, 2017	$8	$(62)	$(3,067)	$(407)	$(3,528)
Unrealized gains (losses) arising during the period	7	184	156	(217)	130
Reclassifications of net (gains) losses to net income	—	23	278	—	301
Balance at September 29, 2018	$15	$145	$(2,633)	$(624)	$(3,097)
Details about AOCI components reclassified to net income are as follows:

Gains/(losses) in net income:	Affected line item in the Consolidated Statements of Income:	2018	2017	2016
Investments, net	Interest expense, net	$—	$27	$—
Estimated tax	Income taxes	—	(10)	—
		—	17	—

Cash flow hedges	Primarily revenue	(35)	194	264
Estimated tax	Income taxes	12	(72)	(98)
		(23)	122	166

Pension and postretirement medical expense	Cost and expenses	(380)	(432)	(265)
Estimated tax	Income taxes	102	160	98
		(278)	(272)	(167)

Total reclassifications for the period		$(301)	$(133)	$(1)

12	Equity-Based Compensation
Under various plans, the Company may grant stock options and other equity-based awards to executive, management and creative personnel. The Company’s approach to long-term incentive compensation contemplates awards of stock options and restricted stock units (RSUs). Certain RSUs awarded to senior executives vest based upon the achievement of market or performance conditions (Performance RSUs).
Stock options are generally granted at exercise prices equal to or exceeding the market price at the date of grant and become exercisable ratably over a four-year period from the grant date. The contractual terms for our outstanding stock option grants are 10 years. At the discretion of the Compensation Committee of the Company’s Board of Directors, options can occasionally extend up to 15 years after date of grant. RSUs generally vest ratably over four years and Performance RSUs generally fully vest after three years, subject to achieving market or performance conditions. Equity-based award grants generally provide continued vesting, in the event of termination, for employees that reach age 60 or greater, have at least ten years of service and have held the award for at least one year.

Each share granted subject to a stock option award reduces the number of shares available under the Company’s stock incentive plans by one share while each share granted subject to a RSU award reduces the number of shares available by two shares. As of September 29, 2018, the maximum number of shares available for issuance under the Company’s stock incentive plans (assuming all the awards are in the form of stock options) was approximately 55 million shares and the number available for issuance assuming all awards are in the form of RSUs was approximately 28 million shares. The Company satisfies stock option exercises and vesting of RSUs with newly issued shares. Stock options and RSUs are generally forfeited by employees who terminate prior to vesting.
Each year, generally during the first half of the year, the Company awards stock options and restricted stock units to a broad-based group of management and creative personnel. The fair value of options is estimated based on the binomial valuation model. The binomial valuation model takes into account variables such as volatility, dividend yield and the risk-free interest rate. The binomial valuation model also considers the expected exercise multiple (the multiple of exercise price to grant price at which exercises are expected to occur on average) and the termination rate (the probability of a vested option being canceled due to the termination of the option holder) in computing the value of the option.
In fiscal years 2018, 2017 and 2016, the weighted average assumptions used in the option-valuation model were as follows:

	2018	2017	2016
Risk-free interest rate	2.4%	2.6%	2.3%
Expected volatility	23%	22%	26%
Dividend yield	1.57%	1.58%	1.32%
Termination rate	4.8%	4.0%	4.0%
Exercise multiple	1.75	1.62	1.62
Although the initial fair value of stock options is not adjusted after the grant date, changes in the Company’s assumptions may change the value of, and therefore the expense related to, future stock option grants. The assumptions that cause the greatest variation in fair value in the binomial valuation model are the expected volatility and expected exercise multiple. Increases or decreases in either the expected volatility or expected exercise multiple will cause the binomial option value to increase or decrease, respectively. The volatility assumption considers both historical and implied volatility and may be impacted by the Company’s performance as well as changes in economic and market conditions.
Compensation expense for RSUs and stock options is recognized ratably over the service period of the award. Compensation expense for RSUs is based on the market price of the shares underlying the awards on the grant date. Compensation expense for Performance RSUs reflects the estimated probability that the market or performance conditions will be met.
The impact of stock options and RSUs on income and cash flows for fiscal years 2018, 2017 and 2016, was as follows:

	2018	2017	2016
Stock option	$87	$90	$93
RSUs	306	274	293
Total equity-based compensation expense (1)	393	364	386
Tax impact	(99)	(123)	(131)
Reduction in net income	$294	$241	$255
Equity-based compensation expense capitalized during the period	$70	$78	$78
Tax benefit reported in cash flow from financing activities (2)	n/a	n/a	$208

(1)	Equity-based compensation expense is net of capitalized equity-based compensation and estimated forfeitures and excludes amortization of previously capitalized equity-based compensation costs.

(2)	The amount for fiscal 2018 and 2017 is not applicable as the Company adopted new accounting guidance in fiscal 2017.

The following table summarizes information about stock option transactions (shares in millions):

	2018
	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	24	$76.68
Awards forfeited	(1)	107.69
Awards granted	4	111.48
Awards exercised	(3)	58.09
Outstanding at end of year	24	$84.14
Exercisable at end of year	14	$69.06
The following tables summarize information about stock options vested and expected to vest at September 29, 2018 (shares in millions):

			Vested
Range of Exercise Prices			Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
$—	—	$45	3	$38.13	2.8
$46	—	$60	3	50.75	4.2
$61	—	$90	3	72.94	5.2
$91	—	$115	5	101.92	7.0
			14

			Expected to Vest
Range of Exercise Prices			Number of Options (1)	Weighted Average Exercise Price	Weighted Average Remaining Years of Contractual Life
$90	—	$105	1	$93.09	6.5
$106	—	$110	3	105.24	8.3
$111	—	$115	5	112.05	8.6
			9

(1)	Number of options expected to vest is total unvested options less estimated forfeitures.
The following table summarizes information about RSU transactions (shares in millions):

	2018
	Units	Weighted Average Grant-Date Fair Value
Unvested at beginning of year	9	$101.17
Granted (1)	5	109.05
Vested	(4)	113.21
Forfeited	(1)	107.23
Unvested at end of year (2)	9	$108.74
(1) Includes 1.1 million Performance RSUs.
(2) Includes 1.4 million Performance RSUs.

The weighted average grant-date fair values of options granted during fiscal 2018, 2017 and 2016 were $28.01, $25.65 and $30.93, respectively. The total intrinsic value (market value on date of exercise less exercise price) of options exercised and RSUs vested during fiscal 2018, 2017 and 2016 totaled $585 million, $757 million and $981 million, respectively. The aggregate intrinsic values of stock options vested and expected to vest at September 29, 2018 were $684 million and $78 million, respectively.
As of September 29, 2018, unrecognized compensation cost related to unvested stock options and RSUs was $122 million and $455 million, respectively. That cost is expected to be recognized over a weighted-average period of 1.6 years for stock options and 1.7 years for RSUs.
Cash received from option exercises for fiscal 2018, 2017 and 2016 was $210 million, $276 million and $259 million, respectively. Tax benefits realized from tax deductions associated with option exercises and RSUs vesting for fiscal 2018, 2017 and 2016 was $159 million, $264 million and $342 million, respectively.

13	Detail of Certain Balance Sheet Accounts

Current receivables	September 29, 2018	September 30, 2017

Accounts receivable	$8,268	$7,611
Other	1,258	1,209
Allowance for doubtful accounts	(192)	(187)
	$9,334	$8,633

Other current assets
Prepaid expenses	$476	$445
Other	159	143
	$635	$588

Parks, resorts and other property
Attractions, buildings and improvements	$28,995	$28,644
Furniture, fixtures and equipment	19,400	18,908
Land improvements	5,911	5,593
Leasehold improvements	932	898
	55,238	54,043
Accumulated depreciation	(30,764)	(29,037)
Projects in progress	3,942	2,145
Land	1,124	1,255
	$29,540	$28,406

Intangible assets
Character/franchise intangibles and copyrights	$5,829	$5,829
Other amortizable intangible assets	1,213	1,154
Accumulated amortization	(2,070)	(1,828)
Net amortizable intangible assets	4,972	5,155
FCC licenses	602	602
Trademarks	1,218	1,218
Other indefinite lived intangible assets	20	20
	$6,812	$6,995

Other non-current assets	September 29, 2018	September 30, 2017

Receivables	$1,928	$1,688
Prepaid expenses	919	233
Other	518	469
	$3,365	$2,390

Accounts payable and other accrued liabilities
Accounts payable	$6,503	$6,305
Payroll and employee benefits	2,189	1,819
Other	787	731
	$9,479	$8,855

Other long-term liabilities
Pension and postretirement medical plan liabilities	$2,712	$3,281
Other	3,878	3,162
	$6,590	$6,443

14	Commitments and Contingencies
Commitments
The Company has various contractual commitments for broadcast rights for sports, feature films and other programming, totaling approximately $44.6 billion, including approximately $0.4 billion for available programming as of September 29, 2018, and approximately $42.5 billion related to sports programming rights, primarily for college football (including bowl games and the College Football Playoff) and basketball, NBA, NFL, MLB, UFC, US Open Tennis, Top Rank Boxing, the PGA Championship and various soccer rights.
The Company has entered into operating leases for various real estate and equipment needs, including retail outlets and distribution centers for consumer products, broadcast equipment and office space for general and administrative purposes. Rental expense for operating leases during fiscal years 2018, 2017 and 2016, including common-area maintenance and contingent rentals, was $930 million, $868 million and $847 million, respectively.
The Company also has contractual commitments for the construction of three new cruise ships, creative talent and employment agreements and unrecognized tax benefits. Creative talent and employment agreements include obligations to actors, producers, sports, television and radio personalities and executives.
Contractual commitments for broadcast programming rights, future minimum lease payments under non-cancelable operating leases, cruise ships, creative talent and other commitments totaled $55.5 billion at September 29, 2018, payable as follows:

	Broadcast Programming	Operating Leases	Other	Total
2019	$7,340	$681	$1,793	$9,814
2020	7,475	571	1,269	9,315
2021	7,277	470	568	8,315
2022	5,317	381	1,095	6,793
2023	4,363	261	901	5,525
Thereafter	12,841	1,220	1,668	15,729
	$44,613	$3,584	$7,294	$55,491
Certain contractual commitments, principally broadcast programming rights and operating leases, have payments that are variable based primarily on revenues and are not included in the table above.
The Company has non-cancelable capital leases, primarily for land and broadcast equipment, which had gross carrying values of $371 million and $466 million at September 29, 2018 and September 30, 2017, respectively. Accumulated amortization related to these capital leases totaled $164 million and $233 million at September 29, 2018 and September 30, 2017, respectively. Future payments under these leases as of September 29, 2018 are as follows:

2019	$24
2020	21
2021	19
2022	18
2023	16
Thereafter	442
Total minimum obligations	540
Less amount representing interest	(386)
Present value of net minimum obligations	154
Less current portion	(12)
Long-term portion	$142
Legal Matters
The Company, together with, in some instances, certain of its directors and officers, is a defendant in various legal actions involving copyright, breach of contract and various other claims incident to the conduct of its businesses. Management does not believe that the Company has incurred a probable material loss by reason of any of the above actions.
Contractual Guarantees
The Company has guaranteed bond issuances by the Anaheim Public Authority that were used by the City of Anaheim to finance construction of infrastructure and a public parking facility adjacent to the Disneyland Resort. Revenues from sales, occupancy and property taxes from the Disneyland Resort and non-Disney hotels are used by the City of Anaheim to repay the bonds, which mature in 2037. In the event of a debt service shortfall, the Company will be responsible to fund the shortfall. As of September 29, 2018, the remaining debt service obligation guaranteed by the Company was $296 million. To the extent that tax revenues exceed the debt service payments subsequent to the Company funding a shortfall, the Company would be reimbursed for any previously funded shortfalls. To date, tax revenues have exceeded the debt service payments for these bonds.
The Company has guaranteed $113 million of Hulu’s $338 million term loan, which expires in August 2022. The Company is also committed to make a capital contribution of approximately $450 million to Hulu in calendar 2018. For the year ended September 29, 2018, the Company made contributions of $341 million against this commitment.
Long-Term Receivables and the Allowance for Credit Losses
The Company has accounts receivable with original maturities greater than one year related to the sale of television program rights and vacation ownership units. Allowances for credit losses are established against these receivables as necessary.
The Company estimates the allowance for credit losses related to receivables from the sale of television programs based upon a number of factors, including historical experience and the financial condition of individual companies with which we do business. The balance of television program sales receivables recorded in other non-current assets, net of an immaterial allowance for credit losses, was $1.0 billion as of September 29, 2018. Fiscal 2018 activity related to the allowance for credit losses was not material.
The Company estimates the allowance for credit losses related to receivables from sales of its vacation ownership units based primarily on historical collection experience. Estimates of uncollectible amounts also consider the economic environment and the age of receivables. The balance of mortgage receivables recorded in other non-current assets, net of a related allowance for credit losses of approximately 4%, was $0.7 billion as of September 29, 2018. Fiscal 2018 activity related to the allowance for credit losses was not material.

15	Fair Value Measurement
The Company’s assets and liabilities measured at fair value are summarized in the following tables by fair value measurement Level. See Note 10 for definitions of fair value measures and the Levels within the fair value hierarchy.

	Fair Value Measurement at September 29, 2018
Description	Level 1	Level 2	Level 3	Total
Assets
Investments	$38	$—	$—	$38
Derivatives
Interest rate	—	—	—	—
Foreign exchange	—	469	—	469
Other	—	15	—	15
Liabilities
Derivatives
Interest rate	—	(410)	—	(410)
Foreign exchange	—	(274)	—	(274)
Total recorded at fair value	$38	$(200)	$—	$(162)
Fair value of borrowings	$—	$19,826	$1,171	$20,997

	Fair Value Measurement at September 30, 2017
Description	Level 1	Level 2	Level 3	Total
Assets
Investments	$36	$—	$—	$36
Derivatives
Interest rate	—	10	—	10
Foreign exchange	—	403	—	403
Other	—	8	—	8
Liabilities
Derivatives
Interest rate	—	(122)	—	(122)
Foreign exchange	—	(427)	—	(427)
Total recorded at fair value	$36	$(128)	$—	$(92)
Fair value of borrowings	$—	$23,110	$2,764	$25,874
The fair values of Level 2 derivatives are primarily determined by internal discounted cash flow models that use observable inputs such as interest rates, yield curves and foreign currency exchange rates. Counterparty credit risk, which is mitigated by master netting agreements and collateral posting arrangements with certain counterparties, did not have a material impact on derivative fair value estimates.
Level 2 borrowings, which include commercial paper and U.S. medium-term notes, are valued based on quoted prices for similar instruments in active markets.
Level 3 borrowings include Asia Theme Park borrowings, which are valued based on the current borrowing cost and credit risk of the Asia Theme Parks as well as historical market transactions and prevailing market interest rates. Level 3 borrowings at September 30, 2017 also include borrowings in connection with the acquisition of BAMTech, which were paid in January 2018.
The Company’s financial instruments also include cash, cash equivalents, receivables and accounts payable. The carrying values of these financial instruments approximate the fair values.
The Company also has assets that are required to be recorded at fair value on a non-recurring basis. These assets are evaluated when certain triggering events occur (including a decrease in estimated future cash flows) that indicate the asset should be evaluated for impairment. Goodwill and indefinite lived intangible assets must be evaluated at least annually. During fiscal 2018, the Company recorded impairment charges for two equity investments that had a fair value of $392 million and a carrying value of $602 million. The fair value reflected the estimated discounted future cash flows, which is a Level 3 valuation technique. The impairment of $210 million was recorded in “Equity in the income (loss) of investees, net” in the Consolidated Statements of Income. During fiscal 2017, the Company recorded film production cost impairment charges of $115 million, which were reported in “Cost of services” in the Consolidated Statements of Income. At September 30, 2017, the aggregate carrying value of the films for which we prepared the fair value analyses was $143 million. The film impairment charges reflected the excess of the unamortized cost of the impaired films over their estimated fair value using estimated discounted future cash flows.
Credit Concentrations
The Company monitors its positions with, and the credit quality of, the financial institutions that are counterparties to its financial instruments on an ongoing basis and does not currently anticipate nonperformance by the counterparties.
The Company does not expect that it would realize a material loss, based on the fair value of its derivative financial instruments as of September 29, 2018, in the event of nonperformance by any single derivative counterparty. The Company generally enters into derivative transactions only with counterparties that have a credit rating of A- or better and requires collateral in the event credit ratings fall below A- or aggregate exposures exceed limits as defined by contract. In addition, the Company limits the amount of investment credit exposure with any one institution.
The Company does not have material cash and cash equivalent balances with financial institutions that have below investment grade credit ratings and maintains short-term liquidity needs in high quality money market funds. As of September 29, 2018, the Company did not have balances (excluding money market funds) with individual financial institutions that exceeded 10% of the Company’s total cash and cash equivalents.
The Company’s trade receivables and financial investments do not represent a significant concentration of credit risk at September 29, 2018 due to the wide variety of customers and markets in which the Company’s products are sold, the dispersion of our customers across geographic areas and the diversification of the Company’s portfolio among financial institutions.

16	Derivative Instruments
The Company manages its exposure to various risks relating to its ongoing business operations according to a risk management policy. The primary risks managed with derivative instruments are interest rate risk and foreign exchange risk.
The Company’s derivative positions measured at fair value are summarized in the following tables:

	As of September 29, 2018
	Current Assets	Other Assets	Other Current Liabilities	Other Long- Term Liabilities
Derivatives designated as hedges
Foreign exchange	$166	$169	$(80)	$(39)
Interest rate	—	—	(329)	—
Other	13	2	—	—
Derivatives not designated as hedges
Foreign exchange	38	96	(95)	(60)
Interest Rate	—	—	—	(81)
Gross fair value of derivatives	217	267	(504)	(180)
Counterparty netting	(158)	(227)	254	131
Cash collateral (received)/paid	—	—	135	5
Net derivative positions	$59	$40	$(115)	$(44)

	As of September 30, 2017
	Current Assets	Other Assets	Other Current Liabilities	Other Long- Term Liabilities
Derivatives designated as hedges
Foreign exchange	$175	$190	$(192)	$(170)
Interest rate	—	10	(106)	—
Other	6	2	—	—
Derivatives not designated as hedges
Foreign exchange	38	—	(46)	(19)
Interest Rate	—	—	—	(16)
Gross fair value of derivatives	219	202	(344)	(205)
Counterparty netting	(142)	(190)	188	144
Cash collateral (received)/paid	(20)	(7)	19	—
Net derivative positions	$57	$5	$(137)	$(61)
Interest Rate Risk Management
The Company is exposed to the impact of interest rate changes primarily through its borrowing activities. The Company’s objective is to mitigate the impact of interest rate changes on earnings and cash flows and on the market value of its borrowings. In accordance with its policy, the Company targets its fixed-rate debt as a percentage of its net debt between a minimum and maximum percentage. The Company primarily uses pay-floating and pay-fixed interest rate swaps to facilitate its interest rate risk management activities.
The Company designates pay-floating interest rate swaps as fair value hedges of fixed-rate borrowings effectively converting fixed-rate borrowings to variable rate borrowings indexed to LIBOR. As of September 29, 2018 and September 30, 2017, the total notional amount of the Company’s pay-floating interest rate swaps was $7.6 billion and $8.2 billion, respectively. The following table summarizes adjustments related to fair value hedges included in “Interest expense, net” in the Consolidated Statements of Income.

	2018	2017	2016
Gain (loss) on interest rate swaps	$(230)	$(211)	$18
Gain (loss) on hedged borrowings	230	211	(18)
In addition, the Company realized net expense of $15 million during fiscal 2018 and net benefits of $35 million and $94 million for fiscal years 2017 and 2016, respectively, in “Interest expense, net” related to pay-floating interest rate swaps.
The Company may designate pay-fixed interest rate swaps as cash flow hedges of interest payments on floating-rate borrowings. Pay-fixed swaps effectively convert floating rate borrowings to fixed-rate borrowings. The unrealized gains or losses from these cash flow hedges are deferred in AOCI and recognized in interest expense as the interest payments occur. The Company did not have pay-fixed interest rate swaps that were designated as cash flow hedges of interest payments at September 29, 2018 or at September 30, 2017, and gains and losses related to pay-fixed swaps recognized in earnings for fiscal years 2018, 2017 and 2016 were not material.
To facilitate its interest rate risk management activities, the Company sold options in November 2016, October 2017 and April 2018 to enter into a future pay-floating interest rate swaps indexed to LIBOR for $2.0 billion in future borrowings. The fair values of these contracts were $81 million and $16 million at September 29, 2018 and September 30, 2017, respectively. The options are not designated as hedges and do not qualify for hedge accounting; accordingly, changes in their fair value are recorded in earnings.
Foreign Exchange Risk Management
The Company transacts business globally and is subject to risks associated with changing foreign currency exchange rates. The Company’s objective is to reduce earnings and cash flow fluctuations associated with foreign currency exchange rate changes, enabling management to focus on core business issues and challenges.
The Company enters into option and forward contracts that change in value as foreign currency exchange rates change to protect the value of its existing foreign currency assets, liabilities, firm commitments and forecasted but not firmly committed foreign currency transactions. In accordance with policy, the Company hedges its forecasted foreign currency transactions for periods generally not to exceed four years within an established minimum and maximum range of annual exposure. The gains and losses on these contracts offset changes in the U.S. dollar equivalent value of the related forecasted transaction, asset, liability or firm commitment. The principal currencies hedged are the euro, Japanese yen, Canadian dollar, Chinese yuan and British pound. Cross-currency swaps are used to effectively convert foreign currency-denominated borrowings into U.S. dollar denominated borrowings.
The Company designates foreign exchange forward and option contracts as cash flow hedges of firmly committed and forecasted foreign currency transactions. As of September 29, 2018 and September 30, 2017, the notional amounts of the Company’s net foreign exchange cash flow hedges were $6.2 billion and $6.3 billion, respectively. Mark-to-market gains and losses on these contracts are deferred in AOCI and are recognized in earnings when the hedged transactions occur, offsetting changes in the value of the foreign currency transactions. Gains and losses recognized related to ineffectiveness for fiscal years 2018, 2017 and 2016 were not material. Net deferred gains recorded in AOCI for contracts that will mature in the next twelve months totaled $92 million.
Foreign exchange risk management contracts with respect to foreign currency denominated assets and liabilities are not designated as hedges and do not qualify for hedge accounting. The notional amounts of these foreign exchange contracts at September 29, 2018 and September 30, 2017 were $3.3 billion and $3.6 billion, respectively. The following table summarizes the net foreign exchange gains or losses recognized on foreign currency denominated assets and liabilities and the net foreign exchange gains or losses on the foreign exchange contracts we entered into to mitigate our exposure with respect to foreign currency denominated assets and liabilities for fiscal years 2018, 2017 and 2016 by the corresponding line item in which they are recorded in the Consolidated Statements of Income:

	Costs and Expenses			Interest expense, net			Income Tax Expense
	2018	2017	2016	2018	2017	2016	2018	2017	2016
Net gains (losses) on foreign currency denominated assets and liabilities	$(146)	$105	$2	$39	$(13)	$(2)	$29	$3	$49
Net gains (losses) on foreign exchange risk management contracts not designated as hedges	104	(120)	(65)	(46)	11	—	(19)	24	(24)
Net gains (losses)	$(42)	$(15)	$(63)	$(7)	$(2)	$(2)	$10	$27	$25
Commodity Price Risk Management
The Company is subject to the volatility of commodities prices, and the Company designates certain commodity forward contracts as cash flow hedges of forecasted commodity purchases. Mark-to-market gains and losses on these contracts are deferred in AOCI and are recognized in earnings when the hedged transactions occur, offsetting changes in the value of commodity purchases. The notional amount of these commodities contracts at September 29, 2018 and September 30, 2017 and related gains or losses recognized in earnings were not material for fiscal years 2018, 2017 and 2016.
Risk Management – Other Derivatives Not Designated as Hedges
The Company enters into certain other risk management contracts that are not designated as hedges and do not qualify for hedge accounting. These contracts, which include certain swap contracts, are intended to offset economic exposures of the Company and are carried at market value with any changes in value recorded in earnings. The notional amount and fair value of these contracts at September 29, 2018 and September 30, 2017 were not material. The related gains or losses recognized in earnings were not material for fiscal years 2018, 2017 and 2016.
Contingent Features and Cash Collateral
The Company has master netting arrangements by counterparty with respect to certain derivative financial instrument contracts. The Company may be required to post collateral in the event that a net liability position with a counterparty exceeds limits defined by contract and that vary with the Company’s credit rating. In addition, these contracts may require a counterparty to post collateral to the Company in the event that a net receivable position with a counterparty exceeds limits defined by contract and that vary with the counterparty’s credit rating. If the Company’s or the counterparty’s credit ratings were to fall below investment grade, such counterparties or the Company would also have the right to terminate our derivative contracts, which could lead to a net payment to or from the Company for the aggregate net value by counterparty of our derivative contracts. The aggregate fair values of derivative instruments with credit-risk-related contingent features in a net liability position by counterparty were $299 million and $217 million at September 29, 2018 and September 30, 2017, respectively.

17	Restructuring and Impairment Charges
The Company recorded $33 million, $98 million and $156 million of restructuring and impairment charges in fiscal years 2018, 2017 and 2016, respectively. Charges in fiscal 2018 were due to severance costs. Charges in fiscal 2017 were due to severance costs and asset impairments. Charges in fiscal 2016 were due to asset impairments and severance and contract termination costs.

18	New Accounting Pronouncements
Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income
In February 2018, the Financial Accounting Standards Board (FASB) issued guidance as a result of the Tax Act to permit the reclassification of certain tax effects from AOCI to retained earnings. Current accounting guidance requires that adjustments to deferred tax assets and liabilities for changes in enacted tax rates be recorded through income from continuing operations even if the deferred taxes were originally established through comprehensive income. The new guidance allows companies to make a one-time election to reclassify the tax effects resulting from the Tax Act on items in AOCI to retained earnings. The new guidance is effective beginning with the first quarter of the Company’s 2020 fiscal year (with early adoption permitted). The guidance should be applied either retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized or as a cumulative adjustment in the first period of adoption.
Targeted Improvements to Accounting for Hedging Activities
In August 2017, the FASB issued guidance to improve certain aspects of the hedge accounting model including making more risk management strategies eligible for hedge accounting and simplifying the assessment of hedge effectiveness. The Company will adopt the standard in the first quarter of fiscal 2019. The adoption will not have a material impact on our consolidated financial statements as our historical hedging ineffectiveness has been immaterial.

Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost
In March 2017, the FASB issued guidance that requires presentation of the components of net periodic pension and postretirement benefit costs other than service costs, in an income statement line item outside of a subtotal of income from operations. The service cost component will continue to be presented in the same line items as other employee compensation costs. In addition, under the guidance only service costs are eligible for capitalization, for example, as part of a self-constructed fixed asset or a film production. The Company will adopt the standard in the first quarter of fiscal 2019. The adoption will not have a material impact on our consolidated financial statements. The guidance is required to be adopted retrospectively with respect to income statement presentation and prospectively for the capitalization requirement. See Note 10 for the amount of each component of net periodic pension and postretirement benefit costs we have reported historically. These amounts of net periodic pension and postretirement benefit costs are not necessarily indicative of amounts that may arise in future fiscal years.
Intra-Entity Transfers of Assets Other Than Inventory
In October 2016, the FASB issued guidance that requires recognition of the income tax consequences of an intra-entity transfer of an asset other than inventory when the transfer occurs instead of when the asset is ultimately sold to an outside party. The Company will adopt the standard in the first quarter of fiscal 2019. The adoption will not have a material impact on our consolidated financial statements. The guidance requires prospective adoption with a cumulative-effect adjustment to retained earnings at the beginning of fiscal 2019.
Leases
In February 2016, the FASB issued a new lease accounting standard, which requires the present value of committed operating lease payments to be recorded as right-of-use lease assets and lease liabilities on the balance sheet. The Company is currently assessing the impact of the new guidance on its financial statements. The standard can be adopted either as of the effective date without restating prior periods or retrospectively by restating prior periods. The guidance is effective at the beginning of the Company’s 2020 fiscal year (with early adoption permitted). As of September 29, 2018, the Company had an estimated $3.6 billion in undiscounted future minimum lease commitments.
Revenue from Contracts with Customers
In May 2014, the FASB issued guidance that replaces the existing accounting standards for revenue recognition with a single comprehensive five-step model, eliminating industry-specific accounting rules. The core principle is to recognize revenue upon the transfer of control of goods or services to customers at an amount that reflects the consideration expected to be received. Since its issuance, the FASB has amended several aspects of the new guidance, including provisions that address revenue recognition associated with the licensing of intellectual property. The new guidance, including the amendments, is effective at the beginning of the Company’s 2019 fiscal year.

We have reviewed our significant revenue streams and identified required changes to our revenue recognition policies. While not material, the more significant changes to the Company’s revenue recognition policies are in the following areas:

•	For television and film content licensing agreements with multiple availability windows with the same licensee, the Company will defer more revenues to future windows than is currently deferred.

•
For licenses of character images, brands and trademarks subject to minimum guaranteed license fees, we currently recognize the difference between the minimum guaranteed amount and actual royalties earned from licensee merchandise sales (“shortfalls”) at the end of the contract period. Under the new guidance, projected guarantee shortfalls will be recognized straight-line over the remaining license period once an expected shortfall is identified.

•
For licenses that include multiple television and film titles subject to minimum guaranteed license fees that are recoupable against the licensee’s aggregate underlying sales from all titles, the Company will allocate the minimum guaranteed license fee to each title and recognize the allocated license fee as revenue when the title is made available to the customer. License fees in excess of the allocated by-title minimum guarantee are deferred until the aggregate contractual minimum guarantee has been exceeded and thereafter recognized as earned based on the licensee’s underlying sales. Under current guidance, an upfront allocation of the minimum guarantee is not required as license fees are recognized as earned based on the licensee’s underlying sales with any shortfalls recognized at the end of the contract period.

•
For renewals or extensions of license agreements for television and film content, we will recognize revenue when the licensed content becomes available under the renewal or extension, instead of when the agreement is renewed or extended.

We have developed processes to capture the information necessary for the expanded disclosures required under the new guidance, and implemented updates needed to our internal controls to support our new revenue recognition policies and disclosure requirements.
The guidance may be adopted either by restating fiscal 2017 and 2018 to reflect the impact of the new guidance (full retrospective method) or by recording the impact of adoption as an adjustment to retained earnings at the beginning of fiscal 2019 (modified retrospective method). The Company will adopt the standard in the first quarter of fiscal 2019 using the modified retrospective method. The adoption will not have a material impact on our consolidated financial statements.
The Company’s equity method investees are considered private companies for purposes of applying the new guidance and are not required to adopt the new standard until fiscal years beginning after December 15, 2018. Our significant equity method investees have substantially completed their assessment of the impact of adopting the new standard on their financial statements. We currently do not expect any material impacts to the Company’s consolidated financial statements upon the investees’ adoption of the new guidance.

QUARTERLY FINANCIAL SUMMARY
(in millions, except per share data)

(unaudited)	Q1		Q2		Q3		Q4
2018
Revenues	$15,351		$14,548		$15,228		$14,307
Segment operating income (5)	3,986		4,237		4,189		3,277
Net income	4,473		3,115		3,059		2,419
Net income attributable to Disney	4,423		2,937		2,916		2,322
Earnings per share:
Diluted	$2.91	(1)	$1.95	(2)	$1.95	(3)	$1.55	(4)
Basic	2.93		1.95		1.96		1.56
2017
Revenues	$14,784		$13,336		$14,238		$12,779
Segment operating income (5)	3,956		3,996		4,011		2,812
Net income	2,488		2,539		2,474		1,865
Net income attributable to Disney	2,479		2,388		2,366		1,747
Earnings per share:
Diluted	$1.55		$1.50		$1.51	(3)	$1.13	(4)
Basic	1.56		1.51		1.51		1.14

(1)
Results for the first quarter of fiscal 2018 included an estimated net benefit from the Deferred Remeasurement, partially offset by the Deemed Repatriation Tax as a result of the Tax Act (Tax Act Estimate), which had a favorable impact of $1.00 on diluted earnings per share, and a gain from the sale of property rights, which had a favorable impact of $0.03 on diluted earnings per share. These favorable impacts were partially offset by restructuring and impairment charges, which had an adverse impact of $0.01 on diluted earnings per share.

(2)
Results for the second quarter of fiscal 2018 included a net benefit of updating prior-period Tax Act estimate, which had a favorable impact of $0.09 on diluted earnings per share, and proceeds from legal insurance recoveries, which had a favorable impact of $0.02 on diluted earnings per share. These favorable impacts were partially offset by restructuring and impairment charges, which had an adverse impact of $0.01 per diluted earnings per share.

(3)
Results for the third quarter of fiscal 2018 included a net benefit of updating prior-period Tax Act estimate, which had a favorable impact of $0.07 on diluted earnings per share. Results for the third quarter of fiscal 2017 included a charge, net of committed insurance recoveries, incurred in connection with the settlement of litigation, which had an adverse impact of $0.07 on diluted earnings per share.

(4)
Results for the fourth quarter of fiscal 2018 included a gain in connection with the sale of real estate, which had a favorable impact of $0.25 on diluted earnings per share, partially offset by equity investment impairments, which had an adverse impact of $0.11 per diluted earnings per share, and the impact of updating prior-period Tax Act estimate, which had an adverse impact of $0.06 per diluted earnings per share. Results for the fourth quarter of fiscal 2017 included a non-cash net gain in connection with the acquisition of a controlling interest in BAMTech, which had a favorable impact of $0.10 per diluted earnings per share, partially offset by restructuring and impairment charges, which had an adverse impact of $0.04 per diluted earnings per share.

(5)
Segment operating results reflect earnings before the corporate and unallocated shared expenses, restructuring and impairment charges, other income, net, interest expense, net, income taxes and noncontrolling interests.